Table of Contents

As filed with the Securities and Exchange Commission on April 11, 2019

Registration No. 333-226040

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

PRE-EFFECTIVE AMENDMENT NO. 9

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVISION SOLAR INTERNATIONAL, INC.

(Name of Registrant in its Charter)

Nevada	3674	26-1342810
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5660 Eastgate Dr., San Diego, California 92121

Telephone: (858) 799-4583

(Address and telephone number of principal executive offices)

Desmond Wheatley

Chief Executive Officer

5660 Eastgate Dr.

San Diego, California 92121

Telephone: (858) 799-4583

(Name, address and telephone number of agent for service)

Copies to:

Mark J. Richardson, Esq. Richardson & Associates 1453 Third Street Promenade, Suite 315 Santa Monica, California 90401 (310) 393-9992	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Jonathan H. Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	$11,500,000	$1,393.80
Common Stock included as part of the Units	Included with Units above	___
Warrants to purchase shares of Common Stock included as part of the Units (3)	Included with Units above	___
Representatives’ Warrant to purchase Common Stock (3)	___	___
Shares of Common Stock issuable upon exercise of the Warrants (4)(5)	$12,075,000	$1,463.49
Shares of Common Stock issuable upon exercise of Representatives’ Warrants (5)(6)	$632,500	$ 76.66
TOTAL	$24,207,500	$2,933.95 (7)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes Units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $12,075,000, or 105% of $11,500,000. There will be issued one warrant to purchase one share of common stock for every unit offered. The Warrants are exercisable at a per share price of 105% of the unit public offering price.

(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $632,500, or 110% of $575,000 (5% of $11,500,000). Assumes the full exercise of the underwriter’s over-allotment option.

(7)	Fees of $2,845.01 paid with previous filings.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 11, 2019

ENVISION SOLAR INTERNATIONAL, INC.

1,111,111 Units

Each Unit Consisting of

One Share of Common Stock (par value $0.001)

and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment public offering of 1,111,111 Units at an assumed offering price of $9.00 per unit, each Unit consisting of one share of common stock, $0.001 par value per share, and one warrant to purchase one share of common stock, of Envision Solar International, Inc., a Nevada corporation. Each warrant is immediately exercisable for one share of common stock at an exercise price of $9.45 per share (or 105% of the price of each share of common stock sold in the offering) and will expire five years from the date of issuance. The Units will not be certificated and the shares of common stock and the warrants comprising such Units are immediately separable and will be issued separately in this offering.

Our common stock is presently traded on the OTC-QB Market, operated by OTC Markets Group, under the symbol “EVSI.” We have applied to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “EVSI” and “EVSIW”, respectively. No assurance can be given that our application will be approved. On April 3, 2019, the last reported sales price for our common stock as quoted on the OTC-QB Market was $0.18 per share ($9.00 on a post reverse split basis). Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

The share and per share information in this prospectus reflects, other than in our Financial Statements and the Notes thereto, a proposed reverse stock split of the authorized and outstanding common stock of 1-for-50 to occur immediately following the effective date but prior to the closing of the offering.

In reviewing this prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 18 of this prospectus. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us before offering expenses (2)	$	$

(1)	Does not reflect additional compensation to the underwriters in the form of warrants to purchase up to 63,888 shares of common stock (assuming the over-allotment option is fully exercised) at an exercise price equal to 110% of the public offering price. We have also agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 115 of this prospectus for a description of these arrangements.

(2)	We estimate the total expenses of this offering will be approximately $507,934. Assumes no exercise of the over-allotment option we have granted to the Underwriters as described below.

We have granted the underwriters a 45-day option to purchase up to 166,666 additional shares of common stock and/or 166,666 warrants.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about _______, 2019.

Sole Book-Running Manager

Maxim Group LLC

Co-Manager

Joseph Gunnar & Co.

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You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Through and including ______, 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our ability to control or predict and that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Actual events or results may differ materially. Readers are cautioned not to place undue reliance on forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The following factors, among others, could cause our and our industry’s future results to differ materially from historical results or those anticipated:

•	adverse economic conditions;

•	potential fluctuation in quarterly results;

•	volatility or decline of our stock price;

•	the possibility we may be unable to manage our growth;

•	extensive competition;

•	loss of members of our senior management;

•	regulatory interpretations and changes;

•	our failure to earn revenues or profits;

•	inadequate capital and barriers to raising capital or to obtaining the financing needed to implement our business plans;

•	changes in demand for our products and services;

•	rapid and significant changes in technology and markets;

•	litigation with or legal claims and allegations by outside parties; and

•	insufficient revenues to cover operating costs.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” “Envision,” and “Company” refer to Envision Solar International, Inc. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

Company Overview

Envision Solar International, Inc., a Nevada corporation (hereinafter the “Company,” “us,” “we,” “our” or “Envision”) is a sustainable technology innovation company based in San Diego, California. Focusing on what we refer to as “Solar 3.0,” we invent, design, engineer, manufacture and sell solar powered products that enable vital and highly valuable services in locations where it is either too expensive or too impactful to connect to the utility grid, or where the requirements for electrical power are so important that grid failures, like blackouts, are intolerable. When competing with utilities or typical solar companies, we rely on our products’ ease of deployment, reliability, accessibility, and total cost of ownership, rather than producing the cheapest kilowatt hour with the help of subsidies.

Envision’s solar powered products and proprietary technology solutions target three markets that are experiencing significant growth with annual global spending in the billions of dollars:

•	electric vehicle charging infrastructure;

•	out of home advertising platforms; and

•	energy security and disaster preparedness.

The Company focuses on creating renewably energized, high-quality products for electric vehicle (“EV”) charging, outdoor media and branding, and energy security that are rapidly deployable and attractively designed.

We believe that there is a clear need for a rapidly deployable and highly scalable EV charging infrastructure, and that our EV ARC™ and Solar Tree® products fulfill that requirement. We are agnostic as to the EV charging service equipment (“EVSE”) and integrate best of breed solutions based upon our customer’s requirements. For example, our EV ARC™ and Solar Tree® products have been deployed with Chargepoint, Blink, Juice Box, Bosch, AeroVironment and other high quality EV charging solutions. We can make recommendations to customers or we can comply with their specifications and/or existing charger networks. EV ARC™ and Solar Tree® products replace the infrastructure required to support EV chargers, not the chargers themselves. We do not sell EV charging, rather we sell products which enable it.

We believe our chief differentiators are:

•	our ability to invent, design, engineer, and manufacture solar powered products which dramatically reduce the cost, time and complexity of the installation and operation of EV charging infrastructure and outdoor media platforms when compared to traditional, utility grid tied alternatives;

•	our products’ capability to operate during grid outages and to provide a source of emergency power rather than becoming inoperable during times of grid interruptions; and

•	our ability to create new, marketable and patentable inventions which are a complex integration of our own proprietary technology and parts, and other commonly available engineered components, creating further barriers to entry for our competition.

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The resulting products are built to have what we believe is the longest life expectancy in the industry while also delivering valuable amenities and potentially highly attractive revenue opportunities for our customers. Envision’s products are designed to deliver multiple layers of value such as: environmental impact free renewably energized EV charging; media, branding, and advertising platforms; sustainable and secure energy production; reduced carbon footprint; high visibility "green halo" branding; reduction of net operating costs through reduced utility bills; revenue creation opportunities through sales of digital out of home (“DOOH”) media; and sponsorship and naming rights. The Company sells its products to customers with requirements in one or more of the three verticals the Company addresses. Qualified customers can also lease our EV ARC™ products through leasing relationships we have developed. Envision’s products can qualify for various federal, state, and local financial incentives which can significantly reduce final out-of-pocket costs from our selling price for eligible customers. Currently, the main source of our revenue is from the sale of the patented EV ARC™ to government agencies and private enterprise.

Recent Events

•	On September 25, 2018, the Company entered into an amendment to the revolving convertible promissory note between the Company, the borrower, and SFE VCF, LLC, the lender. The amendment extended the term of the revolving note until December 31, 2019. There were no other changes to the note.
•	On October 16, 2018, a delegation from the Shanxi Energy and Traffic Investment Company, a Chinese State-Owned Enterprise, visited Envision’s factory to perform due diligence on the Company, its products and facilities, and to discuss moving forward with the negotiations on a definitive agreement for a new jointly owned company in China (NEWCO). At the end of a series of meetings, which took place throughout the day, the SETIC delegation reported to the Company that they were impressed with the Company, its products and facilities. They expressed their intention to return to Shanxi, China with a recommendation to proceed with the business relationship outlined in the LOI executed by Envision and SETIC in April 2018, and that they wish to accelerate the pace of negotiations and activities required to that end. Our subsequent meetings with SETIC in China in January 2019 continued the progress toward negotiating a definitive agreement for launching NEWCO.
•	On October 15, 2018, the European Patent Office issued a notice of intention to grant a patent directed to our EV ARC™ product in Europe (European Patent No. 13828020.1).
•	On October 4, 2018, Envision Solar announced that Alleghany College became the first community college in the US to select Envision’s EV ARC™ product for public EV charging.
•	On October 11, 2018, Envision Solar announced the delivery of EV ARC™ products to five state hospitals in California, marking the first adoption of the product by a state hospital group.
•	On October 22, 2018, Envision Solar received its first purchase order from the city of Fort Lauderdale, Florida.
•	On November 1, 2018, Envision Solar announced the first deliveries of EV ARC™ products to California’s Department of Fish and Wildlife.
•	Effective December 1, 2018, the maturity date of the $1.5M term note held by SFE VCF, LLC and payable by Envision was extended by mutual agreement to be the earlier of June 30, 2019 or the successful closing of this offering. There were on other changes to the note.
•	The Company is currently in the process of delivering thirty-four EV ARC™ units to New York City to complete an order received in the second half of 2018.

Product and Technology Overview

We currently produce and sell two categories of products: the patented EV ARC™ (Electric Vehicle Autonomous Renewable Charger) and the Solar Tree®. We have obtained patents directed to both of these product categories.

EV ARC™	Solar Tree®

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We have recently submitted patent applications directed to a third and fourth product category, the EV-Standard™ and the UAV ARC™ products. Both product categories are in late stage product development and engineering. All four product lines incorporate the same underlying technology and value, having a built-in renewable energy source in the form of attached solar panels and/or light wind generator, along with on-board battery storage. The EV ARC™ product is a permanent solution in a transportable format and the Solar Tree® product is a permanent solution in a fixed format. The EV-Standard™ is also fixed but uses an existing streetlamp’s foundation and grid connection. The UAV ARC™ is a permanent solution in a transportable format and will be used to charge drone (UAV) fleets. We believe that our series of products offer multiple layers of value to our customers while leveraging the same underlying technology and fabrication techniques and infrastructure that we use for all of our products. This enables us to reach a broad customer base with varied product offerings without maintaining the overhead normally associated with a diverse set of products.

EV ARC™ and Solar Tree® products can also be equipped to provide emergency power to users such as first responders during times of emergency or other grid failures. Because our products replenish their batteries every day, even during cloudy conditions, we believe that they are some of the most robust and reliable back-up energy sources available today. Several of our current government customers are ordering EV ARC™ units with our optional E Power panels integrated into the units. E Power is a series of secured power outlets with directed and primary energy access available to emergency responders or whoever our customers designate. This is a source of increased revenue for us and, we believe, a compelling additional value proposition for our products.

EV ARC™ and Solar Tree® products can be grid connected if the customer wishes. Our first utility customer connected its EV ARC™ units to the grid in 2015. The EV ARC™ products provide solar powered EV charging, but they also serve as grid stability tools. During times of low energy use the utility will charge the EV ARC™ on board batteries. During times of grid stress, the utility takes energy from EV ARC™ batteries thus reducing stress on their generation assets and grid infrastructure. We believe that “Grid Balancing” offers a potentially significant market opportunity for Envision’s products as electrical grids become increasingly unstable due to increased demand, aging infrastructure, extreme weather events or nefarious foreign or domestic actors. Experts from utilities such as San Diego Gas & Electric have told us that this is the case and that distributed storage is an important part of their future plans.

We believe these factors make our products a compelling value proposition to anyone who intends to install such devices. Our customers can deploy EV charging quickly, efficiently, and without digging up their parking lots. The positive carbon foot print is greater because our products use sunlight to charge the employees’ EVs and, we believe, the marketing and branding impact is far greater because the enterprise has a highly visible demonstration of its commitment to the environment.

Growth Strategy

We currently operate in three rapidly growing and underserved markets: EV charging infrastructure, outdoor media, and energy security. Our products are being used in 16 U.S. states, 70 municipalities, two countries outside the United States, and the U.S. Virgin Islands in the Caribbean. We believe that the products we produce have a global appeal and that we are only at a nascent period in the development of our sector. We believe we have a strategic growth plan in place that will enable us to increase our customer base and revenues while leading to increased profitability in the following manners:

•	Increased sales and marketing to educate our universe of potential customers. We have historically not invested in significant marketing activities and have only recently added a sales team. To date most of our sales have been made through word of mouth or management relationships. As a result of not having a large historical sales and marketing budget, only a small percentage of the potential prospective customers for our products are aware that we exist and the value that our products deliver. We have observed that we have a high conversion rate from prospects to customers when we are able to demonstrate the value of our products to those prospects. We believe that with increased investment in marketing and sales we will be able to reach a much larger audience of prospects who could benefit from our products, and that we should be able to maintain our high conversion rates from prospects to customers.

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•	Continue to expand our geographic footprint and customer base. Our products are being used in 16 U.S. states, 70 municipalities, two countries outside the United States, and the U.S. Virgin Islands in the Caribbean. We believe that investment in growing our geographical footprint both domestically through increased selling and marketing, and also internationally with a focus on Europe and Asia, will deliver significant growth opportunities. Our sales have been heavily focused on the U.S. coastal regions, specifically California and the Northeast. Our contract with the State of California was recently renewed for two more years with two more one-year options at the State’s election, for a potential total of four additional years. The scope of the contract expanded to include more of our products. The contract is mandatory for State governmental agencies in California seeking the solutions our products provide, and can be used by others such as county and municipal agencies at their option. The contract allows governmental agencies (and some non-governmental agencies such as universities) to issue purchase orders to us without having to go through any competitive process such as requests for proposals (RFP) or technical or other due diligence. The value of purchase orders anticipated by the State of California to be issued by government offices under this renewed contract is over $20 million. This amount is not binding. The State of California is not required to spend the amount estimated. In fact, the government agencies may spend more or less than the estimated amount depending on demand for our products. The California contract does not have a cancellation clause but we believe it can be terminated by nonrenewal or for cause. Furthermore, in studying the online published general conditions for these types of contracts, we note that they can be terminated for convenience, or for lack of funding, though we have no indication that this is likely. On September 10, 2018, the Company received a new $3,300,000 order from the City of New York for 50 EV ARC™ units for delivery in the fourth quarter of 2018 and the first half of 2019. The Company’s total contracted backlog as of December 31, 2018 is approximately $4,400,000 which the Company expects to convert to revenue in the first half of 2019. We observe that those U.S. coastal regions often lead where technology transitions are concerned, and we expect the rest of the U.S. to follow the coastal leads as is historically the norm. We believe that this will result in further geographic growth for our products domestically as well as with our international expansion.

•	We believe we have substantial manufacturing capacity for growth in our existing production facility. The Company’s manufacturing facility is purposely large enough to accommodate substantial growth, with capacity estimated to be several times the current production rate (management estimates up to 20 times the current production rate), based on management’s analysis of the floor space and size, equipment configuration, and the potential number, size and duration of working shifts. The Company currently runs one shift five days per week, and can produce 1.5 EV ARC™ units per day. Management believes that our facility is capable of producing up to five units per day.

•	Enhance our gross margins by focusing on increased sales, improved operating efficiencies and reduced cost of materials and production. Our gross profits are the profits we make after deducting the costs associated with manufacturing our products from the revenue we receive from our customers for those products. Our gross profits are impacted by cost contributions which fall into two categories:

1.	Variable costs
2.	Fixed costs

Variable costs include the cost of the direct raw materials, such as batteries, solar panels, electronics and steel, and direct labor associated with each product and as such vary in proportion to the volume of units we sell. When we sell more units our variable costs increase and when we sell less the opposite generally occurs.

Fixed costs are more or less constant at certain levels of sales and production, and include contributions such as rent, insurance and underutilized labor (assuming a fixed labor pool, underutilized labor costs decrease with increased unit volumes). The lower the volume of sales we make, the higher the contribution of fixed costs will be to each of those sales. Conversely, as we increase our sales volumes the contribution of fixed costs to each unit is decreased. Generally Accepted Accounting Principles (GAAP) require that, under “absorption costing”, a portion of our fixed costs is assigned to each unit of production. For example, if our fixed costs were $1M per year and we only sold one product during that year the fixed cost contribution for that product would be $1M and would be added to the variable cost to calculate our gross profits (or more likely, losses). If, on the other hand, we sold 100 units during the same period the fixed cost contribution for each product would be $10,000 per unit, or 1/100th of $1M, and, when added to our variable costs, would result in a far lower cost of goods sold (COGS) per unit and as a result a much improved gross profit. At a certain volume of unit sales, any manufacturing company should meet a fixed cost break-even point assuming their variable costs are less than the price they charge their customers for the products

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There are a variety of ways we can reduce our variable costs which include:

1.	Negotiation of better pricing from our vendors
2.	Improved timing of purchasing
3.	Improved efficiencies in our processes
4.	Product design improvements
5.	Insourcing of certain processes which are currently performed by outside providers (who endeavor to make a gross profit on the services they provide us)

We believe that there is really only one way to reduce per unit fixed costs as long as we continue to pursue our current strategy: increase unit sales volumes.

During the first three quarters of 2018, our fixed costs were, according to the guidance of GAAP, estimated by us to be approximately 18% of our revenues. We arrived at this percentage by estimating the number of units we anticipated delivering to our customers during the full year, using the best information available to us about our contracted backlog, and then allocating a proportionate share (based upon those estimates) of our fixed costs to each of the units we actually delivered during the first three quarters. If we had estimated that we would deliver twice as many similarly priced units, then our estimated fixed cost contribution would have been approximately half that amount, or around 9% of revenue, which would have improved our estimated gross profit by the same amount. If we had sold four times as many similarly priced units, then our fixed cost contributions would be around 4.5% of our revenue and so on. In each case, the more units we sell the less fixed costs are allocated to each unit because the fixed costs are shared among more units. Even if our variable costs per unit do not decline with increased volume (which we expect them to do), our total costs per unit should fall as we increase the number of units we sell. In fact, as a result of design and production delays caused by operating capital shortages, we delivered less units in 2018 than we had anticipated at the time we created our overhead allocation estimates. We recognized the resulting negative impact to our gross profits in the fourth quarter of 2018. The gross profits associated with the units which we failed to deliver in 2018 are now expected to be recognized in 2019.

According to GAAP, our variable direct costs per unit in 2018 have been as low as approximately 70% of our revenues, meaning that, excluding the fixed costs described above, our per unit gross profit has been as high as approximately 30% even in the lower volumes we have produced to date.

In prior years, we have generally reported gross losses because the combination of our fixed and variable costs resulted in COGS which were greater than the revenues we generated from the sale of our products. Please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operation beginning on page 37 and our financial statements beginning on page F-1 of this document for a full description of our consolidated financial results.

•	Measures we are taking to improve our gross profits. We are continually striving to increase our sales volumes and in 2018, our revenues were 336% higher than our 2017 results. We believe that this trend will continue and our backlog (approximately $4.4M at December 31, 2018, which the Company expects to convert to revenue in the first half of 2019) and pipeline (approximately $29M as of April 4, 2019 including the latest California Contract) combined with positive growth trends in demand in the markets in which we focus, inform that belief. Pipeline refers to the aggregate total dollar amounts associated with potential product sales to prospective customers who we believe are highly likely to buy our products but who have not yet issued a binding purchase order for such products. See “Industry Overview” in this prospectus.

We have assumed in the past, and continue to assume, that our sales will increase and will, as a result, reduce the impact of our per unit fixed cost contributions. For example, we believe that our factory and current staffing level is sufficiently large to allow for a capacity several times the current production rate without significant increases in fixed costs. We selected a factory of this size and staffing level (along with its fixed costs) because we believe that we will be able to grow our sales as the markets we address, such as electric vehicle (EV) charging, grow as further discussed in this document. We also believe that it is not unusual for manufacturing companies to have higher fixed cost contributions to their COGS in the early stages of market and product development. We anticipated this as we planned for growth with our current facilities, even though we understood that these higher fixed costs would negatively impact our gross profits in the early stages of our evolution.

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We also continue to strive to reduce our direct variable costs and we have observed that in many instances we have been successful in this area. For example, we have negotiated reduced pricing with our vendors of steel, solar panels, inverters, tracking gears and batteries which are the largest cost contributors to each of our products. We have also become more efficient in our fabrication processes which has reduced the direct unit labor hours associated with producing our products.

There are also market forces at work which, in the case of our most expensive components, are contributing to lower direct variable costs for our products. According to Forbes, battery prices have fallen from $1,000 per kWh in 2010 to $200 per kWh in 2017, and Forbes forecasts that prices will reach $100 per kWh by 2025. Forbes also forecasts that second life (used batteries which would still work on our products) will fall to $50 per kWh. We currently pay more than $300 per kWh and as such see significant opportunities for future reductions in our COGS as the price of batteries falls. Batteries currently make up approximately 24% of our COGS on an average EV ARC™ unit.

Solar modules have seen similar precipitous price declines. Bloomberg provides a benchmark monocrystaline module price of $0.37 per watt in 2017 down from $10.00 per watt in the early nineties. While we use more expensive modules than the Bloomberg benchmark (because they are higher quality and have a higher output efficiency), we have still benefited significantly during the last few years from the decrease in solar module pricing. We believe that we will see further reductions in cost per watt for the foreseeable future. Solar modules currently make up approximately 11% of our COGS on an average EV ARC™ unit.

We have observed that increased unit sales do not only reduce our fixed per unit costs but can also favorably impact our direct variable costs. For example, on October 1, 2018, we negotiated a reduction of approximately five percent on the price we pay for steel for our products. On the same day we negotiated a reduction of approximately three percent on the price that we pay for certain major electronic components that we integrate into our products. Our solar module vendor has informed us that our current increased purchasing should result in a further 4% reduction in the price that we pay for solar modules. These price reductions have not been driven by commodity pricing, rather, they are the result of our increased buying power with our vendors and in particular, the larger orders we are placing so that we can execute on our backlog which, as of December 31, 2018, is at approximately $4.4M  which the Company expects to convert to revenue in the first half of 2019. We have observed that we have been able to negotiate price reductions on other of the components and commodities which we integrate into our end products as a result of our increased buying power. We believe that there are further significant gains to be made in that area as our sales volumes increase.

We currently outsource the painting and coating of our products to a third party. We are aware that this third-party endeavors to earn a gross profit when selling paint and coating services to us. We also incur costs and disruptions transporting our products to and from the painting vendor’s facility. We believe that an investment in an improvement to our facility that would make it possible for us to paint and coat our own products could lead to 50% cost reductions related to those tasks and improved product flow, which might further reduce our COGS and increase our production capacity.

Our pricing strategies and our investments in fixed overheads such as our manufacturing facility have been driven by our belief that the demand for our products will increase as the markets on which we focus evolve, and we see an increase in unit sales as a result. We have not endeavored to cover all of our costs with the sale of a small number of units because we believe that the higher sales price might have priced our products out of the market. Our belief in the growth of our target markets and in our ability to continually reduce costs as we increase production volumes has led us to the decisions we have made around product pricing and investment in overhead. We believe that the growth in our sales and our historical ability to reduce direct variable costs, support our continuation of this strategy and that we can increase our gross profit margins to 50%, including fixed cost contributions, in the future. The management team encourages all members of our sales and operations teams to contribute continuously to these efforts.

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•	Increased leverage of outsourcing as our manufacturing process scales. We have invested in facilities to enable us to produce our products in-house. This strategy has enabled us to efficiently grow through our product development process while controlling and reducing costs. However, as our product development process matures and as we become experts on our manufacturing process, we believe that we will benefit by out sourcing the manufacturing of certain components of our products to manufacturing vendors. We believe that we will be able to cherry pick certain of our components for outsourced manufacturing, simultaneously reducing our costs and increasing our capacity. While we intend to continue in-house manufacturing for all new products, we anticipate a future when the manufacturing of our mature products is carried out by far larger and more efficient manufacturers at greater speed and lower cost.

•	Expansion of our recurring revenue business. As our business matures we will begin to expand the recurring revenue component of our business model through service and maintenance contracts, data gathering and sharing, outdoor media and branding, naming rights, and sponsorships of networks and products. Historically, we did not focus on service and maintenance contracts but rather focused on unit number growth. Many of our customers have indicated to us that they would be interested in acquiring service and maintenance contracts as well as extended warranties from us. We believe that as we grow our customer base we will have increasing opportunities to add recurring revenue through these services. We believe that our ability to gather and share data about the vehicles and other users of our products may become increasingly valuable as the markets we focus on, such as EV charging, mature. We are working with partners to create recurring revenue streams through sponsorship and naming rights for networks of our products.

•	Capture market share of the electrified personal and public transportation space, which is at a nascent phase. To date we have concentrated on fueling the revolution in sedan electrification, however, we believe that other modes of electrified transportation are growing rapidly. The expansion in the use of electric bicycles, scooters and motor scooters is evident in many large cities across the U.S., Asia and Europe. As more people rely on last mile solutions such as e-bikes and e-scooters, the requirements for charging infrastructure will proliferate. We are working with an electric bike and scooter manufacturer to bundle two wheeled electric modes of transport with our EV ARC™ product. We believe that sales of bundled solutions combining our products with others transportation solutions represents another significant growth opportunity. The growth in the use of electric buses is happening at a more rapid pace than that of EV sedans. We have already sold our Solar Tree® DC fast charging solution to the Fresno County Rural Transit Authority for use in the charging of their public buses. This will be our first such deployment but we believe that it will lead to significant opportunities in this rapidly growing space.

•	The network effect (IoT) will drive significant value from the data we collect. The units we produce communicate to our central facility, which creates a network effect. Units will be able to communicate with each other in the future. Each of our products sends data back to our central facility across a wireless network. The more units we have deployed the more data we will be able collect and the more we can learn about charging habits, EVs, traffic patterns and many other useful data sets. We believe that there will be significant value in this data in the future. For example, we believe that our outdoor media business segment will become more valuable as more units are deployed and communicating data about their individual usage. Our ability to communicate remotely with our media assets means that we will increasingly be able to change content on the units, perhaps in response to the individual users. As parcel delivery increasingly electrifies and the use of drones and package drop-off locations multiply, we believe that our portfolio of deployed assets, particularly UAV ARC™ units if and when they are deployed, will become increasingly valuable as a source of information as well as electricity for fueling and energizing network and physical assets, which will allow for branded “locker” facilities.

•	Continued expansion of our Outdoor Media Business unit. We believe that a significant opportunity for increased high margin, recurring revenue exists in this business unit as a result of new contract wins. In November 2017 we signed an agreement with Outfront Media (NYSE:OUT) to sell naming rights and sponsorship arrangements for networks of our products deployed across cities. The contract currently only specifies San Diego. The Company and Outfront Media are in discussions to expand it to other cities nationwide, although no definitive agreement or amendment has yet been made. We believe that we are progressing towards success with this initiative. We intend to retain title to future products deployed under this business model and believe that we will be able to capture significant and increasing levels of recurring revenue while maintaining ownership of the underlying assets. Although we have delivered a small number of our products with outdoor media platforms integrated to date, we believe there is significant room to expand this aspect of our business in a meaningful way.

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•	Develop and innovate new products while building a strong IP portfolio. The majority of our revenues come from sales of our EV ARC™ and our Solar Tree® products. Both products use the same underlying technology. We have also invented two new products: (i) EV Standard™, which is a renewable energy street lamp replacement EV charging infrastructure solution and (ii) UAV ARC™ or DCN™ – Drone Charging Network, a renewable energy drone recharging product. These products also use the same underlying technology, but incorporate additional innovations. Patent applications directed to the additional innovations in these products are pending. This will allow us to broaden our market appeal while not significantly increasing the requirements of our manufacturing lines. We believe this strategy will enable us to grow revenues more profitably through increased operating leverage. We intend to continue to research other areas in which we believe that our ability to deliver rapidly deployed, highly reliable and cost effective sources of renewable energy in a productized format are embraced by prospective customers, so that we can continue to invent and develop new products which we believe will bring value to our target audiences. We believe that with sufficient investment we will be able to bring new products to market and create significant and rapidly growing opportunities to generate more revenue.

Competitive Advantages

We believe our chief differentiators from our competitors are our ability to invent, design, engineer, and manufacture solar powered products which dramatically reduce the cost, time and complexity of the installation and operation of EV charging infrastructure and outdoor media platforms when compared to traditional, utility grid tied alternatives.

•	Rapid and impact free deployment of our products. We believe that our product’s capability to be installed on a customer’s premises in a matter of minutes rather than taking several months as competing products can is a strong competitive advantage.

•	Scalability. We believe that the global requirements for EV charging will be large and that consumer demand will grow faster than traditionally deployed infrastructure can serve. Our ability to mass produce and rapidly deploy large numbers of EV chargers with minor investments into our current facility will make our products highly scalable, which we view as a significant differentiator.

•	Lower total cost of ownership. We believe that our reliance on renewable energy sources such as solar and wind rather than utility provided electricity, combined with our low or no construction installation requirements, will make our products less expensive to own and operate in many instances.

•	Low environmental impact. The buying decisions of many of our customers are often driven by environmental and sustainability concerns as well as a desire to reduce the carbon impact that either exists today in many markets or is perceived by our customers to be an inevitability in the future. Because our products are renewably energized and require little or no installation, they have low environmental impact. They are also highly visible and convey an environmentally conscious image for our customers to their constituencies.

•	Unique operating capabilities of our products. We believe that our products’ capability to operate during grid outages and to provide a source of emergency power rather than becoming inoperable during times of emergency or other grid interruptions are significant differentiators from our competitors. Our products give our customers ultimate flexibility in a time of need while also providing operational efficiencies in normal operating conditions.

•	Strong patent portfolio to protect our products. Our ability to create new and patentable inventions which are marketable and a complex integration of our own proprietary technology and parts with other commonly available engineered components is a further barrier to entry for our competition. The resulting products are built to have the longest life expectancy in the industry while also delivering valuable amenities and potentially highly attractive revenue opportunities for our customers.

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•	Diversified product portfolio provides multiple verticals to monetize. Envision’s products are designed to deliver multiple layers of value. Those value propositions include impact-free, renewably-energized EV charging; media, branding, and advertising platforms; sustainable and secure energy production and storage; reduced carbon footprint; high visibility "green halo" branding; reduction of net operating costs through reduced utility bills; and revenue creation opportunities through sales of digital out of home (“DOOH”) media. The Company sells its products to customers with requirements in one or more of the three verticals it addresses. Qualified customers can also lease our EV ARC™ products through leasing relationships we have developed. Envision’s products can qualify for various federal, state, and local financial incentives which can significantly reduce final out-of-pocket costs from our selling price for eligible customers.

•	Manufacturing and operating efficiencies. We believe that the continuation of our strategy to create highly engineered, highly scalable products that are manufactured in-house and that are delivered complete or as a kit of parts to the customer site, and which require minimal planning, entitlement, or field labor activities, is further positioning us as a leader in the provision of unique and highly scalable solutions to the markets we target. Our products are complex but standardized, readily deployable and reduce the exposure of the Company and our customers to the risks and inherent margin erosion that are incumbent in field deployments.

Industry Overview

EV Charging. The global electric car stock surpassed two million vehicles in 2016 after crossing the one million threshold in 2015, and exceeded three million vehicles by November 2017. In the third quarter of 2018, the stock increased to four million. As the number of electric cars on the road has continued to increase, private and publicly accessible charging infrastructure has also continued to grow. In 2016, the annual growth rate of publicly available charging (72%) was higher than, but of a similar magnitude to, the electric car stock growth rate in the same year (60%).

According to Bloomberg, financial services firm Morgan Stanley has estimated that the world will need to spend $2.7 trillion on charging infrastructure to provide for the anticipated growth of EVs. Governor Brown of California has issued an executive order requiring the installation of 250,000 EV chargers by 2025. This equates to an average of approximately 36,000 charger installations per year. To date, the EV charging industry has installed a total of about 16,000 grid-tied EV chargers in California. In September 2018, Governor Brown issued a further executive order establishing a goal for California to be carbon neutral by 2045, meaning that all the electricity consumed in the state will have to come from renewable sources. We believe that the combination of these two executive orders will create an improved set of opportunities for us to sell our products. Many nations including the United Kingdom, Norway, Germany and France have announced total bans on internal combustion vehicle sales after specified dates, starting with Norway in 2025. China is considering similar bans and the National Development and Reform Commission of the Peoples Republic of China has recently called for the installation of 4.8 million chargers by 2020.

Autonomous vehicles (AVs) are receiving increasing press coverage and, significantly, increasing investment from national and international participants. On October 4, 2018 the Wall Street Journal reported that Honda will invest $2.75B in GM’s self-driving car unit, GM Cruise. Japan’s SoftBank Group has already invested $2.2B in GM Cruise. Ford has set up the Ford Autonomous Vehicle Unit, and Fiat Chrysler has joined a BMW led consortium which includes Intel and Mobileye with the aim of producing fully automated vehicles by 2021. Toyota announced in August that it would invest $500 million in Uber to jointly develop autonomous vehicles, and Google parent Alphabet continues to invest in Waymo. According to CB Insights there were 46 corporations developing autonomous vehicles as of September 2018.

While there are many approaches to evolving AVs, one constant is that in almost every case the vehicles themselves are or will be electric vehicles. An increase in the volume of electric AVs will mean a requirement for an increase in the availability of EV charging infrastructure which, we believe, further supports our business model.

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The global need for large numbers of highly scalable, rapidly deployable EV charging solutions is clear. We believe that our products uniquely satisfy this need and can meet the expected demand.

Outdoor Media. “Digital Out of Home Advertising” is the second fastest growing advertising medium, according to Magna. Double digit growth with billions of dollars per year in national and global spending make outdoor advertising an attractive opportunity. Industry veterans spend a good deal of time looking for the “new new” in advertising. They seek a solution that is environmentally friendly, cost effective, and most importantly, can make its way through the significant hurdles of permitting and zoning. We believe that our products are ideally suited to uniquely reduce many of the barriers to entry for outdoor advertising, and as such we believe that significant opportunities may present themselves to us as we continue to address this market.

Energy Security. According to insideenergy.org, the grid disruption database shows a marked increase in outages from 2000 through the first half of 2014. According to the Department of Energy, grid outages cost U.S. businesses approximately $200 billion each year, and lives have been lost due to power interruptions. Secure and reliable sources of electrical power are a strategic imperative, recognized by the U.S. military as representing one of our most significant vulnerabilities. Government and enterprise customers are investing in off-grid emergency power solutions such as diesel generators.

Our products provide a highly reliable source of energy that is not susceptible to grid interruptions. Because they generate and store all of their own energy, our products will continue to charge EVs and provide a secure source of emergency back-up power, even during grid outages and failures such as those caused by hurricanes, earthquakes, flooding or heavy snow, or by terrorists or those that could be perpetrated by nefarious nation states such as the utility grid hacking incidents described in recent articles in the Wall Street Journal.

Historical Milestones

Envision is steadily evolving as its products and their capabilities become more widely known. The following events in our history illustrate the Company’s progress since the beginning of 2017:

•	Chevrolet uses EV ARC™ to promote Bolt launch in January 2017.
•	Fresno becomes the first county to have an EV ARC™ in every major town in May 2017.
•	New York City awards multi-year, multi-million dollar contract to Envision in May 2017.
•	Outfront Media (NYSE:OUT) signs exclusive agreement to partner with Envision in November 2017.
•	First Solar Tree® DCFC order for electric buses in December 2017.
•	First military pilot with EV ARC™ in United States Marine Corps in March 2018.
•	Chinese patent for EV ARC™ issued in April 2018.
•	Google commences using EV ARC™’s at its facilities in June 2018.
•	California issues new multi-year contract to Envision for EV ARC™ in July 2018.
•	New York City issues largest purchase order to Envision to date for EV ARC™ in September 2018.

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Intellectual Property

Envision owns the registered trademark Solar Tree® structures. The Company has been issued five patents: one directed to Solar Tree ® structure (patent No. 7,705,277), one directed to EnvisionTrak™, a dual-synchronous tracking system for its solar products (patent No. 8,648,551), one directed to our EV ARC™ product (patent No. 9209648), one directed to Transformer ARC™ (patent No. 9,917,471), and one directed to our EV ARC™ product in China (Patent No. 201380042601.2). Additionally, on October 15, 2018, the European Patent Office issued a notice of intention to grant a patent for our EV ARC™ product in Europe (European Patent No. 13828020.1). Patent applications directed to our EV-Standard™ and UAV ARC™ products are currently patent-pending in the United States. Patent applications directed to our Transformer ARC™ product is patent pending in China.

Listing on the Nasdaq Capital Market

We have applied to and have been given conditional approval to list our common stock and warrants on The Nasdaq Capital Market (“NASDAQ”) under the symbols “EVSI” and “EVSIW”, respectively. Assuming the listing is confirmed, we expect to list our common stock and warrants on NASDAQ upon consummation of this offering, at which point our common stock will cease to be traded on the OTC-QB Market. No assurance can be given that our listing application will be approved. This offering will occur only if NASDAQ approves the listing of our common stock and warrants on NASDAQ. NASDAQ listing requirements include, among other things, a stock price threshold. As a result, we will need to take the necessary steps to meet NASDAQ listing requirements, including but not limited to a reverse split of our common stock. If NASDAQ does not approve the listing of our common stock and warrants, we will not proceed with this offering. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

Corporate Information

Our executive offices are located at 5660 Eastgate Dr., San Diego, California 92121 and our telephone number is (858) 799-4583. Our website address is www.envisionsolar.com. We have not incorporated by reference into this prospectus the information included on or linked from our website and you should not consider it to be part of this prospectus.

Principal Risks

We are subject to various risks discussed in detail under “Risk Factors,” which include risks related to the following:

•	an investment in us is speculative as we recently emerged from our late development stage;

•	we have sustained recurring losses since inception and have received a “going concern” qualification from our auditors;

•	we do not have sufficient capital to continue or expand our business unless we raise additional capital;

•	we face competition from larger competitors in the EV charging industry, although primarily from grid connected equipment suppliers, and competition may intensify in the future;

•	our revenue growth in 2018 is not necessarily indicative of our future results, although year over year revenue growth is strongly trending positive;

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•	our current revenue is concentrated from a small number of customers;

•	our business would be materially harmed if we fail to protect our patents, trademarks, tradenames and other intellectual property;

•	our plan to expand our marketing and sales with more resources, more products and more geographic markets may not succeed and may result in operating losses;

•	the loss of our chief executive officer or other key personnel would have a material adverse impact on us;

•	a financial crisis or global, national, or regional recession could have a material adverse impact on us;

•	failure to achieve our business performance expectations as reflected in forward-looking statements that may be made by us;

•	our consolidated financial condition and operating results may be materially adversely impacted by litigation and claims made against us that are not fully covered by insurance;

•	we may have liabilities that we are unable to pay;

•	we may experience higher operating costs and lower revenue than we expect;

•	interruptions in the provision of key supplies and services on which we rely could cause manufacturing and delivery delays;

•	inability to keep pace with rapid technological changes and innovation;

•	lower gasoline prices causing a decline in the demand and selling price for our products;

•	existing government regulations and changes to them in the future could have a material adverse effect on our operating results, financial condition and business performance;

•	general commercial and consumer demand for EV charging, outdoor media and energy security products may decline in the future;

•	potential dilution of the ownership of existing shareholders due to the issuance of new securities by us in the future;

•	rapid and significant changes to costs of raw materials due to government tariffs or other market factors;

•	our failure to maintain an effective system of internal financial controls;

•	volatility or decline of our stock price;

•	the planned reverse stock split of our authorized and outstanding common stock could cause our common stock market value to decline; and

•	we do not intend to declare or pay dividends on our common stock in the foreseeable future.

Please see the “Risk Factors” section commencing on page 18 for more information concerning the risks of investing in us.

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Summary of the Offering

Securities offered:	Units, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. Each warrant will have an exercise price of 105% of the public offering price of each unit, is exercisable immediately and will expire five years from the date of issuance.
Common Stock prior to Offering:	2,906,630 shares
Number of Warrants:	1,111,111
Number of Shares:	1,111,111
Warrant exercise price:	105% of the public offering price of each unit
Common stock outstanding after the offering:

4,017,741, not including the possible sale of over-allotment shares, if any. The number of shares of our common stock to be outstanding after the completion of this offering is based on 2,906,630 shares of our common stock outstanding as of December 31, 2018, adjusted to reflect a planned reverse stock split of the Company’s authorized, issued and outstanding common stock of one-for-50, and excludes the following, adjusted to reflect the planned reverse stock split:

•	296,411 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2018 with a weighted average exercise price per share of $11.50;
•	333,589 shares of common stock reserved for the future issuance of options under our 2011 Stock Option Plan;
•	134,359 shares of common stock issuable upon exercise of warrants as of December 31, 2018 with a weighted average exercise price per share of $8.50;
•	418,288 shares of common stock issuable upon the conversion of outstanding convertible promissory notes as of December 31, 2018; and
•	1,111,111 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering.

Underwriter’s Over-Allotment Option:

The Underwriting Agreement provides that we will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of shares of common stock and/or warrants to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments.

Use of proceeds:

We estimate that we will receive net proceeds of approximately 8,700,000 from our sale of Units in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to provide funding for the following purposes: to expand our business both domestically and internationally through an increase in our sales and marketing campaigns, to grow our sales team, improve product development and manufacturing efficiencies, repayment in full of the outstanding principal and interest on the $1,500,000 term loan and $750,000 bridge loan, plus an aggregate of approximately $319,000 on the outstanding balance of two convertible notes.

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Assumed Offering price:	$9.00 per Unit.
Trading symbol:

Our common stock is presently quoted on the OTC-QB Market under the symbol “EVSI”. We have applied to have our common stock and warrants listed on the NASDAQ Capital Market under the symbols “EVSI” and “EVSIW,” respectively.

Risk factors	Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 18 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.
Lock-up:	We and our directors, officers and principal stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting” section on page 115.

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Summary Consolidated Financial Information

The following summary consolidated statements of operations data for the years ended December 31, 2018 and 2017 have been derived from our consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our consolidated financial results in future periods. You should read the summary consolidated financial data in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Summary Statements of Operations Data

	For the Fiscal Years Ended December 31,
	2018	2017
Revenues:
Total Revenues	$6,162,402	$1,412,042
Total Cost of Revenues	$6,354,502	$1,884,793
Gross Profit (Loss)	$(192,100)	$(472,751)
Operating Expenses:
Total Operating Expenses	$2,337,446	$2,227,645
Total Other (Expense) Income	$(1,069,234)	$(340,234)
Tax Expense	–	$800
Net Loss	$(3,598,780)	$(3,041,430)
Net Loss Per Share
Basic and Diluted(1)	$(1.24)	$(1.19)
Weighted Average Number of Common Shares Outstanding
Basic and Diluted(1)	2,891,280	2,549,415

(1) Reflects planned 1 for 50 reverse stock split.

The following table presents consolidated balance sheet data as of December 31, 2018 on:

•	an actual basis;

•	a pro forma basis giving effect to the sale by us of 1,111,111 shares of common stock in this offering at an assumed public offering price of $9.00 per unit, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma information will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	December 31, 2018	December 31, 2018
Consolidated Balance Sheet Data:	Actual	Pro Forma(1) (Unaudited)
Cash	$244,024	$6,232,199
Working capital (deficit)	$(2,759,580)	$5,319,724
Total assets	$3,487,192	$9,475,367
Total liabilities	$5,967,871	$3,776,742
Total stockholders’ equity (deficit)	$(2,480,679)	$5,698,625

(1)	A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash and cash equivalents, working capital (deficit), total assets and total stockholders’ equity (deficit) by approximately $1,022,222 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this prospectus, before you decide whether to purchase our securities. If any of these actually occur, our business, financial condition or operating results could be adversely affected. The risks described below are not the only ones we face. Additional risks not currently known to us or that we currently do not deem material also may become important factors that may materially and adversely affect our business. The trading price of our securities could decline due to any of these described or additional risks and you could lose part or all of your investment.

Risks Relating to Our Business

Our Company recently emerged from its late development stage, which increases the risk of investment in our securities. This investment in us is speculative because the trend of increasing sales has only recently begun and may not be sustained. Funding is needed to expand our sales and marketing campaigns for current markets and to extend the business into new markets, such as China and Europe. We must also allocate capital, if available, to pay costs and liabilities until we achieve positive cash flow, of which there is no assurance. Historically, we have not been profitable and there is no assurance that the Company will be profitable in the future. The Company may not be able to successfully develop, manage, or market its products and services. Intense competition and. government regulation may hinder the Company’s performance. The Company is exposed to other risks inherent in its business.

We have sustained recurring losses since inception and expect to incur additional losses in the foreseeable future. We have received a “going concern” qualification from our auditors, which indicates that there are substantial risks to the Company continuing as a going concern. We were formed on June 12, 2006 and have reported annual net losses since inception. For our fiscal years ended December 31, 2018 and December 31, 2017, we experienced net losses of $3,598,780 and $3,041,430, respectively (reflects cash and noncash expenses under generally accepted accounting principles). Further, as of December 31, 2018, we had an accumulated deficit of $41,875,659 (reflects cash and noncash expenses under generally accepted accounting principles), a working capital deficit of $2,759,580, and a stockholder’s deficit of $2,480,679. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements included in this prospectus do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. In addition, we expect to incur additional losses in the future, and there can be no assurance that we will achieve profitability. Our future viability, profitability and growth depend upon our ability to raise capital and successfully operate and expand our operations. We cannot assure that any of our efforts will prove successful or that we will not continue to incur operating losses. These factors raise substantial doubt as to the Company’s ability to operate as a going concern.

We may need to raise additional capital or financing after this offering to continue to execute and expand our business. We expect that the net proceeds from this offering will be sufficient to sustain our operations for the foreseeable future, but we may need to raise additional capital after this offering to expand or if positive cash flow is not achieved and maintained. Our cash burn is approximately $198,000 a month and we expect that number to decrease as we increase sales and more gross profit goes to the bottom line. We estimate that we will achieve positive cash flow at $10M of revenue or 160 units of annual sales. We did $6.2M in 2018 and have $4.4M in backlog as of December 31, 2018 (which the Company expects to convert to revenue in the first half of 2019) and $27M in qualified pipeline for 2019 as of now. As of December 31, 2018, our available cash balance was $244,024. We may be required to pursue sources of additional capital through various means, including sale and leasing arrangements, and debt or equity financings. Any new securities that we may issue in future transactions to raise capital may be more favorable for our new investors than this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

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Our revenue growth in 2018 may not be indicative of our future results. Our revenues for the year ended December 31, 2018 were $6,162,402 compared to $1,412,042 for the same period in 2017. These revenues were primarily derived from the delivery of 90 EV ARC™ units during 2018, while in 2017, we delivered 20 EV ARC™ units and one ARC Mobility trailer. This significant increase in the number EV ARC™ units sold (and consequent significant increase in revenues) may not be indicative of our revenues for 2019 and future periods because thirty of these units were waiting for delivery by the end of 2017 but were delivered in January 2018, resulting in a disproportionate increase in revenues in the first quarter of 2018. As a result, you should not rely on our results for 2018 as an indication of our expected performance in 2019 or future periods, although year over year revenue growth is strongly trending positive.

Our revenues are concentrated in a small number of customers and they may decrease significantly if we were to lose one of these customers. One customer (i.e. the City of New York) generated 50% of our revenues in 2018 and two customers generated 40% of our revenue for the year ended December 31, 2017. Those customers were the City of New York and Caltrans (the transportation agency of the government of the State of California. The use of the contract is mandatory for State of California departments and is available for use by local government agencies) in 2017, and the City of New York in 2018. The purchase orders aggregate under single contracts, but we believe that the selling opportunities are far more varied than suggested by the revenues associated with those contracts because many different government departments are able to purchase our products through the contracts without having to go through lengthy and involved purchasing processes. According to representations made to us by the City of New York and the State of California, the contracts we have with both of them can in some cases be used by other states or government departments. We expect sales of our products to be among a more diversified customer base in the future, particularly as our successes in the 16 states in which we have already been deployed become more widely recognized. Nevertheless, this high concentration of revenues from a small number of clients creates a risk that our revenues may decrease substantially if we were to lose one of these customers. The State of California issued a new contract to us in July 2018 with an initial two-year term and two one-year options to renew at their election. On September 10, 2018, the City of New York gave us a new $3,300,000 order for 50 EV ARC™ units for delivery in the fourth quarter of 2018 and the first half of 2019. In the case of both contracts, while the purchase orders aggregate under single contracts, the products are being used by a diverse group of government agencies including Departments of Transportation, Police Department, Fire Department, Department of Education, Department of Design and Construction, Office of Emergency Management, Department of Parks and Recreation, and others, according to government officials. There can be no assurances that current two main customers (the City of New York and the State of California), or any current or future customer, will continue to purchase our products in the future.

Our revenue growth depends on consumers’ willingness to adopt electric vehicles. Our growth is highly dependent upon the adoption of electric vehicles (“EV”), and we are subject to a risk of any reduced demand for EVs. If the market for EVs does not gain broad market acceptance or develops more slowly than we expect, our business, prospects, financial condition and operating results may be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers, and changing consumer demands and behaviors. Factors that may influence the purchase and use of alternative fuel vehicles, and specifically EVs, include:

•	perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs;

•	the limited range over which EVs may be driven on a single battery charge and concerns about running out of power without access to sufficient charging infrastructure;

•	improvements in the fuel economy of the internal combustion engine;

•	the environmental consciousness of consumers;

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•	volatility in the cost of oil and gasoline;

•	consumers’ perceptions of the dependency of the U.S. on oil from unstable or hostile countries and the impact of international conflicts;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations and consumers’ perceptions about convenience and cost to charge an EV; and

•	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles.

The influence of any of these factors may negatively impact the widespread consumer adoption of EVs, which could materially adversely affect our business, operating results, financial condition and prospects.

We face intense competition, and many of our competitors have substantially greater resources than we do. Competition in the solar renewable energy and EV charging industries is intense, and competition is fragmented among a wide variety of entities. We operate in a highly competitive environment that is characterized by price fluctuations and rapid technological change. While we were the only respondents to recent requests for EV charger proposals (RFPs) by the State of California and New York City, and won those contracts, nevertheless, we compete with major international and domestic companies. Our major competitors include numerous regional players, and other companies similar to us located in our operating markets. Our competitors often have greater market recognition and substantially greater resources than we do. Competition for RFPs, and in our market in general, may intensify in the future. Competitors may develop products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales, marketing, manufacturing, distribution, technical and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than we can. Some of our competitors own, partner with, or have longer or stronger relationships with, solar cell or other component providers, which could result in them being able to obtain components on a more favorable basis than we can. New competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. We may in the future compete for potential customers with providers, which have products similar to ours. In addition, we may face competition from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins, or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

The solar energy industry and in particular, as it is utilized for EV charging, is an emerging market that is constantly evolving and may not develop to the size or at the rate we expect. The solar energy industry, especially as it applies to EV charging, is an emerging and constantly evolving market opportunity. We believe the industry will take several years to fully develop and mature, and we cannot be certain that the market will grow at the rate we expect. Any future growth of the solar energy market in general, and for EV charging in particular, and the success of our products depend on many factors beyond our control. These factors include without limitation recognition and acceptance of EVs and EV charging products by customers and users, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives and our ability to provide our product offerings cost-effectively. If the markets for EV charging do not develop at the rate we expect, our business may be adversely affected.

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Tariffs imposed pursuant to Section 201 of the Trade Act of 1974 could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows. We currently only use SunPower modules for our products. In April 2018, SunPower acquired SolarWorld, one of the petitioners in the Section 201 trade case that led to the new tariffs referred to below, and a company which is, as such, exempt from those tariffs. Sunpower also garners an exemption for the tariffs because of the unique nature of its modules. We do not buy or use, nor do we intend to buy or use, any of the targeted modules. Since we currently only purchase SunPower modules for our products and which modules are exempt from the tariffs described, we are not currently affected by those tariffs, although there can be no assurance that we may not be affected by any future tariffs on SunPower products or otherwise. On January 23, 2018, the President of the United States issued Proclamation 9693, which approved recommendations to impose safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the U.S. International Trade Commission (the “International Trade Commission”).

It is possible that tariffs may increase the costs and restrict the supply of certain of our components, causing us harm. In the near term, uncertainty surrounding the potential implications of the tariffs imposed on the U.S. solar market, and whether specific products may be excluded, may cause market volatility, price fluctuations, supply shortages, and project delays. In addition, the imposition of tariffs is likely to result in a wide range of impacts on the targeted U.S. industries and the global market in general. Such tariffs, if our products or the parts we use to manufacture our products are ultimately determined to be subject to them, could result in significant additional costs to us. If we elected to pass such increase in costs on to our customers, they could cause a significant reduction in demand for our products. We currently have no plans to use modules which are subject to tariffs.

Existing regulations and policies and changes to them may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services. The market for electric generation products is heavily influenced by federal, state and local government laws, regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies adopted by electric utilities. Changes that make solar power less competitive with other power sources could result in a significant reduction in the demand for our products. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. While all of our products are designed to operate without a requirement to connect to the grid, we anticipate that any of our grid connected products and their installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations involving construction, safety, environmental protection, utility interconnection, metering, trade, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. In addition, the U.S., European Union and Chinese governments, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our products and adversely affect our cost reduction strategy, which could harm our results of operations and financial condition. Any new regulations or policies pertaining to our products may result in significant additional expenses to us, which could cause a significant reduction in demand for our solar power products.

In high demand locations, the use of our products could exhaust their electricity supply on particular days, even with our storage batteries. Our solar products create electricity and store it during daylight hours. While this process has generally been effective to meet daily EV charging and energy storage demand, it is possible that heavy charging could cause a power draw exceeding the onboard electricity generation and storage capacity. In such instances, except for our grid-connected products, the EV charger would have to recharge through solar energy replenishment or other direct outside charge before EV charging could resume.

Developments in alternative technologies or improvements in distributed solar energy generation may have a material adverse effect on demand for our offerings. Significant developments in alternative technologies, such as advances in other forms of distributed solar power generation, storage solutions, such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production, transmission and distribution, may have a material adverse effect on our business and prospects. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

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Defects or performance problems in our products could result in loss of customers, reputational damage, and decreased revenue, and we may face warranty, indemnity, and product liability claims arising from defective products. Although our products meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects, or poor performance in our products could result in the replacement or recall of our products, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our engineering personnel from our product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, and results of operations. Defective components may also give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. We offer a one-year limited warranty for our EV ARC™ and a one-year limited warranty for our SolarTree®. Our limited warranties cover defects in materials and workmanship of our products under normal use and service conditions. As a result, we bear the risk of warranty claims long after we have sold products and recognized revenue. Our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. As a result, the warranty costs could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition.

We may be subject to product liability claims. If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

If we are unable to keep up with advances in EV technology, we may suffer a decline in our competitive position. The EV industry is characterized by rapid technological change. We do not manufacture the EV service equipment (EVSE) which connects to the EV, rather, we deliver power to other vendors’ EVSE products. As such, we believe that we are less prone to impacts caused by changes in EV technology. Nevertheless, if we are unable to keep up with changes in EV technology or the costs associated with such changes, our competitive position may deteriorate which would materially and adversely affect our business, prospects, operating results and financial condition. As technologies change, we plan to upgrade or adapt our EV products in order to continue to provide EV charging services with the latest technology.

If a third party asserts that we are infringing upon its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be harmed. The EV and EV charging industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets. Although we are not presently aware of any current, noticed or threatened third party intellectual property rights claims against the Company or any challenges to the validity or enforceability of our patents or trademarks, there is a risk that the Company could face third party intellectual rights claims against its products and challenges to the validity or enforceability of its products and trademarks in the future. Third party intellectual property infringement claims against us and challenges to the validity or enforceability of our intellectual property rights could harm our relationships with our customers, may deter future customers from subscribing to our services or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results. Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination with regard to the infringement of third party intellectual property rights also could prevent us from offering our patents and services to our customers and may require that we procure or develop substitute services that do not infringe. With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.

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The success of our business depends in large part on our ability to protect and enforce our intellectual property rights. We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. We cannot assure you, however, that we will be successful in obtaining these patents, service marks or trademarks, or that these applications will not be challenged, that others will not attempt to infringe upon our rights, or that these filings will afford us adequate protection or competitive advantages. We cannot assure you that any patents will be granted with respect to our pending patent applications in a manner that gives us the protection that we seek, if at all, or that future patents that may be issued to us will not be challenged, invalidated or circumvented. Our patents and any patents that may be issued to us in the future may not provide sufficiently broad protection or they may not be enforceable in actions against alleged infringers. We cannot assure you that any future service or trademark registrations will be issued to us or that any registered service or trademarks will be enforceable or provide adequate protection of our proprietary rights. We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers, but we cannot be sure these actions will be successful, even when our rights have been violated. Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are sold. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in EV-related industries are uncertain and still evolving. If we are unable to protect our rights to our intellectual property or if such property infringes on the rights of others, our business could be materially adversely affected. We cannot ensure that our intellectual property will afford us any protection or competitive advantages.

Our profitability depends, in part, on our success and brand recognition and we could lose our competitive advantage if we are not able to protect our trademarks and patents against infringement, and any related litigation could be time-consuming and costly. We believe our brand has gained substantial recognition within multiple markets and will continue to expand. We have registered the “Solar Tree” trademark with the United States Patent and Trademark Office. Use of our trademarks or similar trademarks by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademarks and patents against infringement could be time consuming and costly. There is also the risk that our technologies and products could be legally challenged as infringing on another party’s proprietary or patent rights, causing us to incur substantial expense and possible licensing fees.

Our expansion strategy has inherent risks. Although management believes that pursuing the Company’s growth strategy is in the best interests of the Company, such strategy involves substantial expenditures and risks to the Company. There can be no assurance that any business acquisitions or strategic partnerships will be completed successfully or, if completed, will yield the expected benefits to the Company, or will not materially and adversely affect the Company’s business, financial condition or results of operations. The execution of plans to exploit intended expansion opportunities through business acquisitions, joint ventures, shareholder agreements or otherwise, could result in operating losses and the write down of goodwill, which would increase the Company’s losses or reduce or eliminate its earnings, if any.

The success of our business depends on the continuing contributions of Desmond Wheatley and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel. We rely heavily on the services of Desmond Wheatley, our chairman and chief executive officer, as well as other management personnel. Loss of the services of any such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors. Our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies. Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for our products expand. We cannot assure that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

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We are exposed to risks associated with a potential financial crisis and weaker global economy, which increase the uncertainty of financing and the risk of non-payment from customers. The tightening of monetary policy in the U.S., rise of interest rates in the credit markets, potential turmoil in the financial markets, and a potentially weakened global economy would contribute to slowdowns in the renewable energy industry, which may worsen if these economic conditions are prolonged or deteriorate further. The market for the installation of our products depends largely on commercial and government capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to delay, cancel, or refrain from placing orders, which may reduce our sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional financing and tax-incentive based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for us. Further, these conditions and uncertainty about future economic conditions make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition and results of operations may be materially and adversely affected.

We are exposed to various possible claims and hazards relating to our business, and our insurance may not fully protect us. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if one or more of our other products are deemed to have caused a personal injury. Should uninsured losses occur, they would have a material adverse effect on our operating results, financial condition, and business performance.

We may face litigation in the future. As a manufacturer and seller of goods, we are exposed to the risk of litigation for a variety of reasons in addition to reasons relating to intellectual property rights, including product liability lawsuits, employee lawsuits, commercial contract disputes, government enforcement actions, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We may incur liabilities which we are unable to pay. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by Envision. We cannot assure that we will not incur more debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. Our existing revolving purchase order financing facility has lender review and renewal rights every 300 days. The lender has the right to terminate the facility on each of these reviews, for any reason, or the lender may convert the outstanding balance of the loan into shares of our common stock. The loss of this facility would have a material adverse effect on our operating results, financial condition and business performance, if we are not successful with this offering or other fund raising efforts. The outstanding principal and accrued interest balance on the purchase order revolving financing facility is $972,909 as of December 31, 2018, and the total principal and accrued interest balance for all debt outstanding for borrowed funds is 3,917,751as of that date. We entered into an amendment with the lender of our purchase order financing facility to extend the maturity date of that loan to December 31, 2019. We also recently extended the maturity date of the convertible notes payable to Pegasus and John Evey to December 31, 2019 and July 1, 2019, respectively. Pegasus is our former landlord and John Evey is a former director of the Company. Effective December 1, 2018, we entered into an extension agreement with SFE VCF, LLC pursuant to which the maturity date of the term loan was extended until the earlier to occur of (i) June 30, 2019, or (ii) the successful closing of this offering. The Company and the lender had a forbearance understanding while they completed the extension agreement for the term loan. The Company is currently working on a refinance of the term loan from new lenders. On August 27, 2018, we obtained a bridge loan for $750,000 from an unaffiliated lender having a maturity date of February 28, 2019. The bridge loan bears simple interest at the rate of 10% per annum, and principal is repayable at 105% if prepaid on or before November 28, 2018, at 115% of such amount if paid on or before the maturity date of the Note, and if the original principal amount is paid after the maturity date, the outstanding balance of the note is increased to 110% of such balance. Effective February 28, 2019, the bridge lender made a forbearance agreement with us which is currently in place while we discuss an extension of this loan’s maturity date, or the loan is sooner repaid. There is no assurance that the Company will be successful in closing the refinancing of the $1,500,000 term loan, or that we will be able to repay or refinance any of our other loans when due. We may default on them or other liabilities. We cannot ensure that we will be able to pay our liabilities, that we will successfully extend their maturity dates, if necessary, or that we will not experience a default on our indebtedness.

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The costs incurred by us to develop and manufacture our products may be higher than anticipated which could hurt our ability to earn a profit. We may incur substantial cost overruns in the development, manufacture, and distribution of products. Unanticipated costs may force us to obtain additional capital or financing from other sources and would hinder our ability to earn a profit. If we incur cost overruns, there is no assurance that we could obtain the financing or capital to cover them. If a greater investment in the business is required because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in Envision is diminished.

Our failure to meet our financial obligations could subject our business to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to materialmen’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

There is no assurance that our letters of intent and teaming agreements with third parties will result in definitive transactions. We have in the past and may in the future enter into letters of intent and teaming agreements with other strategic customers or partners. We cannot assure that we will enter into definitive sales agreements, make any sales, conduct any business, or earn any revenue or profits under such letters of intent or teaming agreements with third parties.

The equipment comprising our products currently charge at rates that are comparable to the average charging speed of competitors, but that may change in the future. Our standard EV ARC™ as a stand-alone does not provide a DC Fast Charge, rather, it charges EVs at a Level II pace which is consistent with the majority of installed EV chargers in the U.S. To date, we have found that since most EV trips are relatively short and local, the standard EV ARC™ has satisfied consumer demand. Our EV ARC™ HP DC Fast Charging Electric Vehicle Autonomous Renewable Charger can provide a DC Fast Charge, so we believe we can compete in that market. Nevertheless, the demand for faster EV charging may increase in the future, requiring us to adjust our marketing and sales strategies. There is no assurance that our equipment will remain competitive in the market in the future, causing possible customer complaints and claims, and the loss of sales in the future.

Our Company depends on key suppliers and outside contractors. The Company depends on key suppliers and outside contractors, such as our solar panel suppliers who manufacture them in Mexico and the Philippines (these suppliers moved their manufacturing locations to their factories in Mexico and the Philippines from their original factory locations in California and Malaysia), whose failure to perform could hinder our ability to operate profitably and have a material adverse impact on our operating results, financial condition, and business performance. We source important components from a variety of suppliers in the United States, Germany and Mexico. We license certain computer software from third parties, including our proprietary EnvisionTrak™ solar panel tracking system. We do not own that software. While we believe that we can secure substitute suppliers for our components, it could be expensive and time consuming to replace any of them if we had to do so, especially for important computer software.

We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers. The industries in which we operate are subject to constant technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

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Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of our products, which may significantly reduce demand for our products. Installation of a small number of our products is subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. In particular, our new EV Standard™ product, designed to provide curbside EV charging through existing or newly installed street lampposts owned by municipalities and utilities, will require close cooperation with, and supervision by, local government agencies. We attempt to keep up-to-date about these requirements on a national, state, and local level, and must design systems to comply with varying standards. Certain cities may have ordinances that increase the cost of installation of our products. In addition, new government regulations or utility policies pertaining to power systems are unpredictable and may result in significant additional expenses or delays in the installation of our grid-connected products and, as a result, could cause a significant reduction in demand, especially for our EV Standard™ product.

Our media branding and advertising strategy may not result in a profitable operation of that segment of our business. We are able to equip our EV ARC™ and Solar Tree® platforms with digital advertising screens with content that can be controlled directly and in some cases remotely. We may also sell other forms of media across our product platforms, such as naming rights or sponsorship deals, as well as traditional fixed media. There is no assurance that the revenue model crafted for this capability will be successful or profitable or will not result in operating losses or rejection by government regulators or consumers. Sponsors and advertisers for the service may not materialize or be willing to pay the rates sought by us or our customers.

Our business is impacted by the availability to our customers of rebates, tax credits and other financial incentives, the reduction, elimination or uncertainty of which would reduce the demand for our products. Many states offer substantial incentives to offset the cost of solar power systems, battery storage systems and EV charging infrastructure. These incentives can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the federal government currently offers a 30% tax credit for the installation of solar power systems and associated energy storage systems. Effective in 2009 and currently, the federal tax credit is 30% for commercial and residential installations. Businesses may also elect to accelerate the depreciation on their systems in the first year of ownership. Uncertainty about the introduction of, reduction in, or elimination of such incentives, or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to some of our customers, resulting in significant reductions in demand for our products from non-governmental customers, which would negatively impact our sales.

Our business strategy may depend on the widespread adoption of solar power and EV charging technology. The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we could be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness and efficiency of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of governmental subsidies and incentives.

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Compliance with new and existing environmental laws and rules is required. Compliance with new and existing environmental laws and rules could significantly increase construction and start-up costs for our customers, deterring customers from purchasing a small sub set of our products and services. To install Envision’s Solar Tree® products, our customers may be required to obtain and comply with a number of permitting requirements. As a condition of granting necessary permits, regulators could make demands that increase our customers’ expected costs of construction and operations, in which case they may delay or cancel delivery of certain sub-sets of our products. Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of a customer’s project. If this occurs, it could require a customer to spend additional resources to remedy the issues and may delay or prevent construction or operation of the project. This is why we have focused on the development of autonomous infrastructure products which do not require construction for their deployment.

The success of our sales is dependent upon a continued need for renewable energy. The topic of alternative fuels has retained a significant status in the consciousness of the American people, but interest in developing and utilizing alternative fuels could wane unexpectedly at any time. If such interest were lost or if the demand for alternative fuels were to decrease substantially, the Company could encounter problems generating sufficient revenue to achieve or sustain profitability or meet its working capital requirements.

The success of our product offering may in some instances require the availability of locations provided by municipalities or private owners of real estate. Our ability to sell branding opportunities or licenses could be highly dependent on the availability of real estate to locate our product, or municipal approval for visible branding. We cannot assure that these rights will be available to us in the future, or will be available on terms acceptable to us. The lack of availability of these rights could have a material adverse effect on our results of operations and financial condition in our media business unit. We may operate part of our business in which leasing or licensing agreements with venues or municipalities are necessary, so the long-term success of this aspect of our business could depend upon our ability to initiate such agreements and to renew these agreements upon their termination. We cannot assure that we will be able to renew these agreements on acceptable terms or at all, or that we will be able to obtain attractive agreements with substitute venues.

Risks Relating to our Organization and our Common Stock

The Company was formerly a shell company in 2010 that did not have operations, but has consistently been operating and in compliance with its SEC reporting requirements since the first quarter of 2010. Because we merged with a non-operating shell company in 2010, our stock that is not registered with the SEC (i.e. not the securities covered in this prospectus) may become subject to certain additional restrictions if we fail in the future to stay current in our reporting requirements with the SEC. As of December 31, 2018, we are current with all of our SEC reporting requirements. In the event our common stock becomes restricted due to noncompliance, the market for our common stock will be adversely affected and the market price for our common stock could decline significantly.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock. Management recognizes that we lack certain personnel, physical infrastructure, IT systems, such as a sophisticated accounting system, and documented processes to ensure that we report our financial results accurately and prevent any opportunity for fraud. As part of our efforts to comply with Section 404 of the Sarbanes-Oxley Act, we regularly discuss and evaluate our systems and procedures so that we can identify areas of weakness and possible remedies for those weaknesses. While we firmly believe that the limited resources we have committed to this area has been appropriate during our early stages of growth, and that we have, in fact, reported our financial results accurately without instances of fraud, we recognize that we will need to invest in improved infrastructure and processes to fully achieve the industry standards which have developed under Section 404. We will need to hire additional personnel for accounting, internal controls and other finance responsibilities in order to develop and implement appropriate internal controls and reporting procedures, especially as we grow. We will also have to upgrade our accounting and inventory systems and possibly elements of our IT infrastructure. We recognize that effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we will not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. In addition, if we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and may adversely affect any market for, and the liquidity of, our common stock. As of December 31, 2018 and during prior periods, as disclosed in our quarterly and annual reports, we do not have an effective system of internal controls which we believe to be adequate to fully comply with the commonly accepted best practices required by Section 404 of the Sarbanes Oxley Act, however, we are aware of the material weaknesses which exist and we are planning to remedy them as soon as we have the financial resources to do so. We intend to invest a portion of the funds raised from this public offering towards those efforts.

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Public company compliance may make it more difficult for us to attract and retain officers and directors. The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to contribute to our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our shares of common stock are thinly traded, the price may not reflect our value and there is no assurance that there will be an active market for our shares of common stock either now or in the future. Our shares of common stock are thinly traded, and the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to increase awareness of our Company with investors. We cannot assure that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for loans.

Our stock price may be volatile. The public market trading price of our common stock is likely to be highly volatile, may decline, and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock privately or in the public market, by us or by other shareholders;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	adverse regulatory developments;

•	adverse economic and other external factors;

•	additional dilution of ownership because of the issuance of new securities by us, and period-to-period fluctuations in our financial condition or operating results.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The one-for-50 reverse stock split could cause our stock price to decline relative to its value before the split. We plan to effect a one-for-50 reverse stock split of our authorized, issued and outstanding common stock immediately following the effectiveness but prior to the closing of this offering in order to achieve a sufficient increase in our stock price to enable us to qualify for listing on the NASDAQ Capital Market (the “NASDAQ”). There is no assurance that that the reverse split will not cause an actual decline in the value of our outstanding common stock.

We may not pay dividends in the future. Any return on investment may be limited to the value of our common stock. We do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, and other business and economic factors affecting us at such time as our board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and contributing to the growth of the Company. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline. If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, or issued upon the exercise of outstanding options or warrants, the market price of our common stock could decline because of or in anticipation of the selling pressure. The existence of anticipated sales, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Nevada law. Our Bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

Our Articles and Bylaws may be amended by the affirmative vote of a majority of our shareholders. Under the Nevada General Corporations Law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the articles require the vote of a larger percentage of shares. Our Articles of Incorporation, as amended, do not require the vote of a larger percentage of shares. As permitted under the Nevada General Corporations Law, our Bylaws give our board of directors the power to adopt, amend, or repeal our Bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our Bylaws.

We have applied for listing of our common stock on the NASDAQ Capital Market in connection with this offering. We expect that our common stock will be eligible to be quoted on the NASDAQ Capital Market. For our common stock to be so listed, we must meet the current NASDAQ Capital Market listing requirements. If we fail to comply with those continuing listing standards, our securities could be delisted. If we were unable to meet these requirements, including but not limited to requirements to obtain shareholder approval of a transaction other than a public offering involving the sale or issuance equal to 20% or more of our common stock, our common stock could be delisted from the NASDAQ Capital Market. If our common stock were to be delisted from the NASDAQ Capital Market, our common stock could continue to trade on the over-the-counter bulletin board or OTC-QB Market following any delisting from the NASDAQ Capital Market, or on the OTC Pink Sheets. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, as we are seeking additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

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Risks Relating to this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value. The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $7.61 per share, based on the assumed public offering price of $9.00 per Unit. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our stock price could fall and, for that reason, we could be delisted from the NASDAQ Capital Market. The NASDAQ Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from the NASDAQ Capital Market.

Broker-dealers may be discouraged from effecting transactions in shares of our common stock if we are considered to be a penny stock and thus subject to the penny stock rules. The Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on The NASDAQ Capital Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Warrants are speculative in nature. The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of 105% of the public offering price of the units in this offering, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

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Substantial future sales of shares of our common stock in the public market could cause our stock price to fall. Shares of our common stock that we have issued directly or that have been issued upon exercise of warrants or upon the conversion of convertible securities are or may be covered by registration statements which permit the public sale of stock. Other holders of shares of common stock that we have issued, including shares issuable upon exchange or conversion of our common stock, may be entitled to dispose of their shares pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act. The lock-up agreements, which our officers, directors, and principal shareholders entered into with the Underwriter, expire 180 days after the closing of this offering. Upon the expiration of those lock-up agreements, the outstanding shares of common stock covered by them become eligible for resale in the open market (subject to Rule 144 volume limitations applicable to executive officers, directors and 10% or more shareholders), resulting in more shares eligible for sale and potentially causing selling in the market to increase and our stock price to decline. Additional sales of a substantial number of our shares of our common stock in the public market, or the perception that sales could occur, could have a material adverse effect on the price of our common stock. Our securities are quoted on the OTC-QB and there is not now, nor has there been, a significant market for shares of our common stock. An active trading market for our shares may never develop or be sustained. Any substantial amounts of our common stock that become available for resale under Rule 144 once a market has developed for our common stock, or if our common stock becomes listed on the NASDAQ Capital Market and registered for issuance or resale under the Securities Act, may have an adverse effect on the market price of our securities.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

If we issue additional shares of our stock or other equity securities, existing shareholders will experience dilution in their ownership of Envision. After the effectiveness of our planned one-for-50 reverse stock split of our authorized, issued and outstanding common stock, we will be authorized to issue up to 9,800,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, having such rights, preferences and privileges as are determined by our board of directors in their discretion after amending the Articles of Incorporation for the reverse stock split. We have the right to raise additional capital or incur borrowings from third parties to finance our business. The board of directors has the authority, without the consent of any of the shareholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, our shareholders may experience more dilution in their ownership of Envision in the future. We may also issue net profits interests in specified assets of Envision or incur off balance sheet obligations. The issuance of additional shares of capital stock or net profits interests by us would dilute our shareholders’ ownership in Envision.

There can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market. In addition to the minimum bid price requirement for continuing compliance with Nasdaq listing rules, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants on The NASDAQ Capital Market. For example, we may lose an independent director on our Audit Committee after it is formed, who cannot readily be replaced. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

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Risks Associated with Our Reverse Stock Split

Following our planned one for 50 reverse stock split, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market. There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock. The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve. Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of 1,111,111 units in this offering will be approximately $8,700,000, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $10,080,000.

The principal purposes of this offering are to provide funding to expand our business both domestically and internationally through an increase in our sales and marketing campaigns, to grow our sales team, to enhance our product development and manufacturing capabilities and efficiencies, repayment in full of the outstanding principal and interest on the $1,500,000 term loan and $750,000 bridge loan, plus an aggregate of approximately $319,000 on the outstanding balance of two convertible notes.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the growth of our sales and marketing activities, the status of our research and development efforts, the amount of proceeds actually raised in this offering and the amount of cash generated by our operations. We, therefore, cannot predict the relative allocation of net proceeds that we receive in this offering and may allocate it differently than indicated on the above table. As a result, management will have broad discretion over the deployment of the net proceeds from this offering.

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DETERMINATION OF OFFERING PRICE

The offering price has been negotiated between the representatives of the Underwriter and us. In determining the offering of the common stock, the following factors were considered:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

Our common stock is quoted on the OTC-QB under the symbol “EVSI.” We have applied to The NASDAQ Capital Market to list our common stock under the symbol “EVSI”, and the warrants in this offering under the symbol “EVSIW”. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the OTC-QB. The prices below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High		Low
2015
First Quarter	$6.50		$5.50
Second Quarter	$6.50		$5.50
Third Quarter	$10.00		$5.00
Fourth Quarter	$8.00		$5.50
2016
First Quarter	$9.50		$5.50
Second Quarter	$9.00		$7.00
Third Quarter	$9.00		$7.00
Fourth Quarter	$9.00		$7.00
2017
First Quarter	$8.00		$6.50
Second Quarter	$8.00		$4.50
Third Quarter	$8.00		$5.00
Fourth Quarter	$10.00		$7.00
2018
First Quarter	$21.00		$7.50
Second Quarter	$17.50		$12.00
Third Quarter	$11.00		$9.50
Fourth Quarter	$12.00		$8.00
2019
First Quarter	$11.00		$9.00
Second Quarter	$7.50	*	$9.50	*

*Through April 3, 2019

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DIVIDEND POLICY

We do not intend to pay cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. We will not be permitted to pay dividends on our common stock unless all dividends on any preferred stock that may be issued have been paid in full. We currently do not have any plans to issue preferred stock. Moreover, any credit agreements which we may enter into may restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our board of directors and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth (i) our historical capitalization as of December 31, 2018 and (ii) our adjusted capitalization on a pro forma basis assuming the offering was effective on December 31, 2018. The table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	At December 31, 2018
	As Reported		Pro Forma (Unaudited)

Long Term Debt		$286,528	$186,528

Stockholders’ Equity (Deficit):
Preferred stock; $0.001 par value; 10,000,000 shares authorized (1); 0 shares issued and outstanding as reported, 0 pro forma		0	0

Common stock, $0.001 par value; 490,000,000 shares authorized (1), 9,800,000 authorized reflecting planned reverse stock split; 145,331,495 shares issued and outstanding as reported, 2,906,630 reflecting planned reverse stock split(2), 4,017,741 pro forma (2)		145,331	4,018

Additional paid in capital		39,249,649	48,090,962	(3)

Accumulated (deficit)		(41,875,659)	(42,396,355)

Total stockholders’ equity (deficit)		$(2,480,679)	$5,698,625

Total long-term debt and stockholders’ equity (deficit)	$	(2,194,151)	$5,885,153

_________________________

(1)	Does not reflect planned one-for-50 reverse stock split.
(2)	Reflects planned one-for-50 reverse stock split.
(3)	Assumes deduction of $1,300,000 for the approximate estimated costs of selling and distributing the units, including without limitation selling commissions.

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DILUTION

If you invest in our common stock in this offering, you will experience dilution to the extent of the difference between the initial public offering price per share and the pro forma, as adjusted, net tangible book value per share of common stock after this offering.

The share and per share figures in this section are adjusted to reflect our planned one-for-50 reverse stock split. As of December 31, 2018, we had a negative net tangible book value of ($2,612,304), or ($0.90) per share. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. The pro forma net tangible book value per share of common stock is determined by subtracting total pro forma liabilities from the total pro forma tangible assets and dividing the difference by the pro forma number of shares of our common stock deemed to be outstanding on the date the tangible book value is determined. After giving effect to the sale of 1,111,111 shares of units offered by us in this offering at an assumed offering price of $9.00 per unit and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value as of December 31, 2018 would have been $5,567,000 or $1.39 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.29 per share and an immediate dilution to new investors of $7.61 per share. The following table illustrates this per share dilution to new investors purchasing our common stock in this offering.

Assumed offering price per share	$9.00
Net tangible book value per share as of December 31, 2018	(0.90)
Increase per share attributable to new investors	2.29
Pro forma, as adjusted, net tangible book value per share after the offering	1.39
Dilution per share to new investors	$7.61

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the pro forma net tangible book value per share after the offering would be $1.66 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $2.56 per share and the dilution to new investors purchasing shares in this offering would be $7.34 per share.

The following table sets forth on an unaudited pro forma as adjusted basis, as of December 31, 2018, the difference between the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering, before deducting underwriting discounts and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
			(in thousands)
Existing stockholders (1)	2,906,630	72%	$39,395	80%	$13.55

New investors	1,111,111	28%	$10,000	20%	$9.00

Totals	4,017,741	100%	$49,395	100%	$12.29

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(1)	Reflects the planned one-for-50 reverse stock split.

The foregoing discussion and tables assume no exercise of any stock options or warrants and no issuance of shares reserved for future issuance under our equity plans. It also does not reflect the potential sale of up to 166,666 additional shares of our common stock currently reserved as over allotment shares which may be purchased in this offering at the discretion of the underwriters. As of December 31, 2018, there were stock options outstanding to purchase 296,411 shares of our common stock at a weighted average exercise price of $11.50 per share and warrants outstanding to purchase 134,359 shares of our common stock at a weighted average exercise price of $8.50 per share, adjusted to reflect the planned one-for-50 reverse stock split. To the extent that any of these options or warrants are exercised, your investment will be further diluted. In addition, we may grant more options or warrants in the future, which will cause further dilution to your investment.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains forward-looking statements that are based on current expectations, estimates, forecasts, and projections about us, the industry in which we operate and other matters, as well as management's beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believe,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” and variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act).

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause the Company’s actual results to be materially different from any future results expressed or implied by the Company in those statements. The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to, the following:

(a)	volatility or decline of the Company’s stock price, or absence of stock price appreciation;
(b)	potential fluctuation in quarterly results;
(c)	failure of the Company to earn revenues or profits;
(d)	inadequate capital to continue or expand its business, and inability to raise additional capital or financing to implement its business plans;
(e)	unavailability of capital or financing to prospective customers of the Company to enable them to purchase products and services from the Company;
(f)	failure to commercialize the Company’s technology or to make sales;
(g)	reductions in demand for the Company’s products and services, whether because of competition, general industry conditions, loss of tax incentives for solar power, technological obsolescence or other reasons;
(h)	rapid and significant changes in markets;
(i)	inability of the Company to pay its liabilities, including without limitation its loans from lenders;
(j)	litigation with or legal claims and allegations by outside parties;
(k)	insufficient revenues to cover operating costs, resulting in persistent losses;
(l)	potential dilution of the ownership of existing shareholders in the Company due to the issuance of new securities by the Company in the future; and
(m)	Rapid and significant changes to costs of raw materials from government tariffs or other market factors.

There is no assurance that the Company will be profitable. The Company may not be able to successfully develop, manage, or market its products and services. The Company may not be able to attract or retain qualified executives and other personnel. Intense competition may suppress the prices that the Company can charge for its products and services, hindering profitability or causing losses. The Company may not be able to obtain customers for its products or services. Government regulation may hinder the Company’s business. Additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of outstanding warrants and stock options. The Company is exposed to other risks inherent in its business.

Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. The Company cautions you not to place undue reliance on the statements, which speak only as of the date of this Prospectus. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company does not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus, or to reflect the occurrence of unanticipated events.

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OVERVIEW:

Envision invents, designs, engineers, manufactures and sells solar powered products and proprietary technology solutions serving three markets that are experiencing annual global spending in the billions of dollars and that are experiencing significant growth:

•	electric vehicle charging infrastructure;

•	out of home advertising platforms; and

•	energy security and disaster preparedness.

The Company focuses on creating renewably energized, high-quality products for electric vehicle (“EV”) charging, outdoor media and branding, and energy security that are rapidly deployable and attractively designed.

We currently produce four categories of products: the EV ARC™ (Electric Vehicle Autonomous Renewable Charger) the Solar Tree®, the EV-Standard™ product and the UAV ARC™ drone charging product. We have patent applications pending and issued patents directed to these product categories. The product categories include products in late stage product development and engineering. All four product lines incorporate the same underlying technology and value, having a built-in renewable energy source in the form of attached solar panels and/or light wind generator, along with battery storage. The EV ARC™ product is a permanent solution in a transportable format and the Solar Tree® product is a permanent solution in a fixed format. The EV-Standard™ is also fixed, but uses an existing streetlamp’s foundation and grid connection. The UAV ARC™ is a permanent solution in a transportable format and will be used to charge drone (UAV) fleets. Envision’s EV charging solutions for electric vehicles and aerial drones can, or in the case of drone charging currently under development, are expected to, produce, deliver, and store power without the time and expense of having to be connected to the utility grid. See “Products and Technologies” in the business section for more details on these products and technologies.

We believe that there is a clear need for a rapidly deployable and highly scalable EV charging infrastructure, and that our products fulfill that requirement. We are agnostic as to the EV charging service equipment (“EVSE”) and integrate best of breed solutions based upon our customer’s requirements. For example, our EV ARC™ and Solar Tree® products have been deployed with Chargepoint, Blink, Juice Box, Bosch, AeroVironment and other high quality EV charging solutions. We can make recommendations to customers or we can comply with their specifications and/or existing charger networks. Our products replace the infrastructure required to support EV chargers, not the chargers themselves. We do not sell EV charging, rather we sell products which enable it.

We believe our chief differentiators are:

•	our ability to invent, design, engineer, and manufacture solar powered products which dramatically reduce the cost, time and complexity of the installation and operation of EV charging infrastructure and outdoor media platforms when compared to traditional, utility grid tied alternatives;

•	our products’ capability to operate during grid outages and to provide a source of emergency power rather than becoming inoperable during times of emergency or other grid interruptions; and

•	our ability to create new and patentable inventions which are marketable and a complex integration of our own proprietary technology and parts, with other commonly available engineered components, creating a further barrier to entry for our competition.

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Historically, we have earned revenue primarily from the sale of EV ARCs™ to large private companies, such as Google, Genentech, and Johnson & Johnson, and government agencies such as the City of New York and the State of California. Our contract with the State of California was recently renewed for two more years, with two more one-year options (i.e. a total potential of four years). The scope of the contract was expanded to include more of our products and to have a State estimated value of over $20 million. On September 10, 2018, the Company received a new $3,300,000 order from the City of New York for 50 EV ARC™ units for delivery in the fourth quarter of 2018 and the first half of 2019. The Company’s total contracted backlog as of December 31, 2018 is approximately $4.4M. We have yet to launch our outdoor media advertising service other than signing our agreement with Outfront Media in November 2017, and developing our revenue model in discussions with it. Revenue from this business is expected from potential sponsors and from advertisers willing to pay fees to us or to our media partners to display their brands, messages and advertisements on the surfaces of our products or on outdoor digital or static screens mounted on our EV charging solutions. Our energy security business is connected with the deployment of our EV chargers and serves as an additional benefit to the value proposition of our charging products. Our onboard state-of-the-art storage batteries installed on our EV chargers provide another reason for certain customers such as municipalities, counties, states, the Federal government, hospitals, fire departments, large private enterprises with substantial facilities, and vehicle fleet operators, to buy our products.

We currently do not plan to charge separately for the energy storage capability, which is generally standard on all of our products. For an additional fee, we offer extra storage batteries on particular charging stations.

Our current list of products includes:

1.	EV ARC™ Electric Vehicle Autonomous Renewable Charger (patented).

2.	Transformer EV ARC™ Stowable Electric Vehicle Autonomous Renewable Charger (patented).

3.	EV ARC™ HP DC Fast Charging Electric Vehicle Autonomous Renewable Charger.

4.	EV ARC™ Media Electric Vehicle Autonomous Renewable Charger with advertising screen and or branding/messaging.

5.	EV ARC™ Autonomous Renewable Motorcycle Charger.

6.	EV ARC™ Autonomous Renewable Bicycle Charger.

7.	ARC Mobility™ Transportation System.

8.	The Solar Tree® DCFC product, a single-column mounted smart generation and energy storage system with the capability to provide a 50kW DC fast charge to one or more electric vehicles (patented).

The EV Standard™ and UAV ARC™ are currently in the development and patenting phase of their product evolution.

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Our current products can be upgraded with the addition of the following:

1.	EnvisionTrak™ sun tracking technology (patented),
2.	Data capture and management (IoT),
3.	SunCharge™ solar powered EV charging,
4.	ARC™ technology energy storage,
5.	E-Power emergency power panels,
6.	LED lighting,
7.	Media and branding screens, and
8.	Security cameras, WiFi, sound, and emergency call boxes.

The share and per share figures in the rest of this Management’s Discussion and Analysis of Financial Condition and Results of operations are not yet adjusted to reflect our planned one-for-50 reverse split of our authorized, issued and outstanding shares of common stock.

Critical Accounting Policies

Please refer to Note 1 in the consolidated financial statements for further information on the Company’s critical accounting policies which are summarized as follows:

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts receivable, valuation of inventory and standard cost allocations, depreciable lives of property and equipment, estimates of loss contingencies, valuation of beneficial conversion features in convertible debt, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Accounts Receivable. Accounts receivable are customer obligations due under normal trade terms. Management reviews accounts receivable on a periodic basis to determine if any receivables may become uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, dialogue with the customer, the financial profile of a customer, our historical write-off experience, net of recoveries, and economic conditions. The Company includes any accounts receivable balances that are determined to be uncollectible in its overall allowance for doubtful accounts. Further, the Company may record a general reserve in its allowance for doubtful accounts to account for future changes that may negatively impact our overall collections. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventory. Inventory is stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method of accounting. Inventory costs primarily relate to purchased raw materials and components used in the manufacturing of our products, work in process for products being manufactured, and finished goods. Included in these costs are direct labor and certain manufacturing overhead costs associated with the manufacturing process. The Company regularly reviews inventory components and quantities on hand, and performs annual physical inventory counts. A reserve is established if this review process determines the net realizable value of such inventory may be below the carrying value.

Impairment of Long-lived Assets. The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets.” This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

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Accounting for Derivatives. The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.”  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense).  Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives, and debt discounts, and recognizes a net gain or loss on extinguishment.  Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Revenue and Cost Recognition. On January 1, 2018, Envision adopted the revenue standards of Financial Accounting Standards Board Update No. 2014-09: “Revenue from Contracts with Customers (Topic 606).” The core principle of this Topic is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is recognized in accordance with that core principle by applying the following five steps: 1) identify the contracts with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations; and 5) recognize revenue when (or as) we satisfy a performance obligation.

Revenues are primarily derived from the direct sales of manufactured products. Revenues may also consist of maintenance fees for the maintenance of previously sold products, and revenues from sales of professional services.

Revenues from inventoried product sales are recognized upon the final delivery of such product to the customer or when legal transfer of ownership takes place. Revenue values are fixed price arrangements determined at the time an order is placed or a contract is entered into. The customer is typically obligated to make payment for such products within a 30-45 day period after delivery.

Revenues from maintenance fees are recognized equally over the period of the maintenance term. Revenue values are fixed price arrangements determined at the time an order is placed or a contract is entered into. The customer is typically obligated to make payment for the service in advance of the maintenance period.

Revenues from professional services are recognized as services are performed. Revenue values are based upon fixed fee arrangements or hourly fee-based arrangements with agreed to hourly rates of service categories in line with expertise requirements. These services are billed to a customer as such services are provided and the customer will be obligated to make payments for such services typically within a 30-45 day period.

The Company includes shipping and handling fees billed to customers as revenues, and shipping and handling costs as cost of revenues.

Any deposits received from a customer prior to delivery of the purchased product or monies paid to us prior to the period for which a service is provided are accounted for as deferred revenue on the balance sheet.

Sales tax is recorded on a net basis and excluded from revenue.

The Company generally provides a one year warranty on its products for materials and workmanship but may provide multiple year warranties as negotiated, and will pass on the warranties from its vendors, if any, which generally covers this one year period. In accordance with ASC 450-20-25, the Company accrues for product warranties when the loss is probable and can be reasonably estimated.  At December 31, 2018, the Company has no product warranty accrual given the Company’s de minimis historical financial warranty experience.

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Cost of Revenues. The Company records direct material and component costs, direct labor and associated benefits, and manufacturing overhead costs such as supervision, manufacturing equipment depreciation, rent, and utility costs, all of which are included in inventory prior to a sale, as costs of revenues. The Company further includes shipping and handling fees billed to customers as revenues, and shipping and handling costs as cost of revenues.

Changes in Accounting Principles. Other than the adoption of ASC 606 “Revenues from Contracts with Customers” there were no significant changes in accounting principles that were adopted during the year ended December 31, 2018.

Results of Operations

Results of Operations for the Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenue. For the year ended December 31, 2018, our revenues were $6,162,402 compared to $1,412,042 for the same period in 2017, a 336% increase. Revenues for the period ended December 31, 2018 were derived primarily from sale and delivery of 90 EVARC™ units. Revenues in the period ended December 31, 2017 were derived from the sale and delivery of twenty EVARC™ units, seven of which were ordered via our State of California contract and four of which were ordered via our New York City contract.

Gross Profit. For the year ended December 31, 2018, we had a gross loss of $192,100 compared to a gross loss of $472,751 for the same period in 2017, a 59% improvement. The decrease in the gross loss in the year ended December 31, 2018 compared to the year ended December 31, 2017 is related to increased production and delivery volumes. Although we have gross profits on certain sales of our EVARC™ units, more generally in these earlier stages of the production evolution for the EV ARC™ with lower overall production volumes, we determined that the appropriate selling price point, based on the market, was lower than the actual total direct and indirect costs of production. For our EV ARC™ product, direct labor and material costs are lower than the selling price at the individual product level, however, when all of our overhead cost allocations such as rent, indirect labor, and other allocated general overhead costs are spread across the lower volume of units we produce to date, we have recognized gross losses on sales rather than gross profits. We continually endeavor to make production improvements in both our products and our processes to reduce our manufacturing costs while maintaining the high quality for which we strive. As unit sales continue to increase and become sufficient to overcome overhead costs shared amongst all of our production, and we trend toward reducing our cost base through improved economies of scale, production process improvements, and component cost reductions, management believes that gross profits can be realized and maintained. Additionally, during 2018, the Company recorded approximately $72,000 of additional loss contingency related to the purchase order issued from the City of New York.

Operating Expenses. Total operating expenses were $2,337,446 for the year ended December 31, 2018 compared to $2,227,645 for the same period in 2017, a 5% increase. During the year ended December 31, 2018 as compared to the year ended December 31, 2017: general labor increased approximately $50,000 primarily due to some modest pay increases along with an increase in our accrued payroll expenses; sales costs increased by approximately $115,000 primarily as a result of increased commissions associated with our increased revenues and due to increased costs of software tools used by our sales team; stock option expense decreased by approximately $110,000 due to the full vesting of past issued grants in 2017; director fees increased approximately $125,000 due to stock awards issued or earned during 2018; we had an increase in marketing related costs of approximately $30,000 due to increased direct marketing activities; and experienced a decrease of approximately $90,000 in financial advisory consulting expenses.

Provision for Taxes. Our tax expense for the year ended December 31, 2017 related to charges for the California Franchise Tax Board based on the minimum tax due to the state for each year. We did not incur any federal tax liability for the years ended December 31, 2018 or December 31, 2017 because we incurred operating losses in these periods.

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Interest Expense. Interest expense was $1,089,223 for the year ended December 31, 2018 compared to $474,601 for the same period in 2017, a 130% increase. Coupon type interest on outstanding debt including the purchase order financing loan and term refinancing loan incurred in 2017, amounted to approximately $225,000 in 2018 compared to $142,000 in 2017, a 58% increase. Additional interest expense of $861,782 in 2018 and $271,098 in 2017, a 218% increase, primarily resulted from the amortization of debt discounts associated with the beneficial conversion features and warrants issued as a part of our debt facilities.

Gain on Debt Settlement. For the year ended December 31, 2018, we had no gain on debt settlement compared to a gain on debt settlement of $25,524 for the same period in 2017. The majority of the gain on debt settlement in 2017 resulted from the favorable discharge of a note payable settled in the period.

Gain on Debt Extinguishment: For the year ended December 31, 2018, we had no gain on debt extinguishment compared to a gain on debt extinguishment of $107,081 for the same period in 2017. The amounts represent the change in fair value of the embedded conversion option attached to an original Gemini Master Fund note. This note was settled during 2017 resulting in the gain on debt extinguishment according to our accounting policy and there was no such liability at December 31, 2017.

Net Loss. We generated net losses of $3,598,780 for the year ended December 31, 2018, compared to a net loss of $3,041,430 for the same period in 2017, a 18% increase. The major components of these losses, and the changes of such between years, are discussed in the above paragraphs.

Liquidity and Capital Resources

At December 31, 2018, we had cash of $244,024. We have historically met our cash needs through a combination of proceeds from private placements of our securities, and from loans. Our cash requirements are generally for operating activities.

Our operating activities resulted in cash used in operations of $712,456 for the year ended December 31, 2018, compared to cash used in operations of $3,437,312 for the year ended December 31, 2017. The primary driver of the 2018 net cash used in operations included the net loss of $3,598,780 we experienced in the period offset by various net changes in balance sheet items and other non-cash items recorded in such loss. In 2018, we had non-cash charges consisting of $237,500 of stock issued for director services, $111,572 primarily related to the granting of stock options in 2018, $861,782 related to the amortization of debt discount and $62,839 of depreciation and amortization expenses. Notable balance sheet account changes effecting cash used in operations include an increase in accounts receivable of $1,284,756 related to the sale and delivery of EVARC™ units during the month of December; and increase in prepaid expenses of $230,669 related to deposits made to acquire materials; a decrease in inventory of $1,241,040 which was a result from the sale and delivery of approximately 30 EVARC™ units that were built as of December 31, 2017 but not delivered until 2018; a decrease in deposits of $51,047 primarily related to our facility lease; an increase in accounts payable amounting to $881,967 primarily related to materials purchased for product builds; an increase in accrued expenses of $162,246 including increases in accrued interest and accrued vacation; an increase of $50,000 of deferred salary of our chief executive officer; and increase of $758,271 of deferred revenue from progress payments received from our customer of our first EV ARC™ HP DC Fast Charging Electric Vehicle Autonomous Renewable Chargers.

Cash used in investing activities during the year ended December 31, 2018 was $32,282, compared to $26,365 during the same period in 2017. In 2018, $23,740 was used to purchase certain manufacturing equipment. In 2017, the majority of cash was used to purchase certain equipment to assist in the physical movement of our product through production and to final delivery. Additionally, in 2018 and 2017 respectively, the Company incurred $59,079 and $2,470 to fund patent costs.

Cash received in our financing activities was $585,287 for the year ended December 31, 2018, compared to cash received of $3,858,584 during the same period in 2017. In 2018, a net of $278,000 is attributable to the sale of common stock in private placements while we borrowed $750,000 on a note payable and made principal payments amounting to $212,685 on other debt instruments. The Company also funded $195,028 of deferred equity offering costs related to our planned future public offering. In 2017, $2,291,400 was attributable to the sale of common stock in private placements, less offering costs for such period. Additionally, in 2017, the Company borrowed $1,650,000 net of repayments of $1,000,000 on various debt instruments and further made principal payments of $60,533 on certain other debt instruments.

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Current assets increased to $2,921,763 at December 31, 2018 from $2,784,595 at December 31, 2017 while current liabilities increased to $5,681,343 at December 31, 2018 from $3,571,216 at December 31, 2017. As a result, our working capital deficit increased to $2,759,580 at December 31, 2018 from $786,621 at December 31, 2017.

As of December 31, 2018, the Company had $2,862,940 in short term borrowings net of unamortized debt discounts of $520,696 with an additional $286,528 in long term borrowings. All of our borrowings incur interest rates between 6.0% and 10% per annum. Payments on the Company’s borrowings will restrict cash used for operations during 2019. Two of the short term borrowing arrangements, from the same lender, are secured by substantially all the assets of the Company.

While the Company has been attempting to grow market awareness and focusing on the generation of sales to bring our product into the marketplace, the Company has not generally earned an overall gross profit on its sales of products and services.  It has been pricing its products and services in an attempt to forge durable long-term customer relationships, to gain market share, and to establish its brand.  Management believes that with increased production volumes that we believe are forthcoming, efficiencies will continue to improve, and total per unit production costs will decrease, thus allowing for consistent gross profits on the EV ARC ™ product as we move forward. The Company will continue to rely on capital infusions from the private or public placement of its securities as well as initiating future debt instruments until it achieves positive cash flow from its business, which is predicated on increasing sales volumes and the continuation of production cost reduction measures. Management cannot currently predict when or if it will achieve positive cash flow.

Management believes that evolution in the operations of the Company may allow it to execute on its strategic plan and enable it to experience profitable growth in the future. This evolution is anticipated to include the following continual steps: addition of sales personnel and independent sales channels, continued management of overhead costs, process improvements and vendor negotiations leading to cost reductions, increased public awareness of the Company and its products, and the maturation of certain long sales cycle opportunities. Management believes that these steps, if successful, may enable the Company to generate sufficient revenue and raise additional growth capital to allow the Company to manage its debt burden appropriately and to continue operations. There is no assurance, however, as to if or when the Company will be able to achieve those investment and operating objectives. The Company does not have sufficient capital to meet its current cash needs, which include the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended. The Company is also in the process of seeking additional capital and long and short-term debt financing to attempt to overcome its working capital deficiencies. The Company is currently seeking financing, but there is no assurance that the Company can raise sufficient capital or obtain sufficient financing to enable it to sustain monthly operations. The Company will attempt to renegotiate the maturity dates of its current debt financings as needed and as it has done successfully in the past, but there is no assurance that these efforts will be successful. In order to address its working capital deficit, the Company is also seeking to increase sales of its existing products and services. There may not be sufficient funds available to the Company to enable it to remain in business and the Company’s needs for additional financing are likely to persist.

Contractual Obligations

Please refer to Note 13 in the consolidated financial statements for further information on the Company’s contractual obligations.

Capitalization

On July 2, 2018, we filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended, to raise equity capital through the offer and sale of units consisting of shares of our common stock and warrants to purchase additional shares of common stock. The Company has applied to list its common stock and the warrants included in the units for trading on the NASDAQ Capital Market upon the closing of this offering, if it closes. This public offering is expected to be made through a firm commitment underwriting conducted by Maxim Capital Group, Inc., as the sole book-runner and co-manage, and Joseph Gunnar & Co., LLC, as co-manager, registered members of the Financial Industry Regulatory Authority (“FINRA”). See our filing at www.sec.gov for a copy of the registration statement.

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Going Concern Qualification

As reflected in the accompanying consolidated financial statements for the year ended December 31, 2018, the Company had a net loss and net cash used in operating activities of $3,598,780 and $712,456, respectively. Additionally, at December 31, 2018, the Company had a working capital deficit of $2,759,580, an accumulated deficit of $41,875,659 and a stockholders’ deficit of $2,480,679. It is management’s opinion that these factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

The Company has incurred significant losses from operations, and such losses are expected to continue although we believe such losses will decline as we progress. In addition, the Company has limited working capital. In the upcoming months, management's plans include seeking additional operating and working capital through a combination of financings. There is no guarantee that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to the Company. Further, the Company continues to seek sales contracts for new product sales that should provide additional revenues and gross profits. Additionally, Envision intends to refinance our various debt instruments as they become due. All such actions and funds, if successful, may not be sufficient to cover monthly operating expenses or meet minimum payments with respect to the Company’s liabilities over the next twelve months.

The Company’s Independent Registered Public Accounting Firm has included a “Going Concern Qualification” in their report for the years ended December 31, 2018 and 2017. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management’s assessment of the going concern risk and the “Going Concern Qualification” might make it substantially more difficult to raise capital.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that are material to investors.

Evaluation of Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (the “SEC”), and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 15d-15(e) under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

At the end of the period covered by our 2018 Annual Report, filed on a Form 10-K filed with the SEC on March 20, 2019, we conducted an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2018, the disclosure controls and procedures of our Company were not effective to ensure that the information required to be disclosed in our Exchange Act reports was recorded, processed, summarized and reported on a timely basis.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. All internal control systems, no matter how well designed, have inherent limitations. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

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We conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our internal controls over financial reporting as of December 31, 2018. Based on this assessment, management believes that, as of December 31, 2018, we did not maintain effective controls over the financial reporting control environment. Specifically, although not comprehensively, the Board of Directors did not at that time have a director who qualified as an Audit Committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. On August 22, 2018, the Company appointed a new independent director who qualifies to be the Chairman of our Audit Committee, eliminating one of our elements of material weakness. Further, because of the limited size of our administrative support staff, and due to the financial constraints on the Company, among other reasons, management has not been able to develop or implement controls related to the segregation of duties for purposes of financial reporting, nor have certain IT controls been developed and implemented.

Because of the material weaknesses, management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2018, based on the criteria established in the “Internal Integrated Framework” issued by COSO in 2013.

No Attestation Report by Independent Registered Accountant

The effectiveness of our internal control over financial reporting as of December 31, 2018 has not been audited by our independent registered public accounting firm by virtue of our exemption from such requirement as a smaller reporting company.

Changes in Internal Controls Over Financial Reporting

There were no changes in internal controls over financial reporting that occurred during the period covered by our 2018 Annual Report, filed on a Form 10-K filed with the SEC on March 20, 2019, which have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. There were no changes in internal controls over financial reporting that occurred during the year ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. The recent appointment of our new independent director who qualifies as an audit committee financial expert is expected to enable us to progress toward eliminating our material weakness.

Corrective Action

The Company will look to improve its internal control over financial reporting and its disclosure controls and procedures by adding administrative support staff and overcoming the financial constraints of the Company to invest in these areas. Management hopes to also make future investments in the continuing education of our accounting and financial staff. Improvements in our disclosure controls and procedures and in our internal control over financial reporting will, however, depend on our ability to add additional resources to provide more internal checks and balances. We are already progressing towards achieving these goals and believe we will be able to accomplish all of them following the successful completion of this offering, and/or our sales and cash flow continue to grow, thereby improving our financial condition. We recently increased our board size from three to four members by adding another independent director who also serves as the Chairman of our Audit Committee. Additionally, we plan to add finance and accounting staff as we have additional financial resources to do so. Those additional human resources will allow us to ensure the necessary segregation of duties for purposes of financial reporting, and to introduce and implement certain IT controls which we believe necessary for sufficient controls to be in place.

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BUSINESS

General

Envision is a sustainable technology innovation company based in San Diego, California. Focusing on what we refer to as “Solar 3.0,” we invent, design, engineer, manufacture and sell solar powered products that enable vital and highly valuable services in locations where it is either too expensive or too impactful to connect to the utility grid, or where the requirements for electrical power are so important that grid failures, like blackouts, are intolerable. When competing with utilities or typical solar companies, we rely on our products’ deployability, reliability, accessibility, and total cost of ownership, rather than simply producing the cheapest kilowatt hour with the help of subsidies as most competing solar companies do.

Envision’s solar powered products and proprietary technology solutions target three markets that are experiencing significant growth and annual global spending in the billions of dollars:

•	electric vehicle charging infrastructure;
•	out of home advertising platforms; and
•	energy security and disaster preparedness.

The Company focuses on creating renewably energized, high-quality products for electric vehicle (“EV”) and drone charging, outdoor media and branding, and energy security that are rapidly deployable and attractively designed.

We currently produce two categories of products: the patented EV ARC™ (Electric Vehicle Autonomous Renewable Charger) and the patented Solar Tree®. We have recently submitted third and fourth product categories, the EV-Standard™ product and the UAV ARC™ drone charging product, for patent approval. They are patent pending and in late stage product development and engineering. All four product lines incorporate the same underlying technology and value, having a built-in renewable energy source in the form of attached solar panels and/or light wind generator, along with battery storage. The EV ARC™ product is a permanent solution in a transportable format and the Solar Tree® product is a permanent solution in a fixed format. The EV-Standard™ is also fixed but uses an existing streetlamp’s foundation and grid connection. The UAV ARC™ is a permanent solution in a transportable format and will be used to charge drone (UAV) fleets. See the ‘Products and Technologies’ component of this business section for more details on these products and technologies.

We believe that there is a clear need for a rapidly deployable and highly scalable EV charging infrastructure, and that our EV ARC™ and Solar Tree™ products fulfill that requirement. We are agnostic as to the EV charging service equipment (“EVSE”) and integrate best of breed solutions based upon our customer’s requirements. For example, our EV ARC™ products have been deployed with Chargepoint, Blink, Juice Box, Bosch, AeroVironment and other high quality EV charging solutions. We can make recommendations to customers or we can comply with their specifications and/or existing charger networks. EV ARC™ and Solar Tree™ products replace the infrastructure required to support EV chargers, not the chargers themselves. We do not sell EV charging, rather we sell products which enable it.

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We believe our chief differentiators are:

•	our ability to invent, design, engineer, and manufacture solar powered products which dramatically reduce the cost, time and complexity of the installation and operation of EV charging infrastructure and outdoor media platforms when compared to traditional, utility grid tied alternatives;

•	our products’ capability to operate during grid outages and to provide a source of emergency power rather than becoming inoperable during times of emergency or other grid interruptions; and

•	our ability to create new and patentable inventions which are marketable and a complex integration of our own proprietary technology and parts, and other commonly available engineered components, creating a further barrier to entry for our competition.

The resulting products are built to have what we believe is the longest life expectancy in the industry while also delivering valuable amenities and potentially highly attractive revenue opportunities for our customers. Envision’s products are designed to deliver multiple layers of value such as: environmental impact-free renewably energized EV charging; media, branding, and advertising platforms; sustainable and secure energy production; reduced carbon footprint; high visibility "green halo" branding; reduction of net operating costs through reduced utility bills; and revenue creation opportunities through sales of digital out of home (“DOOH”) media, sponsorship and naming rights. The Company sells its products to customers with requirements in one or more of the three markets the Company addresses. Qualified customers can also lease our EV ARC™ products through leasing relationships we have developed. Envision’s products can qualify for various federal, state, and local financial incentives which can significantly reduce final out-of-pocket costs from our selling price for eligible customers. Currently, our revenue is mainly derived from the sale of our standard EV ARC™ to government agencies and private enterprise.

Recent Events

On September 25, 2018, the Company entered into an amendment to the revolving convertible promissory note between Envision Solar, the borrower, and SFE VCF, LLC, the lender. The amendment extended the term of the revolving note until December 31, 2019. There were no other changes to the note.

•	On October 16, 2018, a delegation from the Shanxi Energy and Traffic Investment Company, a Chinese State-Owned Enterprise, visited Envision’s factory to perform due diligence on the Company, its products and facilities, and to discuss moving forward with the negotiations on a definitive agreement for a new jointly owned company in China (NEWCO). At the end of a series of meetings, which took place throughout the day, the SETIC delegation reported to the Company that they were impressed with the Company, its products and facilities. They expressed their intention to return to Shanxi, China with a recommendation to proceed with the business relationship outlined in the LOI executed by Envision and SETIC in April 2018, and that they wish to accelerate the pace of negotiations and activities required to that end. Our subsequent meetings with SETIC in China in January 2019 continued the progress toward negotiating a definitive agreement for launching NEWCO.
•	On October 15, 2018, the European Patent Office issued a notice of intention to grant a patent for our EV ARC™ product in Europe (European Patent No. 13828020.1).
•	On October 4, 2018, Envision announced that Alleghany College became the first community college in the US to select Envision’s EV ARC™ product for public EV charging.
•	On October 11, 2018, Envision announced the delivery of EV ARC™ products to five state hospitals in California, marking the first adoption of the product by a state hospital group.

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•	On October 22, 2018, Envision received its first purchase order from the city of Fort Lauderdale, Florida.
•	On November 1, 2018, Envision Solar announced the first deliveries of EV ARC™ products to California’s Department of Fish and Wildlife.
•	Effective December 1, 2018, the maturity date of the $1.5M term note held by SFE VCF, LLC and payable by Envision was extended by mutual agreement to be the earlier of June 30, 2019 or the successful closing of this offering. There were no other changes to the note.
•	The Company is currently in the process of delivering thirty-four EV ARC™ units to New York City to complete an order received in the second half of 2018.

EV ARC™	Solar Tree®

Products and Technologies

We currently produce two categories of products: the patented EV ARC™ (Electric Vehicle Autonomous Renewable Charger) and the patented Solar Tree®. We have recently submitted third and fourth product categories, the EV-Standard™ product and the UAV ARC™ product, for patent approval. They are patent pending and in late stage product development and engineering. All four product lines incorporate the same underlying technology and value, having a built-in renewable energy source in the form of attached solar panels or light wind generator, along with on-board battery storage. The EV ARC™ product is a permanent solution in a transportable format and the Solar Tree® product is a permanent solution in a fixed format. The EV-Standard™ is also fixed but uses an existing streetlamp’s foundation and grid connection. The UAV ARC™ is a permanent solution in a transportable format and will be used to charge drone (UAV) fleets. We believe that our series of products offer multiple layers of value to our customers while leveraging the same underlying technology, fabrication techniques and infrastructure that we use for all of our products. This enables us to reach a broad customer base with varied product offerings without maintaining the overhead normally associated with a diverse set of products. Our current list of products includes:

•	EV ARC™ Electric Vehicle Autonomous Renewable Charger. (patented)
•	Transformer EV ARC™ Stowable Electric Vehicle Autonomous Renewable Charger. (patented)
•	EV ARC™ HP DC Fast Charging Electric Vehicle Autonomous Renewable Charger.
•	EV ARC™ Media Electric Vehicle Autonomous Renewable Charger with advertising screen and or branding/messaging.
•	EV ARC™ Autonomous Renewable Motorcycle Charger.
•	EV ARC™ Autonomous Renewable Bicycle Charger.
•	ARC Mobility™ Transportation System.
•	The Solar Tree® DCFC product, a single column-mounted smart generation and energy storage system with the capability to provide a 50kW DC fast charge to one or more electric vehicles. (patented)

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All current Envision products can be upgraded with the addition of the following:

•	EnvisionTrak™ sun tracking technology (patented),
•	Data capture and management (IoT),
•	SunCharge™ solar powered EV charging,
•	ARC™ technology energy storage,
•	E-Power emergency power panels,
•	LED lighting,
•	Media and branding screens, and
•	Security cameras, WiFi, sound, and emergency call boxes.

EV ARC™ and Solar Tree® products can also be equipped to provide emergency power to users such as first responders during times of emergency or other grid failures. Because our products replenish their batteries every day, even during cloudy conditions, we believe that they are some of the most robust and reliable back-up energy sources available today. Several of our current government customers are ordering EV ARC™ units with our optional E Power panels integrated into the units. E Power is a series of secured power outlets with directed and primary energy access available to emergency responders or whoever our customers designate. This is a source of increased revenue for us and, we believe, a compelling additional value proposition for our products.

EV ARC™ and Solar Tree® products can be grid connected if the customer wishes. Our first utility customer connected its EV ARC™ units to the grid in 2015. The EV ARC™ products provide solar powered EV charging, but they also serve as grid stability tools. During times of low energy use the utility will charge the EV ARC™ on board batteries. During times of grid stress, the utility takes energy from EV ARC™ batteries thus reducing stress on their generation assets and grid infrastructure. We believe that “grid balancing” offers a potentially significant market opportunity for Envision’s products as electrical grids become increasingly unstable due to increased demand, aging infrastructure, and extreme weather events or nefarious foreign or domestic actors. Experts from utilities such as San Diego Gas & Electric have told us that this is the case and that distributed storage is an important part of their future plans.

We believe these factors make our products a compelling value proposition to anyone who intends to install such devices. Our customers can deploy EV charging quickly, efficiently, and without digging up their parking lots. The positive carbon foot print impact is greater because our products use sunlight to charge the EVs and, we believe, the marketing and branding impact is far greater because the enterprise has a highly visible demonstration of its commitment to the environment.

EV ARC™ Products.

According to Bloomberg, financial services firm Morgan Stanley has estimated that the world will need to spend $2.7 trillion on charging infrastructure if it is to support 500 million electric vehicles. MIT Technology Review reports that there are already more than a billion vehicles on the world’s roads right now. It is likely that the number will increase in the coming decades and we believe that many of those vehicles will be electric. We believe the Envision EV ARC™ is the world’s first and only transportable, solar powered EV charger that can resolve many of the global charging problems that currently face the market.

EV ARC™ produces and stores all its own energy, it does not need a grid connection and therefore needs no trenching, switch gear, or transformer upgrades. Management believes the lack of a foundation, trench or electrical infrastructure means that the EV ARC™ will not need a building or any other kind of permit. We have found that to be the case in every jurisdiction in which the product has been deployed to date. It is immune to grid interruptions such as black-outs or brown-outs. As such, it will allow for vehicle charging even in times of grid failure. It can be moved at any time because it is not connected to the ground or grid, and we believe, creates an attractive and highly visible branding asset for the host. There are no utility bills to pay and, as the number of EVs increase on the host campuses, more EV ARC™ units can be added without disruption. We have observed that locations that currently offer grid tied EV chargers have placed those chargers in locations where a suitable circuit was most easily accessed – the “low hanging fruit.” As the number of EVs increase in such locations the existing chargers are no longer sufficient to fulfill the needs, leading to what is called in industry jargon “charge rage”, an event when two or more EV drivers wish to use the same charger at the same time. We believe that this will lead those locations to require more EV chargers and that, having exhausted the low hanging fruit, they will be required to extend circuits to locations in their parking lots which will require invasive, time consuming and expensive infrastructure, permitting, construction and electrical work.

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EV ARC™ is a transportable, but essentially permanent EV charging infrastructure product which supports Level I, Level II and DC Fast Charging (requiring 4 to 7 interconnected units). EV ARC™ products can charge between one and six EVs simultaneously and a single unit can provide EV charging in as many as 10 parking spaces. We have observed that the EV ARC™ can solve many problems associated with electric vehicle charging infrastructure deployments. Until the introduction of the EV ARC™, the deployment of EV chargers could be hindered by complications in site acquisition caused by the complicated and invasive requirements of the installation. Typical competing EV charger installations require a pedestal which is typically mounted on a poured concrete foundation which requires excavation. Fixed chargers also typically require a trench to deliver grid connected electricity, and often require transformers and other local electrical equipment upgrades. Additional entitlements, easements, leases, and other site acquisition requirements of fixed chargers can be environmentally impactful and expensive, and may slow, or prevent entirely, the deployment of large numbers of typical fixed format chargers. California’s Department of General Services has informed us that it takes an average of 18 months to go through the process of installing a utility grid-tied EV charger. New York City, currently our largest customer, experiences similar and sometimes longer delays because of the complexities of extending the electrical grid to locations where EVs need to charge. Because the EV ARC™ has its own ballast and traction pad, it does not require a foundation. Because it is entirely powered by locally generated and stored renewable energy, it does not require a grid connection. These innovations allow us to completely avoid any on-site construction or electrical work which, in turn, allows us to avoid the design, engineering and entitlement/planning processes typical of grid-tied installations. We have demonstrated that we are able to deploy EV chargers attached to our EV ARC™ product in as little as four minutes (rather than 18 months).

When a fixed EV charger is deployed successfully, the host may be liable for increased kilowatt hour charges, and at times, more expensive demand charges. Landlords, corporations, venues, and other hosts often do not perceive enough value creation in the deployment of a fixed EV charger to justify the disruption caused by the associated trenching, foundations and electrical civil works. Consequently, they may not be inclined to grant permission to the service providers who approach them, or to install EV chargers at their own expense for their employees and guests, because the costs and disruption incurred with grid tied chargers can be prohibitive.

Many governments and corporations have aggressive goals to install EV charging infrastructure. For example, Governor Brown of California has issued an executive order requiring the installation of 250,000 EV chargers by 2025, 10,000 of which must be DC fast chargers. In September 2018, we announced that Caltrans and the Monterey Bay Air Quality District have ordered $1.2M worth of our DC fast charging EV ARC™ HP units for deployment in two highway rest areas in central California. This equates to an average of approximately 36,000 charger installations per year. To date, the EV charging industry has installed a total of about 16,000 grid-tied EV chargers. In September 2018, Governor Brown issued a further executive order setting out a goal for California to be carbon neutral by 2045, meaning that all the electricity consumed in the state will have to come from renewable sources. We believe that the combination of these two executive orders will create an improved set of opportunities for us to sell our products. Nations such as the United Kingdom, France, Norway and Germany have announced total bans on all internal combustion engine vehicles (“ICEs”) during the next two decades starting with Norway in 2025. Others, like China and the State of California, are considering similar bans. China’s President, Xi Jingping has recently called for the installation of 4.8 million EV chargers on public roads by 2020 with a further requirement that EV charging infrastructure should be installed in rural and poor areas where there is limited electrical grid connectivity. Electric Vehicles will be the major replacement technology for ICEs and, as a result, the global demand for EV charging infrastructure is growing rapidly and is forecast to accelerate. Bloomberg recently reported that the global market for EV charging infrastructure is estimated to exceed U.S. $4 trillion. Vehicle manufacturers are rapidly transitioning to EV production. Volvo recently announced that by 2019, its entire portfolio will be hybrid electric (“HEV”) or fully plug-in electric (“PEV”). Ford has committed to spending $11 billion to electrify its portfolio, and VW, BMW, and Mercedes have committed to all electric portfolios. Most, if not all, automobile manufacturers currently sell or plan to sell EVs.

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We believe that there is a clear need for a rapidly deployable and highly scalable EV charging infrastructure, and that EV ARC™ fulfills that requirement. We are agnostic as to the EV charging service equipment (“EVSE”) and integrate best of breed solutions based upon our customer’s requirements. For example, our EV ARC™ products have been deployed with Chargepoint, Blink, Juice Box, Bosch, AeroVironment and other high quality EV charging solutions. We can make recommendations to customers or we can comply with their specifications and/or existing charger networks. EV ARC™ replaces the infrastructure required to support EV chargers, not the chargers themselves. We do not sell EV charging, rather we sell products which enable it.

SolarTree® Products.

Our patented Solar Tree® product has been in deployment and continued improvement for several years. We believe the resulting product has become the standard of quality in larger scale solar powered EV charging, energy security, and media and branding. We understand the Solar Tree® product to be the only single column, sun tracking, and architectural solar support structure with integrated energy storage, EV charging and media platforms available today. We believe that Solar Tree® products with integrated battery storage will become important contributors to the growing EV charging infrastructure requirements in California and the rest of the world. Because our products do not require a connection to the electrical grid, they can be rapidly deployed and enable EV charging in locations where it would otherwise be impossible or economically infeasible. For example, rest areas and park and ride locations which might have sufficient energy for lights and vending machines, but do not have sufficient power for EV charging, can be served by our Solar Tree® products which can be optimized for direct current (“DC”) fast charging. The costs and environmental impact associated with delivering a 50kW or greater circuit to a remote rest area may be prohibitive, whereas a Solar Tree® DCFC can be deployed with minimal site disturbance. In April 2017, we received a purchase order from the Fresno County Rural Transit Authority to provide Solar Tree® DCFC products which will be used to charge electric buses from BYD Company Ltd. (“BYD”). The growth in electric bus adoption is happening at a greater pace than EVs at time of writing. BYD is the biggest electric bus company in the world. We believe that the successful deployment of these Solar Tree® DCFC products for Fresno and with BYD may create significant opportunities for further deployments of electric bus charging infrastructure and DC fast charging infrastructure for EVs, electric buses and medium and heavy - duty electric vehicles, both in the U.S. and internationally. We further believe that success of the sort that we currently have with Caltrans and others may be leveraged with other departments of transportation across the United States and the rest of the world.

We believe Solar Tree® products with on-board battery storage can provide a highly reliable source of energy to be used in the event of a failure of the grid. We have seen data suggesting that grid failures cost businesses in the United States approximately $200 billion per year and when those failures impact vital services such as hospitals, they have been responsible for loss of life. We believe that a hospital equipped with Solar Tree® energy security products could benefit both economically and from a life safety point of view. We believe that there are many other such instances where the reliable combination of renewable energy and energy storage can deliver value which exceeds simply competing with the utility. This will become particularly true when larger segments of transportation become electrified and grid interruptions mean the “grounding” of EVs which rely solely on the utility grid to re-fuel.

We also believe that Solar Tree® products optimized for branding can create visually stunning platforms for the delivery of a business’ brand message with a less onerous planning and entitlement process than that experienced with traditional signage.

We believe Envision’s larger Solar Tree® structures also make effective multi-use and wireless EV charging infrastructure solutions. Considering the list of impediments to EV infrastructure deployments, we believe that the Solar Tree® structure with column integrated EV chargers offers significant advantages over a typical grid tied EV charger. We believe that they offer the most attractive and practical mounting assets for fixed EV charging stations. The single column design is ideal for centrally locating multiple chargers and making them available to the maximum number of parking spaces. Entitlement might go more smoothly because the Solar Tree® structures contribute more benefits to the local environment than simple EV chargers. Those additional benefits include shade, reduction in heat islanding, reduction in light pollution, architectural appeal, reduction in grid stress, and disaster preparedness when equipped with ARC™ storage technology. We believe that commercial real estate owners and corporate campuses will recognize the multiple layers of increased value delivered by Solar Tree® structures and CleanCharge™ deployed with little disruption to their facilities.

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Solar Tree® structures with ARC™ energy storage technology can generate and store enough energy to provide over 1,000 e miles per day through any high quality EV charger including DC fast chargers. They can be deployed in any location that is not shaded and they do not require any utility grid connection. We believe that this vital factor makes them a compelling choice for remote locations where there is inadequate utility grid connection (e.g. rest areas). Corridor charging, the term used to describe EV charging on highways between built up areas, is recognized as being very important, but also very difficult to achieve with traditional grid tied chargers because of the lack of electrical circuits and the environmental and economic impact of bringing infrastructure to remote sites. We believe that our Solar Tree® and EV ARC™ products are ideal for corridor charging because they do not need to connect to the electrical grid. Additionally, where the requirement is for charging of mission critical vehicles (e.g. first responders, hospitals, fleet vehicles), Solar Tree® and EV ARC™ products can provide a highly robust and secure source of energy even when the grid is not available. Unlike gasoline or diesel-powered generators, our products are not reliant on external sources of fuel and, we believe, require much less maintenance, testing and service. It is our further contention that any campus environment with an EV charging need and a wish for a high degree of reliability in its electrical supply can benefit from our Solar Tree® structures with ARC™ on-board energy storage because, we believe, in times of grid instability (e.g. natural disaster, terrorism, capacity constraints), the Envision products can provide the most reliable source of energy at the location.

EV-Standard™ Product.

We have invented and are in the late stages of product development on, our patent pending EV-Standard product which is, in our belief, the ideal curb side charging solution. We believe this is another area in the developing charging ecosystem which provides major opportunities and challenges within the “curbside” or “on street” sector. Because so many owners of vehicles and even fleet operators (in cities like New York and San Francisco) park their vehicles on street, there is a significant need for curb side charging. In fact, the CEC has publicly stated that only one in seven Californian apartment dwellers are able to park their car close enough to a circuit to charge at home. Their conclusion is that curb side, on street charging will be an important contributor to the successful electrification of transportation in California. Many other jurisdictions such as New York City have made the same statements.

We believe our EV-Standard™ product is a solution to solve this problem. EV-Standard™ is a streetlamp replacement which incorporates renewable energy and on-board energy storage, and which provides a meaningful EV charging experience without significant infrastructure or construction requirements. The EV-Standard™ design includes a light-wind generator fixed atop a new streetlamp. Also integrated is a tracking solar panel and on-board battery storage. The EV-Standard™ product design takes power from the existing streetlamp grid connection and uses it to charge the on-board batteries. The streetlamp’s circuit is available 24 hours per day but is only in use during the hours of darkness. As a result, EV-Standard™ is able to use the full capacity of the grid connection to charge its batteries during the day time. A further advantage of the EV-Standard is that it is delivered with a low energy, high lumens, LED light fixture which reduces the energy required for street lighting during the hours of darkness. This makes the street light more efficient and, crucially, the EV-Standard™ can use the unused capacity of night-time operations to further charge its on-board batteries. The additional renewable energy generated by both the tracking solar array and the light-wind generator supplies more energy to EV-Standards’ batteries. The energy from the batteries is then delivered to a Level II EV charger which is mounted to the EV-Standard™ products’ column. The combination of the three sources of capacity, when delivered at once through our on-board batteries, allows us to deliver a much more powerful and therefore more meaningful EV charging experience than would be available simply through connecting to the existing street lamps’ utility grid connection as some of our competitors currently offer.

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We believe that the improved EV charging experience offered by the EV-Standard™ design will be a differentiator for our company in a potentially large market. We currently provide work-place and fleet charging to the State of California, New York City and many others, through our EV ARC™ product. We believe that EV-Standard will become an excellent choice for California, New York and many other jurisdictions across the U.S., and the world, as a viable and reliable on-street EV charging solution. Accordingly, we believe that EV-Standard™ represents an important opportunity for future growth. Like the EV ARC™ and Solar Tree® products, the EV-Standard™ will not rely upon a grid connection and as such will be able to continue to charge EVs during black-outs or other grid interruptions.

The UAV ARC™ Product.

In July 2018, we filed a patent application for our new UAV ARC™ product which is currently in the advanced stage of product development. The UAV ARC™ is a rapidly deployable, highly scalable, range extending drone recharging product which forms a network. It does not require any fueling or grid connection because it generates and stores all of its own energy from renewable sources. UAV ARC™ is self-ballasted and leveling and does not require any planning or construction for its installation. UAV ARC™ has a hardened exterior and countermeasures designed to protect it from vandalism, theft or other nefarious activities. Each UAV ARC™ forms part of a broader network which fuels drones and gathers and shares information about their health and flight plans as part of the Internet of Things (“IoT”). UAV ARC™ units can be deployed on flat roofs in cities or on any terrain in remote locations. The maritime version can be deployed at sea to extend UAV missions in a maritime environment. The planned networks of UAV ARC™ units will be designed to be open to any operator of unmanned aerial vehicles as part of a subscription or individual usage plan.

UAV ARC™ Remote Deployment	UAV ARC™ Night-time Operations

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Current Market Participants That We Target

Envision’s markets consist of five broad segments: State, Municipal, Federal, Enterprise and International. These segments can further be broken down into increasingly granular segments as different market opportunities are identified. Examples are University, Fleet, Resiliency, Ports and Department of Transportation, Parks, Corrections, Education and many others. Envision’s largest market is currently Municipal.

Envision’s biggest customer is the City of New York followed by the State of California which is a conglomeration of California state agencies and municipalities. Currently the most appealing markets for Envision are New York, California and Colorado. The factors are considered in our determination of an appealing primary market for our products:

•	Political Issues. Political statements, mandates and laws supporting and driving policy to reduce carbon emissions through the electrification of transportation. State and local governments focusing on the transportation industry and the electrification of fleet vehicles to reduce carbon emissions.

•	Economic Factors. The use of grants and incentives to advance the adoption of EVs and EV charging infrastructure. Regions with difficult, time consuming permitting and regulatory requirements and high construction costs.

•	Sociocultural Factors. High concentration of EV drivers and a cultural desire to be good stewards of the environment.

•	Technological Factors. Regions with good insolation, expensive energy costs, and poor or degraded air quality, and a lack of capacity or expensive upgrade requirements for their utility grid.

Growth Strategy

We currently operate in three rapidly growing and underserved markets: EV charging infrastructure, outdoor media and energy security. Our products are being used in 16 U.S. states, 70 municipalities, two countries, outside of the United States and the U.S. Virgin Islands in the Caribbean. We believe that the products we produce have a global appeal and that we are only at a nascent period in the development of our sector. We believe we have a strategic growth plan in place that will enable us to increase our user base and revenues while leading to increased profitability in the following manners

•	Increased sales and marketing to educate our universe of potential customers. We have historically not invested in significant marketing activities and have only recently added a sales team. To date most of our sales have been made through word of mouth or management relationships. As a result of not having a large historical sales and marketing budget, only a small percentage of the potential prospective customers for our products are aware that we exist and the value that our products deliver. We have observed that we have a high conversion rate from prospects to customers when we are able to demonstrate the value of our products to those prospects. We believe that with increased investment in marketing and sales we will be able to reach a much larger audience of prospects who could benefit from our products, and that we should be able to maintain our high conversion rates from prospects to customers.

•	Continue to expand our geographic footprint and customer base. Our products are being used in 16 U.S. states, 70 municipalities, two countries outside of the United States, and the U.S. Virgin Islands in the Caribbean. We believe that investment in growing our geographical footprint both domestically through increased selling and marketing and also internationally with a focus on Europe and Asia will deliver significant growth opportunities. Our sales have been heavily focused on the U.S. coastal regions, specifically California and the Northeast. We observe that those regions often lead where technology transitions are concerned, and we expect the rest of the U.S. to follow the coastal leads as is historically the norm. We believe that this will result in further geographic growth for our products domestically as well as with our international expansion.

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•	Enhance our gross margins by focusing on increased sales, improved operating efficiencies and reduced cost of materials and production. Our gross profits are the profits we make after deducting the costs associated with manufacturing our products from the revenue we receive from our customers for those products. Our gross profits are impacted by cost contributions which fall into two categories:

1.	Variable costs
2.	Fixed costs

Variable costs include the cost of the direct raw materials, such as batteries, solar panels, electronics and steel, and direct labor associated with each product and as such vary in proportion to the volume of units we sell. When we sell more units our variable costs increase and when we sell less the opposite generally occurs.

Fixed costs are more or less constant at certain levels of sales and production, and include contributions such as rent, insurance and underutilized labor (assuming a fixed labor pool, underutilized labor costs decrease with increased unit production volumes). The lower the volume of sales we make, the higher the contribution of fixed costs will be to each of those sales.

Conversely, as we increase our sales volumes the contribution of fixed costs to each unit is decreased. Generally Accepted Accounting Principles (GAAP) require that, under “absorption costing”, a portion of our fixed costs is assigned to each unit of production. For example, if our fixed costs were $1M per year and we only sold one product during that year the fixed cost contribution for that product would be $1M and would be added to the variable cost to calculate our gross profits (or more likely, losses). If, on the other hand, we sold 100 units during the same period the fixed cost contribution for each product would be $10,000 per unit, or 1/100th of $1M, and, when added to our variable costs, would result in a far lower cost of goods sold (COGS) per unit and as a result a much improved gross profit. At a certain volume of unit sales, any manufacturing company should meet a fixed cost break-even point assuming their variable costs are less than the price they charge their customers for the products.

There are a variety of ways we can reduce our variable costs which include:

1.	Negotiation of better pricing from our vendors
2.	Improved timing of purchasing
3.	Improved efficiencies in our processes
4.	Product design improvements
5.	Insourcing of certain processes which are currently performed by outside providers (who endeavor to make a gross profit on the services they provide us)

We believe that there is really only one way to reduce per unit fixed costs as long as we continue to pursue our current strategy: increase unit sales volumes.

During the first three quarters of 2018, our fixed costs were, according to the guidance of GAAP, estimated by us to be approximately 18% of our revenues. We arrived at this percentage by estimating the number of units we anticipated delivering to our customers during the full year, using the best information available to us about our contracted backlog, and then allocating a proportionate share (based upon those estimates) of our fixed costs to each of the units we actually delivered during the first three quarters. If we had estimated that we would deliver twice as many similarly priced units, then our estimated fixed cost contribution would have been approximately half that amount, or around 9% of revenue, which would have improved our estimated gross profit by the same amount. If we had sold four times as many similarly priced units, then our fixed cost contributions would be around 4.5% of our revenue and so on. In each case, the more units we sell the less fixed costs are allocated to each unit because the fixed costs are shared among more units. Even if our variable costs per unit do not decline with increased volume (which we expect them to do), our total costs per unit should fall as we increase the number of units we sell. In fact, as a result of design and production delays caused by operating capital shortages, we delivered less units in 2018 than we had anticipated at the time we created our overhead allocation estimates. We recognized the resulting negative impact to our gross profits in the fourth quarter of 2018.

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In prior years, we have generally reported gross losses because the combination of our fixed and variable costs resulted in COGS which were greater than the revenues we generated from the sale of our products. Please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operation beginning on page 37 and our financial statements beginning on page F-1 of this document for a full description of our financial results.

•	Measures we are taking to improve our gross profits. We are continually striving to increase our sales volumes and in 2018, our revenues were 336% higher than our 2017 results. We believe that this trend will continue and our backlog (approximately $4.4M at December 31, 2018, which the Company expects to convert to revenue in the first half of 2019) and pipeline (approximately $27M including the latest California Contract) combined with positive growth trends in demand in the markets in which we focus, inform that belief. See “Industry Overview” in this prospectus.

We have assumed in the past, and continue to assume, that our sales will increase and will, as a result, reduce the impact of our per unit fixed cost contributions. For example, we believe that our factory and current staffing level is sufficiently large to allow for a capacity several times the current production rate without significant increases in fixed costs. We selected a factory of this size and staffing level (along with its fixed costs) because we believe that we will be able to grow our sales as the markets we address, such as electric vehicle (EV) charging, grow as further discussed in this document. We also believe that it is not unusual for manufacturing companies to have higher fixed cost contributions to their COGS in the early stages of market and product development. We anticipated this as we planned for growth with our current facilities, even though we understood that these higher fixed costs would negatively impact our gross profits in the early stages of our evolution.

We also continue to strive to reduce our direct variable costs and we have observed that in many instances we have been successful in this area. For example, we have negotiated reduced pricing with our vendors of steel, solar panels, inverters, tracking gears and batteries which are the largest cost contributors to each of our products. We have also become more efficient in our fabrication processes which has reduced the direct unit labor hours associated with producing our products.

There are also market forces at work which, in the case of our most expensive components, are contributing to lower direct variable costs for our products. According to Forbes, battery prices have fallen from $1000 per kWh in 2010 to $200 per kWh in 2017, and Forbes forecasts that prices will reach $100 per kWh by 2025. Forbes also forecasts that second life (used batteries which would still work on our products) will fall to $50 per kWh. We currently pay more than $300 per kWh and as such see significant opportunities for future reductions in our COGS as the price of batteries falls. Batteries currently make up approximately 24% of our COGS on an average EV ARC™ unit.

Solar modules have seen similar precipitous price declines. Bloomberg provides a benchmark monocrystaline module price of $0.37 per watt in 2017 down from $10.00 per watt in the early nineties. While we use more expensive modules than the Bloomberg benchmark (because they are higher quality and have a higher output efficiency), we have still benefited significantly during the last few years from the decrease in solar module pricing. We believe that we will see further reductions in cost per watt for the foreseeable future. Solar modules currently make up approximately 11% of our COGS on an average EV ARC™ unit.

We have observed that increased unit sales do not only reduce our fixed per unit costs but can also favorably impact our direct variable costs. For example, on October 1, 2018, we negotiated a reduction of approximately five percent on the price we pay for steel for our products. On the same day we negotiated a reduction of approximately three percent on the price that we pay for certain major electronic components that we integrate into our products. Our solar module vendor has informed us that our current increased purchasing should result in a 4% reduction in the price that we pay for solar modules. We anticipate achieving that reduction as a result of the increased volume in orders we are placing. These price reductions have not been driven by commodity pricing, rather, they are the result of our increased buying power with our vendors and in particular, the large orders we are placing so that we can execute on our backlog which at December 31, 2018 is at approximately $4.4M (which the Company expects to convert to revenue in the first half of 2019. We have observed that we have been able to negotiate price reductions on other components and commodities that we integrate into our end products as a result of our increased buying power. We believe that there are further significant gains to be made in that area as our sales volumes increase.

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We currently outsource the painting and coating of our products to a third party. We are aware that the third-party endeavors to earn a gross profit when selling paint and coating services to us. We also incur costs and disruptions transporting our products to and from the painting vendor’s facility. We believe that an investment in an improvement to our facility which would make it possible for us to paint and coat our own products would lead to cost reductions related to those tasks and improved product flow which might further reduce our COGS and increase our production capacity.

Our pricing strategies and our investments in fixed overheads such as our manufacturing facility have been driven by our belief that the demand for our products will increase as the markets on which we focus evolve, and we see an increase in unit sales as a result. We have not endeavored to cover all of our costs with the sale of a small number of units because we believe that the higher sales price might have priced our products out of the market. Our belief in the growth of our target markets and in our ability to continually reduce costs as we increase production volumes has led us to the decisions we have made around product pricing and investment in overhead. We believe the growth in our sales and our historical ability to reduce direct variable costs support our continuation of this strategy and that we can increase our gross profit margins to 50%, including fixed cost contributions, in the future. The management team encourages all members of our sales and operations teams to contribute continuously to these efforts.

•	Increased leverage of outsourcing as our manufacturing process scales. We have invested in facilities to enable us to produce our products in-house. This strategy has enabled us to efficiently grow through our product development process while controlling and reducing costs. However, as our product development process matures and as we become experts on our manufacturing process, we believe that there will be certain components of our manufacturing process that will be outsourced to manufacturing vendors. We believe that we will be able to cherry pick certain of our components for outsourced manufacturing, simultaneously reducing our costs and increasing our capacity. While we intend to continue in-house manufacturing for all new products as they advance through product development, we anticipate a future when the manufacturing of our mature products is carried out by far larger and more efficient manufacturers at greater speed and lower cost.

•	Expansion of our recurring revenue business. As our business matures we will begin to expand the recurring revenue component of our business model through service and maintenance contracts, data gathering and sharing, outdoor media and branding, naming rights, and sponsorship of networks of our products. Historically, we did not focus on service and maintenance contracts but rather focused on unit number growth. Many of our customers have indicated to us that they would be interested in acquiring service and maintenance contracts as well as extended warranties from us. We believe that as we grow our customer base we will have increasing opportunities to add recurring revenue through these services. We believe that our ability to gather and share data about the vehicles and other users of our products may become increasingly valuable as the markets we focus on, such as EV charging, mature. We are working with partners to create recurring revenue streams through sponsorship and naming rights for networks of our products.

•	Capture market share of the electrified personal and public transportation space, which is at a nascent phase. To date we have concentrated on fueling the revolution in sedan electrification, however, we believe that other modes of electrified transportation are growing rapidly. The expansion in the use of electric bicycles, scooters and motor scooters is evident in many large cities across the U.S., Asia and Europe. As more people rely on last mile solutions such as e-bikes and e-scooters, the requirements for charging infrastructure will proliferate. We are working with an electric bike and scooter manufacturer to bundle two wheeled electric modes of transport with our EV ARC™ product. We believe that sales of bundled solutions combining our products with others transportation solutions represents another significant growth opportunity. The growth in the use of electric buses is happening at a more rapid pace than that of EV sedans. We have already sold our Solar Tree® DC fast charging solution to the Fresno County Rural Transit Authority for use in the charging of their public buses. This will be our first such deployment but we believe that it will lead to significant opportunities in this rapidly growing space.

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•	The network effect (IoT) will drive significant value from the data we collect. The units we produce communicate to our central facility which creates a network effect. Units will be able to communicate with each other in the future. Each of our products sends data back to our central facility across a wireless network. The more units we have deployed the more data we will be able collect and the more we can learn about charging habits, EVs, traffic patterns and many other useful data sets. We believe that there will be significant value in this data in the future. For example, we believe that our outdoor media business segment will become more valuable as more units are deployed and communicating data about their individual usage. Our ability to communicate remotely with our media assets means that we will increasingly be able to change content on the units, perhaps in response to the individual users. As parcel delivery increasingly electrifies and the usage of drones and package drop-off locations multiply, we believe that our portfolio of deployed assets, particularly UAV ARC™ units, will become increasingly valuable as a source of electricity for fueling and energizing network assets as well as physical assets, which will allow for branded “locker” facilities.

•	Continued expansion of our Outdoor Media Business unit. We believe that a significant opportunity for increasing out margins and recurring revenue exists in this business unit as a result of new contract wins. In November 2017 we signed an agreement with Outfront Media (NYSE:OUT) to sell naming rights and sponsorship arrangements for networks of our products deployed across cities. The contract currently only specifies San Diego. The Company and Outfront Media are in discussions to expand the contract to include other cities nationwide, although no definitive agreement or amendment has yet been entered into. We believe that we are progressing towards success with this initiative. We intend to retain title to future products deployed under this business model and believe that we will be able to capture significant and increasing levels of recurring revenue while maintaining ownership of the underlying assets. Although we have delivered a small number of our products with outdoor media platforms integrated to date, we believe there is significant room to expand this aspect of our business in a meaningful way.

•	Develop and innovate new products while building a strong IP portfolio. The majority of our revenues come from sales of our EV ARC™ and our Solar Tree® product family. The underlying technology is the same for both product sets and we have leveraged the same proprietary underlying technology to invent two new products which are currently patent pending: (i) EV Standard™, which is a renewable energy street lamp replacement EV charging solution, and (ii) UAV ARC™ or DCN™ – Drone Charging Network, a renewable energy drone recharging product. This will allow us to broaden our market appeal while not significantly increasing the requirements of our manufacturing lines. We believe this strategy will enable us to grow revenues more profitably through increased operating leverage. We intend to continue to research other areas in which we believe that our ability to deliver rapidly deployed, highly reliable and cost effective sources of renewable energy in a productized format are embraced by prospective customers, so that we can continue to invent and develop new products which we believe will bring value to our target audiences. We believe that with sufficient investment we will be able to bring new products to market and create significant and rapidly growing opportunities to generate more revenue.

Key Initiatives

Our growth strategy will target a number of key initiatives as we scale our business. Currently we are focused as follows:

Targeting State and Local Governments Who Are Implementing Renewable Energy Initiatives.

We have been successful in wining contracts from a number of state and local governments. We will continue to target these entities as a result of changing environmental policies that are positively impacting the products that we produce.

During 2016 and 2017 the State of California’s Department of General Services and New York City’s Department of City Administration Services, respectively, both conducted global searches for products which could compete with the EV ARC™. In both instances they released publicly available ‘Requests for Proposals’ for competing products and in both cases, though the contracts were competitively offered, only Envision demonstrated that it has a product which met their specifications. In both cases we were the only qualified respondents to the contracting process and in both cases we were awarded multi-year, multi-million dollar contracts.

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Envision’s EV ARC™ product was selected for a State of California contract for transportable, solar powered EV chargers. As far as we are aware, there were no other respondents to the State’s RFP (request for proposal) with products which qualified, further supporting our belief that EV ARC™ is a product which is unique in the market. Similarly, when we responded to the New York City RFP, we believe we were the only respondent with a qualifying product. Staff members from the State of California have commented to us that they believe that they are behind goals where the deployment of EV charging infrastructure is concerned. In July 2015, we were awarded a mandatory contract to supply EV ARC™ to California state agencies (to the extent ordered by them) by the Department of General Services of the State of California, for a term of one year with two one-year renewal options. This contract was renewed by the State of California in 2016 and we have regularly delivered EV ARC™ products to state agencies since 2016. In June 2018, our contract with the State of California was renewed by the State for up to four more years (two years with two more one-year options at the State’s election), and its scope was expanded to include more of our products. The State estimated the value of the renewed contract to be over $20 million. On September 10, 2018, the Company received a new $3,300,000 order from the City of New York for 50 EV ARC™ units for delivery (in the fourth quarter of 2018 and first quarter of 2019). The Company’s total contracted backlog is now estimated to be approximately $4.4M at December 31, 2018 (which the Company expects to convert to revenue in the first half of 2019).

We believe that the major impediments to the deployment of EV chargers are the requirements for civil works such as trenching and foundations, as well as limited access to sufficient electrical circuits to support EV charging in the locations where it is needed. However, Envision’s products do not require access to utility grid circuits, and as such are perfect for remote locations such as rest areas and park & rides. Our EV ARC™ products can be deployed in minutes and our Solar Tree® and EV ARC™ DCFC products can provide over 1,000 e miles per day through DC fast chargers which will deliver a full charge to a Nissan Leaf (for example) in 30 minutes or so. We believe that this makes our products ideal for many of the State of California’s goals for the electrification of transportation, and as such, we are aggressively targeting the State with face to face meetings and educational materials. We believe that if we continue to be successful with the State of California and Caltrans, these relationships will help us to expand sales to other states, the federal government, and the Department of Defense as a result of us having gone through the extensive due diligence with these entities. We believe that the purchase orders we have received from multiple municipalities and also from Department of Energy National Laboratories are validating our business plan and the need for our products in the market.

New York City made its first purchase of EV ARC™ products during the second quarter of 2015. New York’s Mayor Deblasio recently announced what the city believes are the most aggressive EV adoption targets of any major city in the world. Its goals call for over 2,000 EVs to enter the city’s fleets by the end of 2018 with an investment of $50 to $80 million over the next 10 years to support additional charging infrastructure.

In September 2016, New York City’s Department of City Administration Services (DCAS) (the City’s contracting department) released an Invitation to Bid (“ITB”) for EV charging infrastructure. The ITB specified Envision Solar’s EV ARC™ product. After submitting our response, we attended the bid opening where Envision was the only respondent. We were awarded a contract by DCAS in April 2017. The contract is similar to the one we have with the State of California in that it enables any NYC department to buy EV ARC™ products without having to go through any further due diligence or competitive bidding process. DCAS itself is a customer and has ordered product from us. As of December 31, 2018, we have delivered 52 EV ARC™ units to New York City for a total value of approximately $3.5 million. EV ARC™ is being used by NYPD, Department of Design and Construction, NY Dept. of Education and other entities. We believe that the City’s requirements for rapidly deployed and highly scalable EV charging infrastructure will only increase in the coming year and the recent order of 50 more EV ARC™ units from New York reinforces that belief. We expect that New York City will own approximately 1,900 EVs by the end of its fiscal year ending June 30, 2019.

There are over 19,000 municipalities in the U.S. Our products are being used in approximately 82 of them as of the date of this prospectus. We believe that the municipal market for our products is robust and offers significant opportunities.

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Creative Financing Mechanisms to Solve Our Customers’ Needs.

We have observed that our EV ARC™ product is often less expensive for our customers than the costs associated with grid-connected chargers. We have also observed that many of our customers do not always have sufficient capital resources to allow them to purchase as much EV charging infrastructure as they need. We have been told by certain government customers that they have greater flexibility to pay operating expenses (“Op Ex”) than capital expenditures (“Cap Ex”). Furthermore, many of our customers, for example government entities, are not able to take advantage of the tax incentives offered by the Federal and state governments as they do not have a tax liability. As a result, we are working with a group of equity and tax equity investors and debt providers to create a financing mechanism which will allow our prospective customers to take advantage of our products through making a series of monthly payments spread out over many years. The cost of the products to our customers will be reduced by the available tax incentives which will inure to the investors who will in turn pass on the savings in the form of reduced monthly payments. In the future, we may offer financing of our products internally so that we can increase our recurring revenue and capture the tax incentives for the benefit of the Company.

During meetings with various state government officials we have been led to believe that the combination of reduced overall costs and the spreading of those costs across many years through monthly payments might make it more likely that government entities can order larger volumes of our products. Initially the Company’s cash flows are not expected to be impacted by this structure as the investors would take title to the products and pay Envision the full price for them at the inception of the plan. However, it is possible that at some time in the future we may elect to increase our involvement in this process as a means to create a source of recurring revenue and also to take advantage of the spread on the cost of the capital we source and that which we charge our customers for the financing.

International Renewable Energy Policy is Facilitating our International Expansion Plans.

EV growth is active in many parts of the globe. So is the need for energy security and the desire for outdoor media. Many nations are ahead of the U.S. in terms of per capita spending for EVs and also in the rates of the growth of EVs. We believe that our products solve many of the same problems globally that they solve in the United States. We believe our ability to export our intellectual property and our knowledge is better than it has ever been in the past. We have adapted our products so that they are easily shipped as simple kits or in folded expandable form in a standard shipping container. We have moved from project to product so that we do not have to be on site when our products are installed, which means that we can ship products anywhere in the world, leaving the installation work to local resources. We also believe that the knowledge we gained by putting an in-house fabrication facility in place, inexpensively, to fabricate our products could allow us to rapidly scale in international markets.

Many nations including the United Kingdom, Norway, Germany, France, and India have announced total bans on internal combustion vehicle sales after 2040, starting with Norway in 2025. China is considering similar bans.

We believe that in order to achieve global goals for EV charging infrastructure, a rapidly deployable and highly scalable set of EV charging solutions like those we offer will be vital. We believe our products will be needed both in the U.S. and internationally. For this reason, we are continuing to explore opportunities to expand internationally.

Our current international focuses are in the European Union (“EU”), the UAE (specifically Dubai) and China. In Spain, we continue to work with Aconfort, a Spanish company with whom we have a multi-year relationship. We have registered the name Envision Europe SA and we plan to send the EV ARC™ components to Spain as sales volumes dictate. Initially, we expect that EV ARC™ will be shipped in pieces to Spain where it will be reassembled by Envision Europe personnel (these will be Aconfort employees in the early stages). Certain components such as solar modules and gears, which are subject to tariffs when imported to the EU, will be sourced locally to reduce costs. As the market for our products expands, we plan to hire employees and take on more of the fabrication tasks in Spain while reducing the components we ship from the United States. As quickly as the market will support this, we intend to become self-sufficient in the EU. It is our intention to form a subsidiary in Spain. We shipped the first EV ARC™ unit to Spain in 2016 where it has been featured in a highly visible location in the center of Malaga.

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According to the government in Beijing, China will spend $200 billion on EV charging infrastructure over the next decade. Some industry experts have suggested that as much as two thirds of the global spending on EV charging infrastructure will take place in China during the next decade. China is currently the worlds’ largest market for EVs according to Bloomberg. China’s requirements for energy security products are massive and growing rapidly due to electricity interruptions, according to Chinese governmental agencies. According to ABC News, studies suggest more than one million people die prematurely every year from the toxic air that has engulfed northern China. The Chinese government’s “War on Pollution” will involve the spending of billions of dollars on renewable energy and the electrification of transportation.

Since 2016, we have been engaged in discussions and negotiations with various Chinese entities. We have observed the business and negotiation environment to be complicated and opaque. In April 2018, Envision’s CEO and a delegation from the U.S./China Chamber of Commerce visited China with particular emphasis on one particular province. We believe that substantial progress was made in negotiating a deal whereby Envision’s products might be produced for sale in China in a manner which is beneficial to our shareholders. Our strategy is to take no deal, rather than a poor deal that we do not have full confidence will deliver positive and secure results for the Company. We believe that we have taken a significant step towards realizing the benefits of this strategy.

We continue to work with entities such as the U.S./China Chamber of Commerce in an effort to identify other suitable potential partners in China. We seek to find a partner that can manufacture and sell our products in that region. We have observed that many such entities exist and we further believe that the Chinese market affords attractive opportunities. In April 2018 Envision’s CEO travelled to China with a delegation from the U.S./China Chamber of Commerce with the specific intention of meeting with Shanxi Energy and Traffic Investment Company, LTD. or SETIC, a State-Owned Enterprise (SOE) with approximately 50,000 employees. SETIC is responsible for major transportation and energy initiatives such as the construction of high-speed rail, the owning and operating of fleets of public buses and taxis, and the deployment of renewable energy generation. SETIC currently operates 4,000 electric buses and 10,000 electric taxis, and has plans to electrify its entire fleets. They currently lack sufficient charging infrastructure to service their own requirements and have been tasked by the governing Party in Beijing to expand EV charging infrastructure across Shanxi Province and the rest of China. Envision and SETIC signed a non-binding LOI which describes the terms and conditions governing how both parties will form a NEWCO with equal (50/50) ownership. SETIC will contribute the required financial, human and physical infrastructure resources while Envision will contribute a non-exclusive license to its proprietary technology solutions further described in this document. The NEWCO will be responsible for the selling, manufacturing and deployment of Envision’s products in China. On October 16, 2018, a delegation from SETIC visited Envision’s factory to perform due diligence on the Company, its products and facilities, and to discuss moving forward with the negotiations on a definitive agreement for a new jointly owned company in China (NEWCO). At the end of a series of meetings, which took place throughout the day, the SETIC delegation reported to the Company that they were impressed with the Company, its products and facilities. They expressed their intention to return to Shanxi, China with a recommendation to proceed with the business relationship outlined in the LOI executed by Envision and SETIC in April 2018, and that they wish to accelerate the pace of negotiations and activities required to that end. Our subsequent meeting with SETIC in China in January 2019 continued the progress toward achieving a definitive agreement for launching NEWCO. While this transaction and relationship are not finalized or formalized, we believe that these activities are useful advances towards our goal of becoming active in the world’s largest and most active EV market. We will continue to endeavor to create an agreement with a partner in China with whom we can execute a secure and beneficial arrangement for Envision Solar.

We believe that our international efforts could represent a significant set of new, large, and growing opportunities for the Company to monetize in the future.

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Continue to Create Innovative Industry Leading Products.

EV Standard™ - We have invented and are in the late stages of product development on, our patent pending EV-Standard™ product which is, in our belief, the ideal curb side charging solution. We believe that the “curbside” or “on-street” sector is another area in the developing charging ecosystem which provides major opportunities for us and challenges for our prospective customers and competitors.

UAV ARC™ - We are in the development stage of, and have filed a patent application in the United States for, our new invention providing for aerial and maritime electric drone charging networks powered by renewable energy and readily deployable. Our electric drone charging network infrastructure is designed to extend the range and improve the effectiveness of electrically powered drones.

ARC Mobility™ - We have observed that the commercialization of our ARC Mobility™ transportation solution has revolutionized the way that we deliver our EV ARC™ product to our customers. We believe that EV ARC™ is already the most easily deployed EV charging solution available today. ARC Mobility™ makes it even easier and as a result, we believe it could help increase the product’s penetration and sales. We have already sold ARC Mobility™ to customers including New York City and Google.

Transformer EV ARC™ – We are starting to see increased interest from overseas markets for our products. We are in the process of extending elements of our IP protection to Europe and China. The Chinese have issued a Chinese patent for our EV ARC™ and the European Patent Office issued a notice of intent to grant a patent for EV ARC™ on October 15, 2018. In 2016, we delivered an EV ARC™ to the government of the U.S. Virgin Islands which survived Hurricanes Maria and Irma. We have designed EV ARC™ to be transportable, and within the Continental United States, we can now transport it using either our ARC Mobility™ trailer or commercial trucking companies. We have invented, tested, and delivered a design modification which allows us to effectively collapse the EV ARC™ for containerization with a simple expansion process at the destination which does not require sophisticated personnel, tools or significant time. The United States Patent and Trademark Office (“USPTO”) has issued us a patent on this technological improvement (Transformer ARC™) on or about March 18, 2018. Our first successful deliveries of such units were made to New York City during the third quarter of 2015 as well as to the Caribbean and Spain in 2016. Since that time all EV ARC™ units which have been delivered to customers at locations greater than 1,500 miles from our factory have been Transformer ARC™ products. Management believes that our ability to ship EV ARC™ products in commercial container units will allow us to address overseas and distant markets in a way which has not been possible until the successful testing and delivery of Transformer ARC™, and in a way which we believe no other competitor can match. We believe global growth in EV charging, Out Of Home advertising, and energy security is vibrant. We believe that our ability to ship products worldwide will allow us to take advantage of these global opportunities.

Solar Tree® Structure Product/Technology Development – We are continuing to improve the designs and efficiencies of our products. Significant emphasis is placed on innovation which we believe enables higher quality with increased deployment efficiency and reduced deployment risk. Fabrication and installation methodologies which replace labor with mechanized processes are favored. Our design, fabrication, and procurement processes are under constant improvement to increase efficiency and control costs.

ARC™ Technology is the integration of storage into all existing Envision products. Battery storage removes the intermittency of electrical delivery often cited as a reason for not taking advantage of renewable energy. We believe Envision is positioning itself to be a leader in the convergence of renewable energy generation and storage. We believe our EV ARC™ product is an elegant embodiment of this convergence. We are currently under contract to deliver our Solar Tree® DCFC with integrated battery storage to the Fresno County Rural Transit Authority. Our EV-Standard™ product has battery storage as an integral part of its design. We plan to continue to commit engineering resources to this space with the intention of making all products storage capable. The energy storage market is nascent, and according to industry analysts, poised for growth in the coming months and years. Management intends that we be a leader in the integration of renewable energy products with battery storage solutions.

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Our Products can be Used in Multiple Markets including the Out Door Advertising Market (or Out of Home Advertising –“OOH”), Providing Us with a Unique Opportunity to Expand and Monetize the Markets in Which We Operate.

We believe that our technology can potentially be monetized in a variety of ways to commercially exploit inefficiencies in certain markets such as the advertising industry. By offering a unique, appealing and socially worthy outdoor physical platform to host digital and static outdoor advertising displays or sponsorship and naming rights, we are in a special position to earn revenue in this business.

In November 2017, we executed an agreement with OutFront Media (NYSE:OUT). The agreement covers the relationship in which OutFront sells sponsorship and naming rights to networks of EV ARC™ products distributed across major U.S. cities starting in San Diego, California. OutFront has successfully sold similar deals in the past to fund bike sharing programs and believes that the market for sponsorship and/or naming rights for highly visible, solar powered EV charging networks may be as or more lucrative than the bike sharing programs. The business model involves a third party, typically a large corporation looking to enhance its corporate image, paying a fee for the rights to name or sponsor an EV ARC™ network. The duration of the sponsorship might be three to five years. The fee is calculated based upon Envision’s selling price of the product and a success fee paid to OutFront Media. Envision or a related entity would retain title to the units during the term and at the end of the term we would have the right to repeat the process. We believe that this model may constitute a significant opportunity for growth in the volume of units we deploy, and also a recurring revenue stream to augment our one-time product sales revenues. We are currently working with OutFront Media to secure permission from the City of San Diego for our intended use.

We have also secured an agreement with ACE Parking to deploy EV ARC™ Digital in their parking lots across San Diego, California, and more broadly. We may also seek an advertising partner or work with OutFront Media to monetize the value of the advertising screens. We have walked the ACE locations with an OOH company which has confirmed that they will allow for sufficient visibility of our screens to make an attractive advertising platform. The OOH company identified 60 initial locations in San Diego which the Company believes will generate advertising revenue using our EV ARC™ Digital. We will continue to seek to develop relationships with OOH providers. With success in San Diego, management plans to endeavor to expand our EV ARC™ Digital network to other cities. Management believes that the combination of our transportable, solar powered EV chargers with digital and static advertising may present a significant growth opportunity for the Company.

Differentiation from Competitors

We believe our chief differentiators from our competitors are our ability to invent, design, engineer, and manufacture solar powered products which dramatically reduce the cost, time and complexity of the installation and operation of EV charging infrastructure and outdoor media platforms when compared to traditional, utility grid tied alternatives.

•	Rapid deployability and scalability of our products. We believe that our products are more rapidly deployed and more scalable than any of the other solutions in the markets we target. At a time when rapid growth is required in the amount of publicly available EV charging infrastructure we believe that our ability to deploy permanent solutions in a fraction of the time and often for much lower costs than our competition is a significant differentiator.

•	Lower total cost of ownership. We believe that our reliance on renewable energy sources such as solar and wind rather than utility provided electricity, combined with our low or no construction installation requirements, will make our products less expensive to own and operate in many instances.

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•	Environmentally sound approach. We believe that many of our customers are increasingly aware of the environmental impacts of their operations. Those customers who are installing EV charging infrastructure are aware of the pollution associated with transportation and seek the cleanest method of fueling their vehicles. This is a significant contributing factor in their choice of electric vehicles. Because our products can be entirely powered by renewable, clean, solar energy as opposed to grid electricity which is 63% powered by carbon fuels and nuclear energy in the US, we believe that our environmentally sound approach will continue to be viewed as a significant differentiator by our customers and prospects.

•	Unique operating capabilities of our products. We believe that our product’s capability to operate during grid outages and to provide a source of emergency power rather than becoming inoperable during times of emergency or other grid interruptions is a significant differentiator from our competitors. Our products give our customers ultimate flexibility in a time of need while also providing operational efficiencies in normal operating conditions.

•	Strong patent portfolio to protect our products. Our ability to create new and patentable inventions which are marketable and a complex integration of our own proprietary technology and parts with other commonly available engineered components is a further barrier to entry for our competition. The resulting products are built to have the longest life expectancy in the industry while also delivering valuable amenities and potentially highly attractive revenue opportunities for our customers.

•	Diversified product portfolio provides multiple markets to monetize. Envision’s products are designed to deliver multiple layers of value. Those value propositions include impact free renewably energized EV charging; media, branding, and advertising platforms; sustainable and secure energy production and storage; reduced carbon footprint; high visibility "green halo" branding; reduction of net operating costs through reduced utility bills; and revenue creation opportunities through sales of digital out of home (“DOOH”) media. The Company sells its products to customers with requirements in one or more of the three markets it addresses. Qualified customers can also lease our EV ARC™ products through leasing relationships we have developed, but not yet utilized. Envision’s products can qualify for various federal, state, and local financial incentives which can significantly reduce final out-of-pocket costs from our selling price for eligible customers.

•	Manufacturing and operating efficiencies. We believe that the continuation of our strategy to create highly engineered, highly scalable products that are manufactured in-house and that are delivered complete or as a kit of parts to the customer site, and which require minimal planning, entitlement, or field labor activities, is further positioning us as a leader in the provision of unique and highly scalable solutions to the markets we target. Our products are complex but standardized, readily deployable and reduce the exposure of the Company and our customers to the risks and inherent margin erosion that are incumbent in field deployments.

We have invented and incorporated EnvisionTrak™, our patented and proprietary tracking solution, into all of our products, furthering the unique nature of our products and, we believe, increasing our technological leadership within the industry. EnvisionTrak™ is a complex integration of high quality gearing, electrical motors, and controls which are combined in a robust, highly engineered, and reliable manner. While there are many tracking solutions available to the solar industry, we believe EnvisionTrak™ is the only tracking solution which causes the solar array to orient itself in alignment with the sun without swinging, rotating, or leaving its lineal alignment with the parking spaces. We have received a patent on our claims of these attributes. We believe this is a vital attribute in solar generators in parking environments, since any swinging or rotating arrays could result in impeding the flow of traffic, particularly first responders such as fire trucks, in the drive aisles. It is a violation of many local codes to have restricted overhead clearance in the drive aisles. EnvisionTrak™ has been demonstrated, through data obtained from our customers, to significantly increase electrical production. An additional value is derived from the high visual appeal created by EV ARC™ or Solar Tree® structures which are tracking the sun in perfect synchronicity. EV ARC™ and Solar Tree® products incorporate our latest engineering and fabrication improvements. This has allowed us to reduce costs and time to deploy Solar Tree® structures, and we have seen improvements in the fabrication processes for all of our products. We anticipate further improvements in future deployments of the products as we incorporate more smart technology, data management and energy storage capabilities.

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EV ARC™ products fit in a standard legal-sized parking space but they do not render that parking space unusable because vehicles, EV or otherwise, can park on the high-traction ballast pad. This is a significant differentiator for our product as most commercial and government owned parking lots have a minimum number of parking spaces which they must provide, according to local codes, to support their tenants, employees and visitors. Reducing, even by one, the number of available parking spaces might place the building out of compliance with local and perhaps other codes. We believe that the fact that EV ARC™ does not reduce parking creates a significant barrier to entry for our competition as our high-traction ballast pad forms part of our patent. EV ARC™ products are delivered to our customers’ sites ready to operate.

For customer locations within 1,500 miles of our factory, we use our proprietary and unique transportation system, the ARC Mobility™ trailer (“AMT”). The AMT is a hydraulically operated trailer which is towed behind a standard one-ton pick-up truck with either a hitch or a gooseneck connection. The AMT uses hydraulics to elevate the EV ARC™ unit above the ground and fix it beneath the AMT trailer where it stays during transportation. Upon arrival at the site the driver uses the hydraulic system to lower the EV ARC™ product into its designated parking space. This process takes as little as four minutes and is performed by one individual with no other specialized equipment. We typically deliver EV ARC™ products during the night because our target parking spaces are generally open at that time. For very tight locations we have a small electric powered tug which can maneuver the AMT into locations which will not accommodate both the truck and the trailer. Destinations which are greater than 1,500 miles from our office are reached through deliveries by third-party carrier’s trucks and trailers or in standard shipping containers by truck, rail or sea. Because the EV ARC™ is too large to fit inside a container in its fully erect position we have invented, patented and perfected a modification to the product which we call Transformer ARC™. Transformer ARC™ products can, using a hydraulic ram, collapse in upon themselves (stowing) thus presenting a much smaller form factor which will fit inside a shipping container. When the Transformer ARC™ product arrives at its destination it is un-stowed using the same hydraulic ram and then placed, fully erect, into its designated parking space. The Transformer ARC™ modification to the EV ARC™ is patented. We believe that our ability to ship the EV ARC™ in different configurations and by different means is both unique and a significant differentiator from our competition.

In some instances, we have integrated a digital, static or scrolling advertising screen onto the EV ARC™ creating the EV ARC™ Media. These advertising screens are resistant to weather, theft, and vandalism and are powered entirely by the EV ARC™. The introduction of the advertising screen creates new potential revenue streams for the owner of the EV ARC™ and we believe that this makes an EV ARC™ a more attractive product for certain prospective customers. This advancement could lead to multiple other similar uses of our products. Because the EV ARC™ product delivers valuable services such as solar powered EV charging and a secure energy source which can be used by first responders during grid failures, management believes that the signage, promotion and advertising may be eligible for permitting where other advertising platforms would be prohibited.

EV ARC™, the Solar Tree® and EV Standard™ are designed to address the sizable market of EV charging infrastructure. We believe the current lack of such infrastructure is the single greatest impediment to the adoption of EVs in the U.S. and elsewhere. A standardized, portable, easily deployable EV charger, which is renewably energized rather than relying on carbon based electrical energy, would appear to have significant appeal to those who are interested in the proliferation of EV’s and EV charging infrastructure. We believe no competing company has a similar product, so the Company’s first-to-market position should create an opportunity for a sizable share in the market interest.

Manufacturing and Operating Efficiency

Through ongoing operational improvements, cost reductions and increasing sales volumes, we have reduced the total costs for labor and parts for most individual EV ARC™ products to the point where they are lower than the selling price at the individual product level. We expect to report overall gross profits on overall sales of our products in the near future as we begin to sell sufficient volumes to overcome the impact of overhead costs associated with our fabrication facility, which is sized to accommodate significant growth. Historically, our fixed overhead costs such as rent, insurance and other direct overhead costs were spread across the modest volume of units we had produced and, as a result, we generally recognized net losses on sales rather than gross profits. We continually endeavor to make production improvements in both our products and our processes to reduce our manufacturing costs while maintaining the high quality for which we strive. Since the inception of manufacturing products for sale, we have reduced production costs by over 50%, and increased the power and performance of those products by 87%. At the same time, we have significantly decreased the production elements required to produce each unit, reducing the time necessary to complete assembly. As unit sales continue to increase and are sufficient to overcome certain fixed overhead costs shared amongst all of our production, and we sustain the trend of reducing our costs through improved economies of scale, production process improvements, and component cost reductions, management believes that gross profits will be realized and maintained. In 2018 we announced record revenues and declining gross losses. We believe this is a validation of our assertion that with enough volume we can and will produce positive gross margins.

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Operations

We are headquartered in San Diego, California in a leased 50,000 square foot building professionally equipped to handle the significant growth possibilities we believe are in front of us. The facility houses our corporate operations, sales, design, engineering and product manufacturing.

The EV ARC™ and Solar Tree® structures are currently fabricated in this facility. We intend to fabricate EV-Standard™ and UAV ARC™ in the same facility. We have reduced certain direct costs associated with individual products as a result of insourcing fabrication. We believe we have been better able to control quality as a result of our own in-house manufacturing processes as opposed to outsourcing this activity as we did in the past. We have made improvements to existing products and are able to introduce new products in a much more timely and efficient manner. Management believes that the product development process is significantly faster and less expensive when carried out by an in-house fabrication facility. We sell our Solar Tree® products as an engineered kit of parts to be installed by third parties employed by the buyer of the Solar Tree® kit. We will continue to deliver our EV ARC™ product, using the specialized and proprietary ARC Mobility™ trailer, within an approximate 1,500-mile range of our fabrication facility, and use third party transportation solutions and Transformer ARC™ for greater distances. Our EV Standard™ and UAV ARC™ will be delivered by third party transportation providers.

Management believes that the continuation of our strategy to create highly engineered, highly scalable products which are delivered complete or as a kit of parts to the customer site, and which require minimal planning, entitlement, or field labor activities, is further positioning us as a leader in the provision of unique and highly scalable solutions to the market markets we target. Our products are complex but standardized, readily deployable and reduce the exposure of the Company and our customers to the risks and inherent margin erosion that are incumbent in field deployments. Wherever possible, the components of the Solar Tree® structures are factory integrated and assembled such that complete assemblies are delivered to customer sites so that they may be erected and installed by readily available local labor contracted directly by the site host without our involvement. As part of the delivery of Solar Tree structures to our customers, our design and engineering team has created a detailed, step by step, installation manual that can be used by any competent construction firm to seamlessly erect and install our structures. With this manual, we believe the ease of installation can be directly communicated to minimize installation costs and thereby reduce sales hurdles, resulting in increased sales.

The EV ARC™ product family requires no field installation work and is typically delivered to the customer site by us or by a third-party transportation company for a fee.

We continue to bring engineering improvements to our products that are designed to increase the level of standardization and reduce the field labor and effort required for product deployment. The EV ARC™ is the embodiment of this strategy in that it requires almost no field activity beyond “parking” it in a space. We have invented and produced the ARC Mobility™ trailer which is a hydraulically operated delivery trailer that can place an EV ARC™ in its final location in as little as four minutes.

We strive to benefit by the deliberate continued utilization of certain outsourced resources. While we develop all intellectual property in-house, product designs are vetted by third-party structural and electrical engineering firms to ensure that the designs meet the local jurisdictional requirements and codifications for the deployment locations. We believe this further helps dissipate potential liabilities for the structural and electrical elements by providing additionally insured experts with partial responsibility for the designs.

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Sales and Marketing

Envision uses research to identify potential customers utilizing the following list of titles: Fleet Managers, Facilities Mangers, Parking Managers, Public Works, Equipment Managers, City Planners, Acquisitions, Transportation Managers, Sustainability Managers, Environmental Services, Energy Managers, Engineering and Energy Consultants. This is straight forward in the government space, however, reaching persons responsible for adopting and implementing EV charging infrastructure in the enterprise space can be challenging and resource intensive. The challenge for marketing and sales is reaching customers early when they have the initial need and before they choose a more difficult and costly method of installing EV charging infrastructure.

Envision uses a layered approach to marketing in support of direct sales, involving a combination of regional and industry focused campaigns, nurturing campaigns, tradeshows, speaking opportunities, product demonstrations, press releases and social media (Facebook, Instagram, Twitter, and LinkedIn). We are rebranding and updating our website which will serve as a foundation to connect with our customers, influencers, investors and enthusiasts. Envision is, we believe, an industry leader in the EV charging infrastructure space and the website will be used to highlight that with webinars and industry news to automate the education of our markets helping them confidently make an informed decision about the purchase of our products. Presentation and execution will continue to remain a priority and we will keep sales and marketing materials updated to ensure messaging is on point and consistent with our product offering, customer’s needs and industry standards.

We have recently engaged an artificial intelligence (AI) company, Kriya Ai, to assist us in the identification of prospective customers. We have previously relied upon manual searches to identify potential leads, using certain characteristics we believe are common amongst those who might buy our products. The AI tool can be embedded with the same characteristics and once so embedded, will automatically search the World Wide Web, seeking prospects that meet our requirements. The AI tool will also automate the initial contact with the prospects thus drastically reducing the time and energy our sales people have to invest in prospect identification. We believe that a lack of knowledge about our company and products is one of the most significant inhibitors of our sales and as such we are continuously seeking new ways to efficiently inform potential buyers of our product’s existence. We believe that the use of AI will play a significant role in our future sales efforts.

Envision products can have a long sales cycle. This is a sophisticated sale and often a large capital expense for our customers. Sales often hinge on bureaucratic processes and funding approval. Political mandates do not always equal availability of resources to execute policy into action. We will continue to strive to increase conversion rates by providing a “boutique like” sales experience once prospects have been identified. The sales team uses Salesforce to track and maintain contact with customers and Salesloft to increase the efficiency of campaigns and measure effectiveness. Data metrics and a rigorous evaluation of budgets will be used to maximize the impact of resources. Our sales team personnel are experts on our products and make sure our products are selected and designed to exceed our customer's needs.

Historically, we concentrated a sizeable portion of our resources on product development and engineering. We now have a reproducible suite of products which address the three market verticals in which we operate (EV charging infrastructure; out of home advertising infrastructure; and energy security). As a result, we have increased our focus on sales and marketing and intend to continue to grow this focus in 2018. In 2016, we hired employees to form a sales team to sell our products directly through telephone and emailing campaigns. We believe our sales team has created a significant pipeline of prospective customers and has already converted such efforts into contracted sales. From this point onward, our sales activities are being undertaken in the following manner: direct sales efforts undertaken by our “in-house” sales team, direct sales efforts undertaken by other independent contractors, direct sales efforts as a result of management relationships, and follow-on sales to existing customers. Whenever possible, we will increasingly use AI and other methods we deem appropriate to identify prospective customers.

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Our marketing efforts are responsible for the generation of many of our sales leads and have included : attendance at trade shows and conferences, often with live demonstrations of EV ARC™, deliveries of a demonstration EV ARC™ unit to potential customer sites so the customer can directly experience the benefits of the product, web site and limited search engine optimization, direct electronic mailings to prospects within our target markets, social media outreach on Facebook, Instagram, Twitter, and LinkedIn, video postings on YouTube and Vimeo, distribution of printed materials promoting our products, industry speaking engagements and subject matter expertise panel participation across the United States, with media interviews in print, radio and television. Currently we are targeting Corporations, outdoor advertising companies, automotive related companies, municipalities, state and federal government entities, utilities and commercial real estate.

We also have independently contracted sales resources that are paid based upon performance. They are paid a percentage of revenue only when we actually receive payment from our customers. Our team will assist such contractors in the creation of proposal documents when the prospective sale appears to warrant the commitment of resources to such an activity. These contractors are responsible for their own costs except in some instances where the Company’s management pre-approves an expenditure aimed at winning a sales contract.

We continue to explore the use of sales channels to communicate the value of and sell our products. Examples of the types of channels we seek are: upstream vendors such as solar module manufacturers, inverter manufacturers, battery manufacturers, EVSE manufactures, EV charging service providers, Outdoor advertising companies, General contractors, Architects, and Engineers and consultants.

During 2016, we added multiple members to be a part of our national sales team, including a new director of sales and business development who is a former Navy Seal Intelligence Officer, as well as developed national sales strategies. We continue to pursue and make progress on promising sales opportunities. Using our contracts with the State of California and the City of New York, we continue to garner sales and add new government customers. We have received follow on orders from New York City, Caltrans and others, and added new California ordering departments. We believe we are going to secure new orders from other agencies. We continue to have discussions with other governmental and private sector organizations which management believes will result in near term future orders. Additionally, we have been delivering our EV ARC™ on our ARC Mobility™ trailer to a variety of locations during a “Guerilla” marketing road show. The EV ARC™ is being delivered to corporate campuses in major California metropolitan areas such as San Diego, Los Angeles, San Francisco and Silicon Valley. We pre-announce the free availability of solar powered EV charging – “Driving on Sunshine” – through the human resource and marketing departments of the host companies. It is hoped that the host companies and their employees will see the ease of deployment and the value of highly visible solar powered EV charging, and as a result, buy our products. We believe that this has been a good way to raise awareness about the unique values that our products deliver.

In December 2017, we hosted our first community outreach event showcasing Envision’s products at our factory in San Diego, California. More than 100 local government and private sector workers who had expressed an interest in learning about our products attended. At a certain point in the evening we demonstrated the delivery of an EV ARC™ product to a parking space in our lot. We timed the delivery from the time our delivery truck crossed the property line to the time that an EV was plugged in and charging on the EV ARC™ product. In this manner we were able to demonstrate, to a large number of potential prospective buyers, our ability to deploy an EV ARC™ in as little as four minutes. We believe that this educational outreach was a success and that it has resulted in an enhanced understanding and awareness of our products value and capabilities. We have executed more community outreach events and plan for multiple locations across California, which started in Orange County in March 2018. Our intention is to educate the broadest possible audience to our products’ capabilities. We intend to video the more polished performances and use those to reach a much wider audience across the Internet and social media.

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Major Customer Contracts

In 2017 and 2018, we have had two major customers, the State of California and the City of New York, that have accounted for a substantial portion of our revenue. Indeed, during this period, over 90% of our revenue came from government customers. The following summarizes the basic terms of the current contracts with the State of California and the City of New York:

City of New York Requirement Contract. As of March 17, 2017, the Company received a Requirement Contract from the City of New York (the “NY Contract”) for 36 EV ARCs™ and one ARC Mobility™ trailer, all of which have been delivered, for a total contract price of $3,797,710. The NY Contract is a purchase order under the Company’s master contract with the City of New York. The term of the NY Contract commences on April 17, 2017 and expires on April 16, 2020. When delivered, each unit must be ready for operation. The NY Contract requires the following warranties: at least three years for each complete unit, and 25 years for each photovoltaic (solar) panel, five years for each solar inverter, and two years for each integrated battery solution within each complete unit. We pass through our vendors’ warranties on components such as solar modules and some other long-term warrant items. On September 10, 2018, the Company received a new $3,300,000 order from the City of New York for 50 EV ARC™ units of which the Company delivered 16 such units during 2018 for a contract price of $1,054,560. The Company intends to deliver the remaining units on the purchase order during the first half of 2019.

Contract with the California Department of General Services. On June 12, 2015, the Company’s bid for solicitation was accepted by the California Department of General Services (the “California Contract”). The term of the California Contract is for one year with two extension options for one year. The California Contract permits California state and local government agencies, including cities, counties, special districts, California State universities, University of California systems, K-12 school districts, and community colleges, to purchase EV ARCs™, ARC Mobility Trailers, and related accessories from the Company. As of December 31, 2017, the Company had sold a cumulative total of 38 EV ARCs™ for a cumulative total of $2,365,844 through the California Contract. As of December 31, 2018, the Company had sold a cumulative total of 58 EV ARCs™ for a cumulative total of approximately $3,610,980 through the California Contract. In June 2018, our contract with the State of California was renewed for up to four more years (two years with two additional one-year options), and its scope was expanded to include more of our products, including our EV ARC™ HP DC Fast Charging Electric Vehicle Autonomous Renewable Charger, with a State estimated value of over $20 million.

New Patent Applications, Products and Technologies

We believe that the improved EV charging experience offered by the EV-Standard™ design will be a differentiator for our company in a potentially very large market. On street, or curbside, charging is considered by many jurisdictions to be an important factor in the future EV charging infrastructure mix. This is particularly true in cities like New York and San Francisco where many residents have to park their vehicles on streets and therefore cannot take advantage of EV chargers deployed in parking lots or residences. In New York City many of the city’s fleet vehicles also park on street at night time. While we are supplying our EV ARC™ products to charge New York’s fleet vehicles in parking lots, they seek solutions to charge those vehicles which are parked on the street most of the time. Furthermore, we have learned from California’s Energy Commission (the “CEC”) that as few as one in seven Californian apartment dwellers park their vehicles close enough to an electrical circuit to charge their vehicles overnight, even if there were EV chargers installed at those locations where circuits do exist. CEC states that this will mean that an increase in work place and on street charging must take place if California’s electrification goals are to be met. We currently provide work place charging to certain departments and government agencies of the State of California through our EV ARC™ product. We believe that EV-Standard will become an excellent choice for California, New York and many other cities across the United States and the world as a viable and reliable on-street EV charging solution, and as such, we believe that EV-Standard™ represents an important opportunity for future growth. Like the EV ARC™ and Solar Tree® products, the EV-Standard™ will not rely upon a grid connection and will be able to continue to charge EVs during black-outs or other grid interruptions.

Envision continues to identify other complimentary product offerings and enhancements to current offerings, and is in the design, engineering, and patenting phase on certain such products, including without limitation its new UAV ARC™ drone charging infrastructure product for which it recently filed a new patent application in the United States.

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Intellectual Property

Envision owns the registered trademark Solar Tree® structures. The Company has been issued five patents: one directed to Solar Tree ® structure (patent No. 7,705,277), one directed to EnvisionTrak™, a dual-synchronous tracking system for its solar products (patent No. 8,648,551), one directed to EV ARC™ product (patent No. 9209648), one directed to Transformer ARC™ (patent No. 9,917,471) and one directed to EV ARC™ product in China (Patent No. 201380042601.2). Additionally, on October 15, 2018, the European Patent Office issued a notice of intention to grant a patent for our EV ARC™ product in Europe (European Patent No. 13828020.1). Our EV-Standard™ product is currently patent-pending. Our patented Transformer ARC™ product is patent pending in China. Our UAV ARC™ product is currently patent pending.

Competitors

The markets we address can be intensely competitive. The products we produce are chiefly designed to offer an alternative to traditional, utility grid-tied EV charging infrastructure. As such we are subject to competition from a number of companies which are involved in the design, construction and installation of fixed grid-connected EV charging stations that depend on the utility grid for a source of power, and on the construction and civil and electrical engineering services required for the installation of traditional infrastructure. Rather than competing with specific companies, we instead offer a turnkey technology product solution which competes with an entire ecosystem involving the design, engineering, permitting and constructing of civil projects. A potential customer for our products can chose between buying and installing our turnkey product or engaging a company, or group of companies, to provide the services which, in the end, provide essentially the same services and amenities as our transportable, rapidly deployable solutions. Such a group might include architects, civil engineers, electrical engineers, zoning specialists, consultants, general contractors, electrical contractors, and EVSE vendors. We are not aware of any other Company which offers a product which competes directly with ours, rather, we compete with a wide range of vendors and providers who offer the components of an end solution which our products provide in a single package. Whether we are targeting EV charging, outdoor media or energy security, our chief differentiator is our ability to enable these services and amenities without the requirement for constructed and permitted supporting infrastructure.

EV Charging

The EV charging sector is growing rapidly with many companies playing different roles in the space. Companies such as Schneider, Eaton, AeroVironment, and Bosch manufacture EV charging units but do not offer charging services. Companies such as Chargepoint and Blink (NASDAQ: BLNK) offer EV charging services and hardware but not, typically, installation. It is possible that we have competed for customers with the above-named vendors, however, in most cases we do not find ourselves competing with them because our products often incorporate their products and as such, rather than competing with them we are creating opportunities for them which they would have missed if they relied solely upon traditional grid tied installations. In some instances they introduce our products to their customers. A good example of our partnering with a company which can be viewed as a competitor is that all of the EV ARC™ units we sell to New York City have ChargePoint EVSE (the actual EV charger) installed on them. We are not competing with ChargePoint, we are partnering with them to serve New York’s requirements. It is important to note that while we are involved in the EV charging market, we do not provide an EVSE solution, rather, we enable other best of breed EVSE solutions by providing a source of energy and a mounting asset for them.

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There are many companies which offer installation services for the EV charging market. They are typically from electrical and general contracting backgrounds as well as some larger project management firms such as Black and Veatch, Bechtel, CH2M Hill and AECOM. They aggregate the disparate and fragmented service providers performing traditional construction services which have, until the introduction of our technology alternatives, been essential for the installation of EV chargers. We could be said to compete with these sorts of providers because our products essentially negate the need for the services they provide. There are one or two companies which are endeavoring to find ways to monetize EV charging beyond generating revenue from services or hardware. These activities compete with our outdoor media initiative in that they attempt to use alternate sources of revenue to support EV charging infrastructure and to generate a profit. Volta is a San Francisco based EV charging company which derives revenue through the sale of advertising. Volta gives charging away for free. They are deployed in a small number of shopping malls and other locations. Volta is a privately held company that recently raised $35 million from investors such as GE Ventures, Orsted Venture, nautilus Venture partners, Idinvest, Virgo Investment and Autotech Ventures. Many solar companies are now fixing EV chargers to their parking lot structures and some are offering packages combining solar rooftop installations and EV charger installations for the residential market place. These installations are almost always grid tied and do not include energy storage. We know of no other company that has a fully self-contained, transportable, autonomous, solar powered EV charging solution, and we know of no other company that offers a product which delivers DC fast charging solely from solar generation.

We also face competition, to some extent, from entities which are offering free or discounted EV charging infrastructure to our prospective customers. Utilities such as the three large IOUs (investor owned utilities) in California (SDG&E, PG&E, SCE) have successfully lobbied the CPUC for permission to rate base the costs of installations of EV chargers. As a result, they can offer the installation, or “make readies” of electrical circuits and other civil infrastructure, for a lower price or in some instances for free, to certain customers. We have found that the types of locations and the types of customers to which these benefits are offered are limited and generally do not compete with our solution. The perception amongst our prospective customers that they might qualify for cheap or free installations can, however, complicate our selling process. SDG&E is already using our products, and we are endeavoring to sell our products to PG&E and SCE as well. We believe that we can reduce the negative impact of the competition we face from utilities by demonstrating to them that they can benefit from using our products in the same way that our other customers do, thus converting them to customers and sales channels for our products. In any event, the utilities which do offer discounted installations do not compete with our products post installation where our products offer a life time of free electricity, and the ability to continue delivering EV charging and emergency sources of power during black-outs.

Another example of an entity which is providing free or discounted EV charging infrastructure is Electrify America (EA), the EV charging provider born out of Volkswagen’s “Dieselgate” settlement with the US government. Electrify America is required to spend approximately $2B on EV charging infrastructure ($800M in California) to satisfy the requirements of the settlement. Because EA is paying for some or all of the installation costs associated with the EVSE it deploys, it can compete with us for customers. The provision of the supporting infrastructure is, however, a cost center for EA and not core to its business model. Accordingly, we are in the process of endeavoring to add EA as a customer to enable EA’s EVSE to compete with traditional providers. We believe that in many cases our products will offer a superior and less expensive solution for EA’s requirements. We believe that we can add EA as a customer and reduce its impact as a competitor.

Below is a table showing a comparison between our EV ARC™ product and all the other offerings we can find, which claim to offer at least some of the same attributes:

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Outdoor Advertising

Envision’s role in the outdoor advertising space is currently anticipated by management to be one of delivering hardware solutions in the billboard, street furniture, and digital signage space. There are large well-established companies such as JC Decaux and Outfront Media (NYSE: OUT) (with whom we have a contract) which specialize in the sale of advertising and also in the production of street furniture solutions. Other vendors in the space include Daktronics which makes digital billboards and street furniture. We have met with both companies and determined that they do not have a transportable solar powered solution. They have expressed that they recognize the value of EV charging infrastructure as a platform for DOOH. They could potentially compete with us if they determine to invest in developing solar powered products, however, we believe that our patents cover aspects of our product that are crucial to its success.

There are many companies which specialize in the placement of outdoor content on existing infrastructure, including but not limited to Capitol Outdoors, Vistar Media, EMC Outdoor and Outfront Media. We are under contract with OutFront and in contact with some others and intend to be in contact with more advertising media firms to educate them about our products. These companies can be seen as competition as they are in the business of taking as much of the market share as they can for outdoor advertising content. However, they do not always produce hardware. With that in mind we see these companies more as potential partners than competitors. Perhaps one of the most interesting entrants into the outdoor digital content placement market is Google. With its announcement of time and place-based content dispersal on outdoor digital screens, Google is taking its advertising placement technology outdoors. Google has several solar and energy projects underway and as such, could create solar powered outdoor advertising technologies. Google is currently a customer, purchasing EV ARC™ products for EV charging on its campuses.

The large outdoor advertisers such as ClearChannel, Outfront Media, Lamar and JC Decaux have combinations of larger format billboards, digital billboards, screens and street furniture. They use combinations of in house and outsourced resources to acquire hardware. We are not aware that any of them currently have solar powered solutions such as those that we offer, however, we have seen each of them pay close attention to sustainable options such as using solar panels adjacent to billboards to power them. We will endeavor, wherever possible, to sell products to these companies. Each of them could create competing products to our products, however, we believe that our patents cover aspects of our product which we believe to be crucial to its success.

Energy Security

Our focus in energy security is to produce solar powered products which include battery energy storage and which can dispatch power during times of grid or hydrocarbon fueled generator failure. There are many companies, both large and small, with solar energy solutions, many with battery storage solutions, and many with combinations of both capabilities. As our focus is on creating products from the combination of solar power generation (wind power is only contemplated for our patent pending EV Standard™), and energy delivery and storage, we view the competition from companies producing these types of solutions to be most relevant to our business. Companies in this space range from small startup companies like Green Charge Networks to behemoths like General Electric and NEC. Siemens, Eaton, Schneider and other large electrical component companies are all also working on combined renewables/storage product solutions. We are in contact with all these companies and have not observed that any of them have a product which provides all the same value and differentiation that our EV ARC™ product delivers.

While we believe that our proprietary designs and our deployment strategies differentiate us from our competitors in the market, there is no assurance that our business, operating results, and financial condition will not be materially adversely affected by our competitors.

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INDUSTRY OVERVIEW

Our Target Markets – EV Charging

For the first time in more than a century’s history of the gasoline powered automobile, we are witnessing the beginnings of a major shift in how we fuel transportation. Although electric vehicles (“EVs”) were prevalent at the birth of the automobile era they were replaced entirely by vehicles with internal combustion engines (“ICEs”). A multi trillion-dollar industry was developed around the sourcing, refining and delivery of hydro-carbon fuels for transportation. Today, Americans spend about half a trillion dollars each year on fuel for internal combustion engine vehicles. The petroleum industry has shaped the history of the 20th and the first part of the 21st centuries.

At the government level, nations such as China, the United Kingdom, France, Norway, India, the Netherlands, Germany, and others are either banning ICEs outright within the next two decades or strongly considering such bans. Tax incentives, grants and other funding for EVs and EV charging infrastructure are common across the globe. China’s president Xi Jingping has recently mandated the deployment, in China, of 4.8 million EV chargers by 2020 with a strong emphasis on renewable energy and pushing EV charging infrastructure into rural and poor communities where utility grid connections are often insufficient to support this new load. Envision recently received a Chinese patent for its EV ARC™, solar powered EV charging product. Morgan Stanley estimates that Western Europe will need three million EV chargers by 2030. We also intend to assertively expand our presence in the European Union, where we currently have a cooperation arrangement with a local company in Spain, which may become the springboard for eventual manufacturing and sales of our products in the European market.

Following are a sampling of headlines taken from recent press describing EV incentives globally. The list is not exhaustive:

•	Subsidies help China sell the most electric cars
•	China extends tax rebate for electric cars, hybrids
•	Germany officially announces a €4,000 incentive for electric vehicles starting in May
•	France plans new incentives to phase out polluting vehicles
•	French families encouraged to switch to electric cars with new subsidies
•	UK announces important £500 million electric car support for infrastructure and rebate
•	Spain finalizes plan for electric vehicle incentive and infrastructure funding
•	Electric Car Incentives In Norway, United Kingdom, France, Germany, Netherlands, and Belgium
•	Reality of subsidies drives Norway’s electric car dream
•	Tax breaks and incentives make Europeans buy cleaner cars
•	Australia Initiates Push for Electric Vehicles with Plans for Incentives
•	Hybrid and electric vehicle growth in India driven by government incentives and changing customer attitudes
•	Partnerships, incentives to get India to 2030 fossil-fuel vehicle ban
•	B.C. drivers can get up to $12K incentive to buy electric vehicle
•	Sweden Offering Huge Tax Rebate on Electric Vehicles
•	New Zealand announces EV incentives
•	Mexico's e-car users get incentives
•	Costa Rica Approves Incentives for Electric Vehicles
•	Puerto Rico offers excise tax breaks on hybrids, electric vehicles
•	Japan Continues to Offer Electric Vehicle Incentives
•	Dubai announces new electric vehicle incentives
•	South Africa Offers Up Unique Incentive for Local Electric Vehicle Manufacturers

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Local and State government activities in the U.S. go beyond offering tax incentives. For example, the City of New York is currently replacing its entire city-owned fleet with EVs. At time of writing, New York City owns approximately 1,700 EVs and is scheduled to own over 2,000 by the end of 2018, according to the Director of Fleet Sustainability of New York City. The State of California has mandated that 5% of all government-controlled parking spaces must be EV ready by 2022 and California’s department of transportation, Caltrans (along with many other departments), is rapidly electrifying its fleet of sedans. Over 35 California mayors, including the mayors of Sacramento, Los Angeles, San Francisco, Oakland and San Jose, have signed an open letter to the California Air Resources Board urging the agency to accelerate the deployment of zero-emission buses. In September 2018, Governor Brown issued a further executive order setting out a goal for California to be carbon neutral by 2045, meaning that all the electricity consumed in the state will have to come from renewable sources. Both New York City and the State of California have signed multi-year, multi-million dollar purchasing contracts with Envision and are currently power users of our products.

Federal agencies such as the Department of Energy (“DOE”) are also electrifying their fleets. The DOE consumes 400 million gallons of gasoline each year and is actively working to reduce its reliance on carbon fuels. As a result, it is converting fleet vehicles from ICEs to EVs. The DOE is a repeat customer of Envision as is the Department of the Navy.

Even war fighters are moving to electric vehicles. The U.S. Marine Corps recently tested tactical electric vehicles at a future war fighting training exercise at Camp Pendleton in California. ICEs require liquid fuels which have to be transported to forward operating bases (“FOB”). Diesel can cost as much as $1,000 per gallon to deliver to a FOB and numerous lives have been lost in the process. ICEs are also loud and generate a heat signature which makes them vulnerable to targeting and highly visible at night. EVs do not require liquid fuels, are very quiet and do not generate exhausts and heat. (The U.S. Marine Corps used Envisions EV ARC™ product to fuel the tactical EV it tested at the event described above). Marine Corps General Robert Neller stated that what Marines really need “is a way to recharge batteries—or maintain a sort of expeditionary power capability that doesn’t cause me to pull a wagon or something.” Envision’s products reliably produce power wherever they are located and do not require any other source of fuel.

Following are a sampling of headlines taken from recent press describing EV incentives in various U.S. states. The list is not exhaustive:

•	New, bigger incentives for electric cars could be ahead in California
•	PG&E Customers Eligible to Save $3,000 on a New Nissan LEAF Electric Vehicle
•	Buying an electric car in Colorado just got $5,000 cheaper
•	Connecticut Starts $3,000 Electric Vehicle Rebate Program
•	Delaware finally adjusts green car incentive program to boost EVs
•	Delaware Now Offers $2,200 EV Rebate + $500 EVSE Incentive
•	Electric vehicle tax credit resurrected in [Atlanta] General Assembly
•	Bill to Extend Maryland EV Tax Credit Moves Forward
•	Massachusetts & Maryland Join In On $3,000 Off 2018 Nissan LEAF
•	Electric-car boosters offer Minnesotans a rebate
•	State Of New York Says 5,750 Drive Clean Rebates Claimed In First Year
•	New York sees big jump in electric vehicle sales after rebate goes into effect
•	Nissan $10,000 Rebate For North Carolina Residents
•	Customers in AEP Ohio territory can get $10,000 off Nissan Leaf purchase
•	Oregon passes electric-car purchase rebates up to $2,500; new EV fees delayed to 2020
•	Pennsylvania awarding up to $5M to support alternative fuel transportation initiatives
•	More charging stations, plus R.I. rebate program, equals more-convenient electric cars
•	Vermont utility offers $1,200 electric vehicle rebate
•	Virginians will get 10% up to $3,500 back on EV purchases if new law passes

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The private sector is also actively engaged in the deployment of EV charging infrastructure. There are companies whose core offering is supporting EV charging as a service, such as Chargepoint and Blink (NASDAQ:BLNK). The most aggressive private sector focus on EV charging infrastructure is coming from businesses which seek to attract EV drivers and be ready for them in the future. Companies are offering workplace EV charging for employees as a means to reduce the company’s carbon footprint, and as an essential recruiting and retention tool. As more customers and employees drive EVs, so then must more businesses and employers offer EV charging to satisfy this new need. Google, Johnson and Johnson, McDonalds, Dell and Genentech are good examples of the sorts of companies, which are offering EV charging for their guests and employees. All of these named companies are current or former Envision customers and using or have used our products. There are also other less obvious new entrants in the EV charging space. In 2017, Shell Oil bought New Motion, one of Europe’s largest EV charging providers. Shell (NYSE:RDSA) is also installing EV chargers in its gas stations in Europe. This is the first move by a major oil company into the EV charging space but there is much evidence to suggest that the others will follow suit. Currently major oil companies like Total are also invested in renewable energy. Total owns a large percentage of Sunpower (NASDAQ: SPWR).

As a result of a settlement with the U.S. government over the “Dieselgate” scandal, Volkswagen has formed Electrify America, a company which will deploy EV charging infrastructure. The settlement calls for VW to spend $2 billion dollars on EV charging infrastructure during the next decade with $800 million in California. Electrify America is a potential customer for Envision as they will need a variety of solutions to meet their mandates. We are in regular contact with them.

The automotive industry in general is actively growing its electric vehicle initiatives. Every major automotive original equipment manufacturer (“OEM”) has announced plans to electrify some or all of its available portfolio of products. Following are a sampling of headlines taken from recent press describing the OEMs actions. The list is not exhaustive:

•	VW plans 16 new EV plants – one in North America
•	VW to spend $50B by 2023 on an “electronic offensive”
•	Volvo expects half its sales to be pure electric vehicles by 2025
•	Volvo to electrify all cars from 2019: 'end of internal-combustion engine alone'
•	BMW: 25 Electrified Models To Arrive By 2025, 12 Of Which Will Be Fully Electric
•	Rolls-Royce may be electrified due to demand
•	Jaguar Land Rover to Electrify Its Entire Lineup by 2020
•	Who's going all-electrified? Volvo, then Jaguar Land Rover, now Lincoln
•	BMW Targets Upwards of 100,000 Electrified Vehicle Sales In 2017
•	GM's Future: 20 All-Electric Vehicles by 2023
•	Ford Promises Performance Electric SUV & 40 Electrified Models By 2025 In $11 Billion Push
•	Hyundai and Kia to Have 26 Electrified Models by 2020
•	INFINITI To Build Five New Models In China And Electrify Its Portfolio
•	Infiniti Will Be “All Electrified” After 2021, Says New Report
•	Ford Plans To Electrify Trucks, SUVs and the Mustang
•	Ford plans $11 billion investment, 40 electrified vehicles by 2022
•	Nissan targets sales of 1 million EVs annually by 2022
•	Tesla expands electric-vehicle portfolio with first truck and an updated roadster
•	Honda (“HMC”) to Launch Electric Cars in Europe and China
•	Honda’s ‘Electric Vision’ – two thirds of European sales to feature electrified powertrains by 2025
•	Honda to electrify two-thirds of its vehicle portfolio by 2030
•	Toyota says all its cars will have an electric or hybrid option by 2025

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The adoption of EVs by individuals is still relatively low in absolute numbers but the trends show significant growth even in the face of cheap gasoline. According to International Energy Agency (“IEA”) analysis, registrations of electric cars hit a new record in 2016, with over 750,000 sales worldwide. According to Bloomberg, over 400,000 EVs have been sold in the second quarter of 2018. With a 29% market share, Norway has incontestably achieved the most successful deployment of electric cars in terms of market share, globally. It is followed by the Netherlands, with a 6.4% electric car market share, and Sweden with 3.4%. The People’s Republic of China (hereafter, “China”), France and the United Kingdom all have electric car market shares close to 1.5%. In 2016, China was by far the largest electric car market, accounting for more than 40% of the electric cars sold in the world and more than double the amount sold in the United States.

The global electric car stock surpassed 2 million vehicles in 2016 after crossing the 1 million threshold in 2015, and exceeded three million vehicles by November 2017. In the third quarter of 2018, the electric vehicle stock increased to four million.

Global EV Adoption 2010 to 2016

Until 2015, the United States accounted for the largest portion of the global electric car stock. In 2016, China became the country with the largest electric car stock, with about a third of the global total. With more than 200 million electric two-wheelers, 3 to 4 million low-speed electric vehicles (“LSEVs”) and more than 300 thousand electric buses, China is also by far the global leader in the electrification of other transport modes.

The growth rates in electric vehicle sales and, as a result, the requirements for supporting infrastructure are impressive. To date, the deployment of electric vehicle service equipment (“EVSE”) has not met the goals set by federal or state governments or any of the larger companies currently engaged in the space. The reasons for the delays are numerous but the main impediments include the following:

a)	Site Acquisition – identifying and leasing/controlling locations

b)	Entitlement – permitting and zoning requirements

c)	Civil Works – foundations and trenching

d)	Inability to move the EV charger once deployed

e)	Energy – sources and cost of energy

f)	Reliability – EV chargers will not work during utility grid interruptions

g)	Telemetry – communications with the EV chargers

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As the number of electric cars on the road has continued to increase, private and publicly accessible charging infrastructure has also continued to grow. In 2016, the annual growth rate of publicly available charging (72%) was higher than, but of a similar magnitude to, the electric car stock growth rate in the same year (60%). We have observed that the rate of sales of our products tracks the growth in EVs. Bloomberg forecasts that there will be 559 million EVs on the road worldwide by 2040. The current ratio of EVs to EV chargers in the world is approximately eight to one, and it is expected that the EV to EV charger ratio will need to be at least two to one by 2030. Even at eight to one, the world will need at least 70 million chargers by 2040, or an average of approximately 3.3 million new chargers every year from 2019, and more than twice that many if all fleets electrify. Many cities across the United States, including Atlanta, Los Angeles, San Francisco, San Jose, Pittsburg, New York and Newark, are transitioning to electric fleets according to the U.S. DOE.

The demand for electrical power to EVs is accordingly expected to increase at an accelerated pace. The United States is expected to require an extra 1.5 TWh of electrical power daily to charge EVs (10TWh is the total daily consumption in the U.S. today). Power plants and the grid require significant upgrades to meet demand and may take decades to catch up. Based on discussions with customers, management believes that a linear foot of wired trench in New York City costs $2,000. EV ARC™ provides significant cost savings. Each EV ARC™ produces approximately $80k of electricity as compared to civil costs for grid-tied EV charging installations of, for example, approximately $2,000 per linear foot of wiring in New York City.

Source: Bloomberg New Energy for the EV information and the Company for EV ARC™ sales

Traditional thinking within the EV charging industry has been that individuals will choose to charge at home and to a great extent this has been true for the early adopters of EVs who have typically been well-off and owners of their own homes. As EVs become more mainstream, solutions will have to be found for the 70% of Americans who do not own a single-family residence. The California Energy Commission (“CEC”) recently published a study in which it concludes that only one in seven Californians apartment dwellers lives in an environment where they can reasonably expect to charge an EV at home. This leaves six of seven Californians in need of alternate charging options. We believe, historically, that California’s results will be similar across the nation and even more pronounced in Europe and Asia where far larger sections of the population live in multi-dwelling units (“MDU”).

Fortunately, there are options for current and future EV owners. An immutable link exists between car ownership and travel to destinations, be those trips for work, shopping, leisure, education or any number of other options. People with cars go places and when they get there they tend to dwell for a while. In fact, the average privately-owned sedan in the U.S. spends 95% of its time parked. Typical parking spots offer excellent environments for EVs to re-fuel opportunistically while the owners happen to be at the location for whatever reason originally took them there. Workplace, retail, healthcare, leisure, education – all of these environments, and any others with parking, offer excellent opportunities for the majority of EV owners to refuel. According to the Department of Transportation, the average American sedan travels 31.4 miles each day. A typical Level II EV charger delivers 25 miles of charge to an EV in an hour. In other words, 45 minutes charging at the supermarket and another 45 minutes charging at work delivers more miles than the average driver requires in a day - and that’s without charging at home. Most full-time employees spend at least 6 hours at work each day giving them the opportunity to pick up almost five times the electricity they need to fuel their daily driving needs in each shift at work. We believe that this paradigm shift in fueling behavior will contribute significantly to consumers’ adoption of EVs because it will mean the end of destination fueling. No longer will consumers make special trips to a location (gas station) to fill their cars with fuel. Rather they will fuel, opportunistically, where they were already going. We believe that consumers will fill their cars in the same way that they fill their cellphones today – whenever they are near a charger, and while they are sleeping, working, eating or doing anything other than actually driving.

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Battery Electric Vehicles (“BEVs”) are becoming more affordable with the release of each new model. The Chevy Bolt delivers 240 miles of range for around $30k after tax incentives. The Tesla 3 does more or less the same. The average American spends around $5k per year on fuel and maintenance for their ICE. EVs have far lower fuel costs and practically no maintenance. When considering the reduced annual operating costs it’s hard not to view EVs as competitive today, with or without tax incentives. BEVs are also delivering longer driving ranges, though this may not be necessary in light of peoples’ actual driving habits. In fact, there is a strong argument to suggest that the Chinese model of producing lots of lower range vehicles and ensuring that there is ubiquitous charging infrastructure makes more sense than having every vehicle carry around sufficient batteries to support trips that most people rarely, or never, take. Most Americans would not need an EV with a range of greater than 50 miles if they knew that they could reliably charge every day. As batteries continue to be the largest (though falling dramatically) cost contributor to the price of an EV, this would offer a simple and obvious way to further reduce the cost of EVs and increase their range (through reduced weight) in the future.

While Tesla is the recognized leader in the EV space today, it must also be recognized that all of the major automobile manufacturers have plans for all electric product line-ups. In most cases those plans are for exclusively electric line ups, and in some cases automotive OEMs describe a future where their entire portfolio is available in an electric format even if they plan to retain some ICEs for the time being. Consumer choice will flourish as an example of the major OEMs shifting to electric. Ranges may continue to increase, and costs may continue to come down. In a decade or so we believe that car dealerships will offer a wider variety of EVs than any other solution and that those EVs will be better, offer more options and be less expensive than the ICE alternative. We believe it could be said that for the first time in over one hundred years we have Moore’s Law in transportation. EVs may improve so dramatically and so quickly that the ownership experience will be closer to that of the laptop or the smart phone. In fact, studying the adoption curves of both those relatively new technologies might, we believe, be a useful data source when trying to forecast the consumer adoption of EVs, and therefore EV charging infrastructure in the coming years.

Autonomous Vehicles will add to charging infrastructure requirements.

Autonomous vehicles (AVs) are receiving increasing press coverage and, significantly, increasing investment from national and international participants. On October 4, 2018 the Wall Street Journal reported that Honda will invest $2.75B in GM’s self-driving car unit, GM Cruise. Japan’s SoftBank Group has already invested $2.2B in GM Cruise. Ford has set up the Ford Autonomous Vehicle Unit, Fiat Chrysler has joined a BMW led consortium which includes Intel and Mobileye, with the aim of producing fully automated vehicles by 2021. Toyota announced in August that it would invest $500 million in Uber to jointly develop autonomous vehicles, and Google parent Alphabet continues to invest in Waymo. According to CB Insights there were 46 corporations developing autonomous vehicles as of September 2018.

While there are many approaches to evolving AVs, one constant is that in almost every case the vehicles themselves are or will be electric vehicles. An increase in the volume of electric AVs will mean a requirement for an increase in the availability of EV charging infrastructure which, we believe, further supports our business model.

Fueling AVs will generally require automated fueling infrastructure. Currently the two proposed methods to address this requirement are robotics, which connect a conductive charging cable to the vehicle, and wireless or inductive charging which enables the vehicle to charge without physically connecting to the EV charger. We believe that wireless charging will prevail because it is a proven technology which is already working in the market and because it is less complex, costly and prone to failure than robotic connections. We believe that our products are ideally suited to support wireless charging because the requirement for a power transmitter below the vehicle will easily be supported by our EV ARC™ product with its integrated base pad (into which we can imbed the power transmitter at the factory). A grid tied charger will require further permitting and construction work to facilitate the installation of the power transmitter into the parking surface.

Whether EVs are autonomous or driven by humans and whether they charge wirelessly or conductively, we believe that all eventualities will lead to a requirement for more charging infrastructure which will in turn benefit our business model.

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A Massive Need for Charging Infrastructure

EV charging will be required in just about any location where visitors, residents, guests or workers park cars. We expect that slower speed charging such as Level I (120 volt/5 miles per hour) and Level II (240 volt/25 miles per hour) will suffice for most urban environments. Workplace, retail, airport, transit terminal, healthcare, hospitality and any other dwell type environment will, we believe, be well served with offering around 25 electric miles for each hour of charging which means that Level II will suffice. For certain fleet requirements such as taxis, first responders and certain shared and autonomous vehicles, direct current fast charging (DCFC 50+kW 200 miles per hour and up) may be required. Corridor environments such as rest areas on Interstates and Highways will require direct current fast charging (“DCFC”) because, in general, consumers will not want to wait for long periods of time while their vehicles re-charge during longer journeys. Though we believe that DCFC is an appropriate solution in these types of environments we also believe that it is currently being oversold by many players in the industry. There is, in some camps, an effort to replace the hundred-year-old practice with something similar, through the installation of very fast destination charging just like the current gas station model. It is much more expensive to deploy DCFC than Level I or II charging and it is also much more expensive to operate it. While it might benefit certain incumbents and new entrants to push this model, we believe that consumers will learn to enjoy the new habit of fueling where they were already going and as such will decreasingly seek out destinations which require a special trip for their fueling needs. As mentioned above, we believe there is rarely a need to charge for more than two hours in any given day on Level II chargers and the great majority of vehicles are parked somewhere for much longer than that. Therefore, we believe that the extra expense associated with DCFC does not seem warranted or supportable except in specialized use cases like those described above. Envision’s products deliver all three levels and the level selected is based upon our customers’ preferences.

Regardless of which level of EV charging is contemplated in any given location, a source of electricity will have to be delivered to the EV charger itself. The charger, in turn, will have to be located somewhere that an EV can access it conveniently. In the early days of charger deployment, most organizations will pick “low hanging fruit” locations for charger installations if they have them. A typical low hanging fruit scenario would be one in which there is a sufficient electrical circuit close enough to a parking space to allow for the relatively simple and inexpensive installation and connection of the EV charger to the source of electricity. For example, there might be a parking space against an outside wall of a building, which has an electrical circuit conveniently located on the inside of the same wall, thus allowing for an easy connection by penetrating the wall and extending the circuit to the parking space. Most parking spaces, however, are not found in such convenient locations. In fact, most parking spaces are several hundred feet away from the nearest available circuit which is sufficient to support EV charging. This is not surprising as it would be unlikely that any developer of a parking environment would run any more electrical circuit than is required to power lighting and perhaps a parking metering machine. Furthermore, the typical commercial real estate property, which has adjacent parking, will not only have no electrical circuits deployed in the parking lot but equally it is likely that the property does not have sufficient electrical infrastructure to support EV charging at any meaningful scale. Most properties were not designed with the significant increase in load which EV charging creates. A typical EV is the equivalent of a single-family residence in terms of the load it creates. Having 10 EVs charge at a retail environment is like supplying electricity to 10 homes – generally not contemplated in the original design. Thus, delivering EV charging to most parking spaces becomes an involved, time consuming, expensive and disruptive process requiring the involvement of multiple professions and civil and electrical contracting. A typical parking lot installation might require:

•	Architectural design including ADA compliance

•	Electrical Engineering

•	Civil Engineering

•	Permitting – construction, electrical, easements etc.

•	Trenching and boring for foundations

•	Concrete work

•	Special Inspections

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•	Electrical contracting

•	Electrical infrastructure upgrades – switch gear, transformers etc.

•	Installation contracting

•	Interconnection with the utility

•	Parking lot resurfacing and striping

•	3rd party leases or other agreements

When the installation is complete and successful, the fixed EV charger will generate a utility bill which can be as high as $40 to $80 thousand dollars over 20 years (in California) and might often result in demand charges and utility billing tier increases.

Wireless Charging Technologies and Other New and Developing Charging Initiatives

The development and commercialization of wireless or inductive charging is in advanced stages. There are several companies such as Qualcomm, Momentum Dynamics, Wave, Hevo and Witricity which have commercially available wireless chargers for EVs and larger electrified vehicles. We believe that our products, particularly the EV ARC™, are ideal for the integration of wireless charging for two reasons: (i) the wireless power transmitters can be integrated directly into our base pads whereas traditional grid-connected products may have to install the transmitters into the concrete or asphalt, requiring further permitting and construction activities and, (ii) wireless charging is about 5% less efficient than conductive (plugging in) charging which means that an operator of a large number of vehicles or a network of chargers will find that their utility bill increases by 5% when they upgrade to wireless charging because of this loss. Our products generate all their own energy from renewable sources without generating a utility bill so there will be no increase in energy costs for a fleet operator when they convert to wireless charging with Envision products.

We believe that wireless charging will play a major role in the future of EV charging because (a) the consumer will demand the ease and convenience of simply parking their car and having it fuel without their having to plug in and (b) fleet operators will no longer have to be concerned that their employees have plugged EVs in at the end of a shift. So long as they are parked they will fuel automatically. Management believes that increased adoption of wireless or inductive charging constitutes another significant opportunity for a differentiated advantage and, as a result, growth in the future.

Another area in the charging ecosystem which provides major opportunities and challenges is the “curbside” or “on street” sector. Because so many owners of vehicles and even fleet operators (in cities like New York and San Francisco) park their vehicles on street, there is a significant need for curb side charging. In fact, the CEC has publicly stated that only one in seven Californian apartment dwellers are able to park their car close enough to a circuit to charge at home. Their conclusion is that curb side, on street charging will be an important contributor to the successful electrification of transportation in the State. Many other jurisdictions such as New York City have made the same statements.

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We have invented and are in the late stages of product development on, our patent pending EV-Standard product which is, in our belief, the ideal curb side charging solution. The EV-Standard™ product is a streetlamp replacement which incorporates renewable energy and on-board energy storage, and which provides a meaningful EV charging experience without significant infrastructure or construction requirements. The EV-Standard™ design includes a light-wind generator fixed atop a new streetlamp standard. Also integrated is a tracking solar panel and on-board battery storage. The EV-Standard™ product design takes power from the existing streetlamp grid connection and uses it to charge the on-board batteries. The streetlamp’s circuit is available 24 hours per day but is only in use during the hours of darkness. As a result, EV-Standard™ is able to use the full capacity of the grid connection to charge its batteries during the day time. A further advantage of the EV-Standard is that it is delivered with a low energy, high lumens, LED light fixture which reduces the energy required for street lighting during the hours of darkness. This makes the street light more efficient and, crucially, the EV-Standard™ can use the unused capacity of night-time operations to further charge its on-board batteries. The additional renewable energy generated by both the tracking solar array and the light-wind generator supplies more energy to EV-Standards’ batteries. The energy from the batteries is then delivered to a Level II EV charger which is mounted to the EV-Standard™ products’ column. The combination of the three sources of capacity, when delivered at once through our on-board batteries, allows us to deliver a much more powerful and therefore more meaningful EV charging experience than would be available simply through connecting to the existing street lamps’ utility grid connection as some of our competitors currently offer.

We believe that the improved EV charging experience offered by the EV-Standard™ design will be a differentiator for our company in a potentially large market. We currently provide work-place charging to certain departments and government agencies of the State of California through our EV ARC™ product. We believe that EV-Standard will become an excellent choice for California, New York and many other jurisdictions across the U.S., and the world, as a viable and reliable on-street EV charging solution. Accordingly, we believe that EV-Standard™ represents an important opportunity for future growth. Like the EV ARC™ and Solar Tree® products, the EV-Standard™ will not rely upon a grid connection and as such will be able to continue to charge EVs during black-outs or other grid interruptions.

Our Target Markets – Outdoor Media

As the value of traditional advertising media such as television, radio, and print diminishes, advertisers in the United States and abroad are looking for new outlets to capture the attention of consumers. Industry experts believe that there will be significant growth in spending on outdoor advertising platforms particularly when mounted on street furniture. We anticipate this is particularly true relative to digital content. The DOOH (digital out of home) industry, from what we understand, is enjoying a period of rapid growth and may continue to do so for the foreseeable future. Management has seen statistics suggesting DOOH and other outdoor advertising spending will increase up to $33B by 2021.

“Digital Out of Home Advertising” is the second fastest growing advertising medium, according to Magna. Double digit growth with billions of dollars per year in national and global spending make outdoor advertising an attractive opportunity. There are, however, significant barriers to making it work. In general, in the United States, it is becoming harder to deploy outdoor advertising in most places where it is of value. Similar to the EV charging market, the outdoor advertising industry seeks new solutions to overcome the significant barriers to entry such as planning, permission, entitlement, electrical circuitry, and civil engineering. Industry veterans spend a good deal of time looking for the “new new” in advertising, a solution that is environmentally friendly, cost effective, and most importantly, can make its way through the significant hurdles of permitting and zoning. We believe that our products are ideally suited to reduce many of the barriers to entry for outdoor advertising and as such we believe that significant opportunities may present themselves to us as we continue to address this market.

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In November 2017, we signed an agreement with OutFront Media (NYSE: OUT). Through this agreement OutFront will market the sponsorship and naming rights for networks of EV ARC™ products distributed across major U.S. cities, using the same business model that OutFront has previously used to monetize the deployment of bike sharing programs such as the Deco bike program in San Diego, California. OutFront ranks in the top three outdoor advertising companies in the United States and has been successful selling similar sponsorship and naming rights opportunities. We believe that a significant opportunity exists, though our relationship with OutFront, to deploy large numbers of EV ARC™ products in multiple cities across the U.S. OutFront has identified corporate prospects for this model. Based on discussions with Outfront Media, the Company believes that at least 150 units will be required for each city deployed under our agreement with it. Under this agreement, we expect to receive 75% of the recurring revenue.

While we believe there is a great deal of pent up demand for out of home advertising spending in the United States, there are also significant barriers to the widespread deployment of such displays, which we believe enhance our competitive position:

(a)	Entitlement – traditional signs and billboards are increasingly difficult to take through the permitting and zoning process. Some jurisdictions have outlawed them entirely.
(b)	Public perception – the value of outdoor advertising becomes questionable when the constituency views the medium as anti-social, as is often the case with traditional billboards.
(c)	Energy Costs – lit and digital billboards are major energy consumers.
(d)	Content updates – signs and billboards can be slow and costly to update.
(e)	Civil engineering and construction – signs and billboards require costly installations and electrical connections.

We believe Envision has products that solve each of the above impediments to billboard and DOOH infrastructure deployments. We, together with our partner, OutFront Media (NYSE:OUT), are currently in the process of working to secure agreements with San Diego and eventually other cities to allow for the deployment of our advertising or sponsorship funded, solar powered EV chargers. We are also working with individuals and organizations to encourage investment in our products deployed in this manner.

The Envision products are renewably energized, so they are shrouded in what is often referred to as the “Green Halo.” We have observed that the green/sustainable aspect of our products can make them more likely to win approval through the entitlement process, while also making them more popular with an increasingly environmentally-conscious public. The dual effect, we believe, is that our products may be deployable in locations where traditional signs or billboards may be denied. We believe these products will be more popular with an advertisers’ intended audience and, as a result, advertisers may be willing to pay for them either as a capital purchase or through an existing payment schedule they have with vendors such as Lemar, Clear Channel or JC Decaux, or through sponsorship and naming rights such as those OutFront Media intends to sell. Envision plans to sell products either directly to the end user or to one of the brokerages or to maintain title to the charging products while collecting a fee for the sponsorship and naming rights. We do not currently intend to sell space to content providers except in select locations as there are other well established companies doing that to which we can sell. Technology advances in advertising operations are making it increasingly possible to place digital content on advertising screens through the leveraging of automated platforms. Google is piloting programs in the United Kingdom for place and time-based advertising on digital screens. Management is meeting with various companies involved in the automatic placement of digital content on outdoor screens to ascertain whether there is a model which will allow us to successfully monetize the EV ARC™ Digital without the active involvement of a third party, thus avoiding an increase in associated direct costs. In the case of the sponsorship deals contemplated with OutFront Media, Envision may retain title to the products throughout the sponsorship period and charge fees for the rights to the network. These fees would constitute recurring revenue for the Company. At the end of the sponsorship period, which is currently contemplated by OutFront Media to be in the three to five year range, the rights to the network would revert to Envision at which point we may be at liberty to sell them again.

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Our products produce more energy than they consume through the display of advertising content, so they do not have ongoing operating expenses associated with energy costs. In fact, they can also support other local energy requirements such as lighting or, even more politically important, EV charging infrastructure or disaster preparedness.

Each of our products can be equipped with a wide area network (“WAN”) connection that can be used to monitor the condition and performance of the unit. This WAN connection can be used equally to deliver content updates to our products’ advertising screens and to network the products so that they can be intelligently linked to one another as well as to local consumers through NFC (Near Field Communications). This means that our products can be deployed without any physical connection to power or telecommunications while delivering the same value as those that have gone through expensive construction processes to physically connect to power and data.

Our Target Markets – Energy Security

Power outages cost the United States $200 billion per year according to the Department of Energy. A report in the Wall Street Journal stated that the United States is nine key sub stations away from a total black out, and further reported if one of a few transformer companies who could supply the hardware to repair the sub stations was also disabled, that the black outs would last 18 months. We believe that energy security will be an important growth market and that our Solar Tree® and EV ARC™ products with ARC technology energy storage can address this and provide possible growth opportunities.

According to insideenergy.org, the grid disruption database shows a marked increase in outages from 2000 through the first half of 2014. Outages fluctuate from month to month, season to season, and year to year, but the trend-line shows a steady rise. Here are some other interesting observations:

•	The five-year annual average of outages doubled every five years, which means the current five-year annual average is four times what it was fifteen years ago:
•	For 2000 to 2004, there were an average of 44 reported grid outages per year.
•	From 2005 to 2009, there were an average of 100 reported grid outages per year.
•	From 2010 to 2013 (a four-year period), there were an average of 200 reported grid outages per year.
•	In the first six months of 2014, there were 130 reported grid outages – which puts that six-month period as having more outages than all but four years since 2000.
•	Comparing 2000 to 2013, the monthly average grid outages increased six-fold: In 2000, there were an average of 2.5 grid disruption events a month. In 2013, there were an average of 14.5 disruption events a month. In the first half of 2014, there were 21.7 events a month. In 2011, the year with the most reported outages, there were an average of 25.6 reported events each month.

Because EV ARC™ can be deployed with an optional emergency power (E Power) panel; it can also be used as a reliable source of energy in times of disaster, emergency or grid failure. EV ARC™ can be configured to allow a select group, such as first responders, to access the solar generated and stored energy. A fireman or police officer will be able to safely connect to the EV ARC™ and power any devices that would typically require a gasoline or diesel generator. We believe that the EV ARC™ will be a much more reliable and a cleaner source of energy than the electric grid or other traditional back up energy sources. The EV ARC™ does not require the level of ongoing maintenance that a diesel or gasoline generator requires, and there is less chance that it will not be operational in times of emergency since first responders are not required to start it or fill it with fuel. We are currently selling EV ARC™ products equipped with E Power panels to New York City, Caltrans and many other entities. In the summer of 2017, our EV ARC™ deployed for the government of the U.S. Virgin Islands was subjected to 185 mph category five hurricane force winds which it survived. Our customer informed us, in writing, that while most other infrastructure had been damaged or destroyed by the storm, our EV ARC™ product not only survived but was still in excellent condition. The EV ARC™ product is independently certified to withstand winds of 110 mph by a licensed structural engineering firm. We and our customers have observed that in practice it can withstand hurricane force winds. Similarly, our Solar Tree® product has survived hurricane force winds in Florida and the foothills of the Rockies.

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While the EV ARC™ and Solar Tree® products are designed to be grid independent they can also be connected to the utility grid at the customers’ request. In one instance we have a utility company customer which is using the EV ARC™ product to charge EVs but also as a grid balancing tool. The utility has connected the EV ARC™ to the grid and is able to use the internal batteries as a buffer during times of grid instability. Industry experts predict that there will be a significant increase in the amount of distributed energy storage connected to the grid to provide stability in the future. We believe that the EV ARC™ products’ ability to act as a grid buffering solution as well as a rapidly deployed EV charging solution is another differentiator and a potentially significant value proposition.

Using solar power to reduce an entity’s utility bill is not new and is now a highly competitive market; however, Envision believes that the growth in energy security products will create a significant opportunity for the Company. We have overcome many hurdles inherent in the production of reliable, cost effective, stand alone, renewable energy generation and storage solutions. Our EV ARC™ product is essentially a micro-grid which generates, stores, and makes available, day or night, clean, reliable electrical energy. This technology is already offering our customers an alternative to back-up generators or other expensive measures which they feel compelled to own to safeguard their increasingly important energy supplies. Many of our customers have expressed that they view the fact that EVs can charge from our products even when the utility grid fails as one of the key components in their decision to buy. Their ability to connect external devices to the EV ARC™ power outlets and “shore power” cable may allow them to eliminate the need for gasoline or diesel generators where EV ARC™ is deployed.

Customers like New York City and Caltrans who own increasingly large fleets of EVs cannot take the chance that there is another major grid outage such as the one that was caused by Hurricane Sandy. The impact of such an outage would be that the EVs would be grounded during such an event. Our products provide a hedge against such a catastrophe because they are immune to grid interruptions.

Distributed generation photovoltaic solar projects have historically been rooftop or adjacent property installations. Rooftops have a number of inherent problems that are avoided by utilizing parking lots and the top levels of parking structures for solar installations. Rooftops are populated with mechanical equipment, vents, skylights, elevator overruns and most importantly, roofing materials and systems including waterproof membranes, that require maintenance, are warranted, and must be replaced more often than solar PV products. Rooftops are also limited in the area which is required for large scale energy production by PV systems. The low returns generated by many roof top and adjacent property solar deployments are often not sufficient inducement to a real estate owner to expose themselves to the encumbrance and risks associated with those sorts of deployments, which in part might explain the relatively low adoption of this otherwise beneficial technology.

There are over 800 million parking spaces in the United States. As the adoption of Electric Vehicles increase, we believe parking lots will be ideal locations for EV charging infrastructure, and Envision’s products with SunCharge™ will offer an attractive option to any entity considering the deployment of such solutions.

We believe, globally, solar deployments are growing significantly. While much of the growth has been focused on competing with utilities to provide cheaper electricity, we believe that there will be a significant growth in Solar 3.0 in which solar energy is used to enable services and amenities where the grid is unavailable or too unreliable for the intended use. Electrical energy is becoming increasingly vital to almost everything that we do and our requirements for it are no longer restricted to indoor locations where standard outlets are readily available. Solar powered products, like those that we produce, which can deliver reliable energy in locations where there is insufficient circuit, like parking lots, streets, parks, and public spaces, appear to have significant market opportunities. Our deployment speed is also important to our marketing efforts. In most cases, we deploy our EV ARC™ and Solar Tree® products in active parking lots of active businesses. Whether we are deploying for EV charging, energy security, or for marketing purposes, our prospective customers often consider business disruption in their analysis and buying decisions. We believe that our products can be installed faster than any other products in the industry, making deployment of Envision products less negatively impactful than the deployment of our competitors’ products. The potential loss of revenue or opportunity caused by a torn-up parking lot can, over time, be quite substantial. We believe our deployment speed will increasingly contribute to Envision’s competitive edge.

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Customer Concentration

During 2017, the Company had two customers that combined to exceed 40% of our revenue in the New York City and Caltrans in the State of California, and in the year ended December 31, 2018, one customer (i.e. New York City) which accounted for 50% of our total revenue in that year period. In these cases we receive purchase orders from multiple sub entities or departments, although in the first quarter of 2018, a single department in the City of New York was responsible for all revenue from that city. The purchase orders aggregate under single contracts, but we believe that the selling opportunities are far more varied than suggested by the revenue associated with those contracts because many different government departments are able to purchase our products through the contracts without having to go through lengthy and involved purchasing processes. In fact, the contracts we have with both New York City and California can in some cases be used by other states and government departments. Furthermore, we expect sales of our products to be among a more diversified customer base in the future, particularly as our successes in 16 states in which we have already sold become more widely recognized. We believe that the winning of contracts by the Company, which have generated millions of dollars in sales to such notable customers as New York City and the State of California, result from a deliberate strategic focus by us on large and difficult to win customers with the potential for significant repeat orders from diversified entities under a single contract. In the case of both contracts, while the purchase orders aggregate under single contracts, the products are being used by a diverse group of government entities, including the Department of Transportation, Police Department, Fire Department, Department of Education, Department of Design and Construction, Office of Emergency Management, Department of Parks and Recreation and others, according to government officials. We do not, therefore, view the customer concentration in 2017 or 2018 as negative, viewing it instead as validation of our strategy to win these types of large and recurring customers.

Bridge Loan

On August 27, 2018, the Company entered into an unsecured promissory note (the “Note”) in the amount of $750,000 (the “Principal Amount”) with Gemini Special Opportunities Fund, LP (the “Lender”). The Note bears simple interest at an annual rate of 10% and is subject to that certain Securities Purchase Agreement, dated August 27, 2018, with the Company as the seller and the Lender as the buyer. This Note was due and payable on February 28, 2019, but effective that date a verbal forbearance agreement was made and is meant to be in effect until the Lender and the Company complete an amendment extending the maturity date of the note, or the note is sooner repaid by the Company. If the Company had repaid the Note on or prior to November 28, 2018, the Company would have been obligated to pay 105% of the original principal amount, plus accrued interest, and if the Company had repaid the Note after November 28, 2018, including repayment on the maturity date of February 28, 2019, the Company would have been obligated to pay 115% of the original principal amount, plus accrued interest. The Company may have to pay more to retire the Note after its original maturity date, depending on its discussions with the Lender. Currently, the Note provides that if the outstanding balance is repaid after the maturity date, the outstanding balance of the Note increases to 110% of such balance. As additional consideration for the loan evidenced by the Note, the Company has issued to the Lender 18,000 common stock purchase warrants exercisable for a period of five years from the date of issuance with an exercise price equal to $12.50 per share.

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Lender Convertible Debt Instruments

On September 18, 2017, Envision entered into a revolving secured convertible promissory note (the “Revolver”) and another secured convertible promissory note (the “Note”) with SFE VCF, LLC, an unaffiliated lender (the “Lender”). Pursuant to the Revolver, the Company has the right to make borrowings from the Lender in amounts of up to 70% of the value of any specific purchase order (each a “PO”) received by the Company from a credit worthy customer (each a “Draw Down”), up to a maximum of $3,000,000, commencing on the date of the Revolver and terminating 300 days after the date of the Revolver, by giving five (5) business days written notice to the Lender of a request for borrowings (the “Evaluation Period”). During the Evaluation Period, if Lender determines in its commercially reasonable judgement that the customer (“Customer”) is not credit worthy, Lender may refuse to advance the Draw Down. The Revolver bears simple interest at the floating rate per annum equal to the 12-month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 600 basis points (the “Interest Rate”). The Interest Rate will be adjusted on the first day of each calendar month during the term of the Revolver to reflect any changes in the 12-month LIBOR rate as quoted at 1:00 pm Eastern Time in New York, New York on that day, or if that day is not a business day, on the next business day. The principal and accrued unpaid interest with respect to each Draw Down is due and payable within five (5) business days of receipt from the Customer by the Company of a payment due under the applicable PO (with respect to each Draw Down, the “Maturity Date”). Each Draw Down is secured by a perfected recorded second priority security interest in all of the Company’s assets, as set forth in that certain Security Agreement by and between the Company and the Lender, dated September 18, 2017. The Lender will have the right at any time until the Maturity Date of a Draw Down, provided the Lender gives the Company written notice of the Lender’s conversion election to convert, prior to any prepayment of such Draw Down by the Company, all or any portion of the outstanding principal and accrued unpaid interest (the “Conversion Amount”), into such number of fully paid and nonassessable shares of the Company’s common stock as is determined by dividing the Conversion Amount by the greater of (i) seven dollars and fifty cents ($7.50) or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the Lender’s written notice of the Lender’s election to convert. The Revolver is secured by a second priority perfected recorded security interest in all of the assets of the Company, evidenced by a Security Agreement with the Lender.

As additional consideration for the loan made by the Lender to the Company as evidenced by the Revolver, the Company agreed to issue to the Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to the greater of (i) $7.50 per share or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down. The number of warrants issuable to the Lender will equal 25% of the increase over the highest amount previously drawn down by the Company on the Revolver divided by the greater of (i) seven dollars and fifty cents ($7.50) or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down which causes the increase over the previous highest amount borrowed.

The Company received funds for an initial Draw Down on the Revolver on September 26, 2017 in the amount of $850,000. As a result of this Draw Down, the Company issued 28,334 common stock purchase warrants having a value of $122,992 using the Black-Scholes valuation methodology, each with a $7.50 exercise price and three-year term. This Draw Down was paid back to the Lender during the three month period ended March 31, 2018. The Company received funds for a second Draw Down on October 24, 2017 in the amount of $300,000. As a result of this Draw Down, the Company issued 10,000 common stock purchase warrants having a value of $56,620 using the Black-Scholes valuation methodology, each with a $7.50 exercise price and three-year term. This Draw Down was paid back to the Lender during the three month period ended March 31, 2018. The Company received funds for a third Draw Down on February 20, 2018 in the amount of $290,000. As a result of this Draw Down, the Company issued 8,156 common stock purchase warrants having a fair value of $61,282 using the Black-Scholes valuation methodology, each with a $8.89 exercise price and three-year term. This Draw Down was paid back to the Lender during the three month period ended June 30, 2018. During the year ended December 31, 2018, the Company received other funds on Draw Downs totaling $1,513,013 and paid back Draw Downs amounting to $553,013. No warrants were owed for these Draw Downs.

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In addition to the Revolver, the Lender agreed to lend $1,500,000 to the Company pursuant to the Note. The Company covenanted to use the proceeds of the Note exclusively to pay-off the entire outstanding balance of that certain loan and security agreement that the Company has with Silicon Valley Bank, dated October 30, 2015. The Note bears simple interest at the floating rate per annum equal to the 12-month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 400 basis points (the “Note Interest Rate”). The Note Interest Rate is adjusted on the first day of each calendar month during the term of the Note to reflect any changes in the 12-month LIBOR rate as quoted at 1:00 pm Eastern Time in New York, New York on that day, or if that day is not a business day, on the next business day thereafter. Interest will only accrue on outstanding principal. Accrued unpaid interest is payable monthly on the first calendar day of each month for interest accrued during the previous month, with all outstanding principal and accrued unpaid interest payable in full on or before three hundred and sixty-four (364) days after the date of the Note (the “Note Maturity Date”), to the extent not converted into shares of the Company’s common stock. The Note is secured by a perfected recorded first priority security interest in all of the Company’s assets, as set forth in that certain Security Agreement by and between the Company and the Lender, dated September 18, 2017. At any time until the Note Maturity Date and provided Lender gives the Company written notice of Lender’s election to convert prior to any prepayment of this Note by the Company with respect to converting that portion of this Note covered by the prepayment, the Lender has the right to convert all or any portion of the outstanding principal and accrued interest (the “Note Conversion Amount”), into such number of fully paid and nonassessable shares of the Company’s common stock as is determined by dividing the Note Conversion Amount by the greater of (i) $7.50 or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the Lender’s written notice of its election to convert. The maturity dates, as extended, of the Revolver and the Note are now December 31, 2019 for the Revolver and the earlier of (i) June 30, 2019, or (ii) the successful closing of this offering, for the term Note.

As additional consideration for the loan evidenced by the Note, the Company agreed to issue to the Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to $7.50 per share. The number of warrants issuable to the Lender is equal to 25% of the Loan Amount divided by $7.50, which resulted in the issuance of warrants to purchase up to 50,000 shares of the Company’s common stock.

During any time when the Note or the Revolver is outstanding, or when the Lender holds any Company stock, or any warrants to acquire Company stock where the combination of both could result in the Lender owning stock with a current value of one million dollars or greater, in the Company, the Lender will have certain review and consulting rights as described in the Note and the Revolver.

As of December 31, 2018, the balance outstanding under the Note was $1,509,094 while the balance outstanding under the Revolver was $972,909, including accrued interest.

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Summary of Convertible Notes

As of December 31, 2018, we had a total of $2,795,616 principal amount of convertible notes outstanding, plus accrued but unpaid interest of $213,742, all of which are convertible into shares of our common stock and have the maturity dates and per share conversion prices indicated on the following table:

Outstanding Principal and Accrued Interest of Note	Payee	Interest Rate (Simple)	Conversion Price (2)		Maturity Date	Total Conversion Shares (2)

$1,509,094	SFE VCF (1)	(1)	$7.50	/Share	December 1, 2018 (3)	201, 213

$972,909	SFE VCF (1)	(1)	$7.50	/Share	December 31, 2019	129,721

$213,220	Desmond Wheatley	10%	$7.50	/Share	(4)	28,429

$123,998	John Evey (5)	10%	$10.00	/Share	July 1, 2019	12,400

$190,137	Pegasus (6)	10%	$16.50	/Share	December 31, 2019	11,523

(1)	SFE VCF is the lender that made the Revolving Purchase Order credit line loan (now as of December 31, 2018 having an outstanding balance of $972,909) to the Company, and the renewable term loan in the amount of $1,500,000 that refinanced our prior loan from Silicon Valley Bank. The interest rate on both these loans is adjustable on a monthly basis to (a) 400 basis points over the 12-month LIBOR rate (currently, 2.67% per annum), on the renewable $1,500,000 term loan, and (b) 600 basis points over the 12-month LIBOR rate, on the Revolving Purchase Order credit line.
(2)	Reflects the planned one-for-50 reverse stock split of the Company’s authorized, issued and outstanding common stock.
(3)	A forbearance agreement is being discussed for this loan while we work to refinance it.
(4)	Desmond Wheatley, our Chief Executive Officer, is issued this convertible note, which is adjusted every pay period, to reflect deferred compensation payable to Mr. Wheatley pursuant to his employment agreement with the Company. The maturity date of the note depends on when adequate cash is available as determined by the Board of Directors in good faith, but not later than December 31, 2021. Effective at the closing of this offering, Mr. Evey agreed to have this note paid in full with Units from this offering. Effective at the closing of this offering, Pegasus agreed to have this note paid in full with Units from this offering.
(5)	Mr. Evey is a former director of the Company. Currently, the Company is paying down principal only at the rate of $3,000 every fiscal quarter. This note bears simple interest at the rate of 10% per annum. Mr. Evey and the Company recently entered into an amendment to this note agreement extending the maturity date to July 1, 2019 and adding a lock-up covenant by Mr. Evey until July 1, 2019, commencing on the closing of this offering, for any conversion shares he may be issued if he converts all or a portion of the note, and until December 31, 2018 for any other shares he may own. Prior to the amendment, Mr. Evey was forbearing on asserting collection rights pursuant to a verbal understanding of the parties. As of December 31, 2018, the outstanding principal balance of the note was $50,616, with $73,382 of accrued interest.
(6)	Pegasus is a former landlord of the Company. This note bears simple interest at the rate of 10% per annum. The original principal balance was $100,000 and as of December 31, 2018, accrued interest was $90,137. The Company and Pegasus recently entered into an amendment to their loan agreement extending the maturity date to December 31, 2019 and adding a lock-up covenant by Pegasus until December 31, 2019. The lock-up commences on the closing of this offering and applies to any conversion shares that may be issued to Pegasus if it converts all or a portion of the note, and for any other shares of our common stock it may own.

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Government Regulation

Businesses in general and solar energy companies in particular are subject to extensive regulation at the federal, state, and local level. We are subject to extensive government regulation of employment, health, safety, working conditions, labor relations, and the environment in the course of the conduct of our business. In order for our customers to enable the installation of some of our products, they generally are required to obtain permits from local and other governmental agencies. In the case of our grid tied products, they must comply with the applicable rules and regulations of the relevant state public utility agencies. In order for our customers to take advantage of available tax and other governmental incentives associated with the installation of solar power production facilities, and the production and use or sale of solar power, they must comply with the applicable regulatory terms and conditions. Government regulation may have a material adverse impact on our business, operating results, and financial condition.

Employees

As of the date of this prospectus, we had 17 employees, and seven additional individuals engaged through a temporary employment agency. The individuals we utilize through the temporary employment agency work for us on a full-time basis but were hired through an agency to maximize our flexibility and to reduce the risks and costs associated with full time employees. We also currently have 3 interns on staff assisting the engineering and marketing departments.

Seasonality

Our operations are not expected to be materially affected by seasonality.

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MANAGEMENT

Executive Officers and Directors

The names of all current executive officers and members of the Board of Directors and certain information regarding them are set forth in this section of the prospectus. Our directors hold office until the earlier of their death, resignation, removal by stockholders, or until their successors have been qualified. Our officers are selected by, and serve at the pleasure of, our Board of Directors.

The following table sets forth information regarding our executive officers and directors as of December 31, 2018:

Name	Age	Position

Desmond Wheatley	53	Chief Executive Officer, President and Chairman of the Board of Directors
Chris Caulson	50	Chief Financial Officer
Anthony Posawatz	58	Director
Peter Davidson	60	Director
Robert C. Schweitzer	72	Director

Biographies of Directors and Officers

Desmond Wheatley has served as our president, chief operating officer, and secretary since September 2010, and was named chief executive officer and a director in August 2011 and became the chairman of our board of directors in December 2016. He is an inventor of the EV ARC™, EnvisionTrak™, UAV ARC™ and EV Standard™, Mr. Wheatley has two decades of senior international management experience in technology systems integration, energy management, communications and renewable energy. Prior to joining Envision, Mr. Wheatley was a founding partner in the international consulting practice Crichton Hill LLC in 2009 and chief executive officer of iAxis FZ LLC, a Dubai based alternative energy and technology systems integration company, from 2007 to 2009. From 2000 to 2007, Mr. Wheatley held a variety of senior management positions at San Diego based Kratos Defense and Security Solutions, formally known as Wireless Facilities with the last five years as president of ENS, then the largest independent security and energy management systems integrator in the United States. Prior to forming ENS in 2002, Mr. Wheatley held senior management positions in the cellular and broadband wireless industries, deploying infrastructure and lobbying in Washington DC on behalf of major wireless service providers. Mr. Wheatley’s teams led turnkey deployments of thousands of cellular sites and designed and deployed broadband wireless networks in many MTAs across the United States. Mr. Wheatley has founded, funded, and operated four profitable start-up companies and was previously engaged in merger and acquisition activities. Mr. Wheatley evaluated acquisition opportunities, conducted due diligence and raised commitments of $500 million in debt and equity. Mr. Wheatley sits on the boards of Admonsters, located in San Francisco California, and the Human Capital Group, located in Los Angeles, California, and was formerly a board member at DNI in Dallas, Texas.

Mr. Wheatley’s qualifications are: leadership experience-Mr. Wheatley has been our chief executive officer since August 2011 and president since September 2010; industry experience-Mr. Wheatley has held numerous executive positions in international organizations including five years as president of a publicly traded technology and energy management company. Mr. Wheatley was the founding member of an international consulting company with expertise in the renewable and energy sectors. He has held various executive level positions in multiple infrastructure deployment companies and has been involved in energy management and renewables since 2002; finance experience-Mr. Wheatley was founding partner in multiple companies with direct responsibilities for their financial success and stability. He has participated in $500 million of capital raises and held full profit and loss responsibility for a public company with approximately $70 million of annual revenue; and education experience -Mr. Wheatley was educated in his native Scotland.

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Chris Caulson has been our Chief Financial Officer since August 2011 and previously led our accounting and finance functions since June 2010. Mr. Caulson brings over 25 years of financial management experience including security infrastructure and technology integration, wireless communications, and telecommunications industries. From 2004 into 2009, Mr. Caulson held various positions including Vice President of Operations and Finance of ENS, the largest independent technology systems integrator in the United States and a wholly-owned division of Kratos Defense & Security Solutions, Inc. In this role, Mr. Caulson was responsible for the operational and financial execution of multiple subsidiaries and well over $100 million of integration projects including networks for security, voice and data, video, life safety and other integrated applications. Prior to 2004, Mr. Caulson was chief financial officer of Titan Wireless, Inc., a $100 million international telecommunications division of Titan Corp (subsequently purchased by L-3.). Mr. Caulson, who has a Bachelor of Accountancy degree from the University of San Diego, began his career with the public accounting firm Arthur Andersen.

Mr. Caulson’s qualifications are: leadership experience-Mr. Caulson has been our Chief Financial Officer since August 2011 and has held similar positions in multiple other companies; finance experience-Mr. Caulson has over 25 years of experience in financial related positions and was an external auditor in the public accounting firm of Arthur Andersen; industry experience-Mr. Caulson has held multiple financial related executive positions in publically traded companies; and education experience-Mr. Caulson has his Bachelor of Accountancy degree from the University of San Diego.

Anthony Posawatz has served as a director of the Company since February 2016. He currently serves on our Audit, Compensation and Nominating Committees. Mr. Posawatz has been an automotive industry professional for over 30 years. Since September 2013, Mr. Posawatz has served as the president and chief executive officer of Invictus iCAR, LLC, an automotive innovation consulting and advisory firm focused on assisting energy and auto clean technology companies. He served as the president, chief executive officer, and a director of Fisker Automotive from August 2012 to August 2013. Mr. Posawatz worked for General Motors (“GM”) for more than 25 years. As GM’s vehicle line director for the Chevrolet Volt and key leader of global electric vehicle development, he was responsible for bringing the Chevrolet Volt from concept to production (beginning in 2006 as a founding member and the first employee #1). In 2010, General Motors filed a voluntary petition for Chapter 11 bankruptcy protection in federal court. He currently serves as a member of several boards of directors, including INRIX, Nexeon, SAFE – Electrification Coalition, Momentum Dynamics, and Electrification Coalition. Mr. Posawatz is a licensed professional engineer (P. E.) in Michigan and was both a General Motors Undergraduate Scholar at Wayne State University where he earned a Bachelor of Science degree in Mechanical Engineering, and a Graduate Fellow at Dartmouth College, Tuck School of Business where he earned a Master of Business Administration degree.

Mr. Posawatz’s qualifications are: leadership experience-Mr. Posawatz has held various executive level positions including chief executive officer of several companies and is a board member for multiple organizations; industry experience-Mr. Posawatz has led the development of several electric vehicle products and sits on the board of multiple industry organizations; finance experience-Mr. Posawatz had profit and loss responsibilities in several organizations; and education experience-Mr. Posawatz is a licensed professional engineer (P. E.) in Michigan and was both a General Motors Undergraduate Scholar at Wayne State University where he earned a Bachelor of Science degree in mechanical engineering, and a Graduate Fellow at Dartmouth College, Tuck School of Business where he earned a Master of Business Administration degree.

Peter Davidson has served as a director of the Company since September 2016. He currently serves on our Audit, Compensation and Nominating Committees. Mr. Davidson has been an adjunct professor at Columbia University’s School of International and Political Affairs since 2014 and a non-resident fellow at Columbia University’s Center on Global Energy Policy since 2015. In May 2013, Mr. Davidson was appointed by President Obama to serve as the executive director of the Loan Program Office (“LPO”) at the United States Department of Energy, a position he held until June 2015. At the LPO, Mr. Davidson oversaw the program’s more than $30 billion portfolio of loans and loan guarantees, making it the largest project finance organization in the United States government. Mr. Davidson was responsible for ensuring that the LPO carried out its mission to accelerate the deployment of innovative clean energy projects and domestic advanced vehicle manufacturing. Prior to leading the LPO, Mr. Davidson was the senior advisor for energy and economic development at the Port Authority of New York and New Jersey (from 2012 to 2013) and was the executive director of New York State’s economic development agency, the Empire State Development Corporation (from 2009 to 2011). From 1989 to 2014, Mr. Davidson was an entrepreneur who founded and managed several separate companies in television and radio broadcasting, outdoor advertising, and traditional and digital marketing services, with a focus on the Hispanic market. From 1986 to 1989, he was an executive in the investment banking division of Morgan Stanley & Co. Since 2001, Mr. Davidson has also been the chairman of the JM Kaplan Fund, a New York City based philanthropic organization. Under his leadership, grant making has focused on reducing New York City’s carbon footprint, supporting immigrant integration in the U.S. and archeological conservation world-wide. Mr. Davidson received his Master of Business Administration degree from Harvard University in 1986 and his Bachelor of Arts degree from Stanford University in 1981.

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Mr. Davidson’s qualifications are: leadership experience-Mr. Davidson has held various executive level positions at multiple companies. Further, he has served as executive director of the Loan Program Office of the United States Department of Energy, the executive director of the Empire State Development Corporation, and is the chairman of the JM Kaplan Fund; industry experience-Mr. Davidson is a non-resident fellow at Columbia University’s Center on Global Energy Policy and the chairman of the JM Kaplan Fund, a New York City based philanthropic organization where grant making is focused on reducing New York City’s carbon footprint, supporting immigrant integration in the United States, and archeological conservation world-wide; finance experience-Mr. Davidson has had profit and loss responsibilities in several organizations. Further, while working as the executive director of the Loan Program Office of the United States Department of Energy, he oversaw the program’s more than $30 billion portfolio of loans and loan guarantees, making it the largest project finance organization in the United States government; and education experience-Mr. Davidson received his Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from Harvard University.

Robert C. Schweitzer has served as a director of the Company since August 2018. He has been a banking industry professional for over 40 years. Since 2012, Mr. Schweitzer founded and currently serves as the chief executive officer of RCS Mediation & Consulting Services. In this capacity, he serves as a certified circuit civil mediator for the Florida Supreme Court as well as a certified FINRA arbitrator, a certified Appellate Court mediator, and a mediator for the Office of Financial Regulation for Florida. He is also on the roster of the American Arbitration Association. Mr. Schweitzer currently serves as a member of the board of directors of 1-800-PetMeds (chairman, compensation committee chair, and member of audit, nominating, and investment committees), Blink Charging Inc. (audit committee chair, compensation committee chair, and member of nominating and governance committee), and OmniComm Systems Inc. (audit committee chair and member of compensation and nominating and governance committees). He formerly served as a member of the board of directors of Altisource Asset Management Company (member of audit and compensation committees), Anthem Bank & Trust (chairman, compensation committee chair, and member of audit, investment, executive, and loan committees), C&C International, Equinox Bank, RiceBran Technologies (chairman, compensation committee chair, and member of audit, nominating, and executive committees), and Shay Investment Services (member of management committee). From 2007 to 2010, he was the president and chief operating officer of Shay Investment Services Inc., a full service registered broker-dealer with 11 national offices and trading desks. From 2004 to 2006, he served initially as a consultant to and then as the president, chief executive officer, and regional president of Equinox Bank FSB. From 1999 to 2003, Mr. Schweitzer was the regional president of Union Planters Bank, now Regions Bank. From 1993 to 1999, he was the executive vice president and director of the corporate banking group of Bank of America/NationsBank/Barnet Bank, Inc. From 1991 to 1993, he was the director and head of real estate, construction, and environmental consulting of Coopers & Lybrand. Mr. Schweitzer was the vice president and manager of Mid-Continent’s real estate division (1987 to 1991) and the vice president and manager of domestic credit process review (1985 to 1987) of The First National Bank of Chicago. From 1975 to 1985, he was the senior vice president and manager of Central North American banking group of Wachovia Corporation. Mr. Schweitzer is a retired Captain of the United States Navy. He received his Bachelor of Science degree from the United States Naval Academy and his Master of Business Administration from the University of North Carolina, Chapel Hill.

Mr. Schweitzer’s qualifications are: leadership experience-Mr. Schweitzer has held various executive level positions at multiple companies. Further, he currently serves as the chief executive officer of RCS Mediation & Consulting Services and on the board of directors of 1-800-PetMeds, Blink Charging Inc., and OmniComm Systems Inc.; industry experience-Mr. Schweitzer sits on the board of directors of Blink Charging Inc.; finance experience-Mr. Schweitzer has held various executive level positions at multiple banks and financial services companies, including Shay Investment Services Inc., a full service registered broker-dealer with 11 national offices and trading desks, Equinox Bank FSB, Union Planters Bank, and has served as a member or chairman of several audit committees, including 1-800-PetMeds, Blink Charging Inc., OmniComm Systems Inc., Altisource Asset Management Company, Anthem Bank & Trust, and RiceBran Technologies; and education experience-Mr. Schweitzer received his Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from University of North Carolina, Chapel Hill.

Family Relationships

There are no family relationships among any of our executive officers and directors.

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Director Independence

Our board of directors currently consists of four directors. Three of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards and the NASDAQ Capital Market criteria. In accordance with the standards of the NASDAQ Capital Market, three of our directors are considered “independent” because they are not employees or executive officers of the Company, and have not been paid more than $120,000 of compensation by the Company, other than for their service as members of our Board of Directors, in any consecutive 12-month period during the past three years. Furthermore, they have no family members being paid compensation by the Company, and they do not serve as directors or officers of any companies that conduct business with the Company as outside vendors or service providers. We plan to appoint additional independent directors to our board of directors in the future.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors focuses on the most significant risks facing us and our general risk management strategy, and also ensuring that risks undertaken by us are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Board Committees

Audit Committee. The Audit Committee of the Board of Directors currently consists of three independent directors of which at least one, the Chairman of the Audit Committee, qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Robert C. Schweitzer is the Chairman of the Audit Committee and financial expert, and Anthony Posawatz and Peter Davidson are the other directors who are members of the Audit Committee. The Audit Committee's duties are to recommend to our Board of Directors the engagement of the independent registered public accounting firm to audit our consolidated financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by any internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of consolidated financial statements and generally accepted accounting principles. The charter of the Audit Committee is available on our website at www.envisionsolar.com.

Compensation Committee. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants for our executive officers. The members of the new Compensation Committee are Anthony Posawatz and Peter Davidson. Each of Messrs. Posawatz and Davidson are independent under NASDAQ’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the chief executive officer. The charter of the Compensation Committee is available on our website at www.envisionsolar.com.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees thereof. The members of the Nominating and Governance Committee are Anthony Posawatz and Peter Davidson. Each of Messrs. Posawatz and Davidson are independent under NASDAQ’s independence standards. The charter of the Nominating and Governance Committee is available on our website at www.envisionsolar.com.

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Code of Ethics

Our Board has adopted a Code of Ethics (the “Code”) that applies to all of our directors, officers and employees. Any waivers of any provision of this Code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this Code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We will provide any person, without charge, a copy of this Code. Requests for a copy of the Code may be made by writing to Envision at 5660 Eastgate Drive, San Diego, California 92121, Attention: Chief Financial Officer.

Limitation of Liability and Indemnification of Officers and Directors

Under Nevada General Corporation Law and our articles of incorporation, our directors and officers will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct or a knowing violation of law or (ii) the payment of dividend in violation of Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our articles of incorporation is to eliminate the rights of Envision and our stockholders (through stockholder’s derivative suits on behalf of Envision) to recover monetary damages against a director or officer for breach of his fiduciary duty of care (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (ii) above. This provision does not limit nor eliminate the rights of Envision or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s or officer’s duty of care. Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. Our bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Envision, arising out of such person’s services as a director or officer of Envision, any subsidiary of Envision or any other company or enterprise to which the person provides services at the request of Envision. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Envision pursuant to the foregoing provisions, Envision has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”), and executive officers that we may hire in the future. As more fully described below, our board of directors makes all decisions for the total direct compensation of our executive officers, including the Named Executive Officers. We do not have a compensation committee, so all decisions with respect to management compensation are made by the whole board.

Compensation Program Objectives and Rewards

Our compensation philosophy is based on the premise of attracting, retaining, and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance. Following this philosophy, we consider all relevant factors in determining executive compensation, including the competition for talent, our desire to link pay with performance, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork, and each executive’s total compensation package.

The compensation received by our Named Executive Officers is based primarily on the levels at which we can afford to retain them and their responsibilities and individual contributions. Our compensation policy also reflects our strategy of minimizing general and administration expenses. To date, we have not applied a formal compensation program to determine the compensation of the Named Executives Officers. In the future, our Board of Directors expects to apply the compensation philosophy and policies described in this section of our prospectus.

The primary purpose of the compensation and benefits we consider is to attract, retain, and motivate highly talented individuals who will engage in the behavior necessary to enable us to succeed in our mission, while upholding our values in a highly competitive marketplace. Different elements are designed to engender different behaviors, and the actual incentive amounts which may be awarded to each Named Executive Officer are subject to the annual review of our compensation committee who will make recommendations regarding compensation to our Board of Directors. The following is a brief description of the key elements of our planned executive compensation structure.

•	Base salary and benefits are designed to attract and retain employees over time.

•	Incentive compensation awards are designed to focus employees on the business objectives for a particular year.

•	Equity incentive awards, such as stock options and non-vested stock, focus executives’ efforts on the behaviors within the recipients’ control that they believe are designed to ensure our long-term success as reflected in increases to our stock prices over a period of several years, growth in our profitability and other elements.

•	Severance and change in control plans are designed to facilitate a company’s ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

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Benchmarking

We have not yet adopted benchmarking but may do so in the future. When making compensation decisions, our Board of Directors may compare each element of compensation paid to our Named Executive Officers against a report showing comparable compensation metrics from a group that includes both publicly-traded and privately-held companies. Our Board believes that while such peer group benchmarks are a point of reference for measurement, they are not necessarily a determining factor in setting executive compensation. Each executive officer’s compensation relative to the benchmark varies based on the scope of responsibility and time in the position. We have not yet formally established our peer group for this purpose.

The Elements of Envision’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution. Our Board of Directors reviews the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. Additional factors reviewed by our Board of Directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the year ended December 31, 2018, all executive officer base salary decisions were approved by the Board of Directors.

Incentive Compensation Awards

No bonuses have yet been awarded or paid for services by our chief executive officer or any other executive officer of the Company in 2018. Our chief executive officer was awarded a discretionary $35,000 bonus in 2017 related to his 2016 service. Our chief executive officer did not take the bonus in cash, instead deferring payment on the bonus until such time as the Company has sufficient cash to pay bonuses. No other Named Executives have been paid bonuses and our Board has not yet recommended a formal compensation policy for the determination of bonuses other than the bonus potential for our chief executive officer as defined in his employment agreement. If our revenue grows and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our Named Executive Officers and other officers of Envision: (1) the growth in our revenue, (2) the growth in our gross profit (3) the growth in our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA”), (4) achievement of other corporate goals as outlined by the Board and (5) our stock price. In 2016, our chief executive officer was granted a bonus plan by the board of directors which provides for a bonus payment based on the Company achieving certain revenue amounts, with additional bonuses for being profitable. Those targets were not achieved and no bonus has been earned to date for these specific milestones. The Board has not adopted further performance goals or target bonus amounts but may do so in the future.

Equity Incentive Awards

In order to provide an incentive to attract and retain directors, officers, and other employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success, on August 10, 2011, the Board approved and caused the Company to adopt, a new equity incentive plan (the “2011 Plan”), pursuant to which 630,000 shares of our common stock are currently reserved for issuance as awards to employees, directors, consultants and other service providers. This 2011 Plan was ratified by our shareholders as a part of the 2012 annual shareholders meeting.

From January 1, 2018 through December 31, 2018, the Company issued a total of 14,150 stock options to a total of eleven employees and two contracted employees. These options vested immediately. From January 1, 2017 through December 31, 2017, the Company granted a total of 12,900 stock options to a total of thirteen employees. These options vested immediately.

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During the year ended December 31, 2018, the Company released and issued a total of 12,500 vested shares of common stock (related to previous years grants to each of three directors of 15,000 shares which vest on a pro rata basis over a three year period), with a per share fair value of $7.50, or $93,750 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective Restricted Stock Grant Agreements.

Effective March 27, 2018, based on authorization initially approved by the Board of Directors on December 19, 2017, and confirmed by resolutions adopted by the Board on March 27, 2018, the Company granted a total of 15,000 shares of common stock with a per share value of $7.50 per share (based on the market price at the time of the agreement), or $112,500, to three directors for performance of their duties. These shares are being issued from a pool of 15,000 shares of common stock for each director of previously authorized restricted stock grant awards for performance that are awarded if specific performance criteria are achieved or the Board authorizes their award and vesting by specific resolutions.

On July 19, 2018, Mr. Jay S. Potter resigned as a director of Envision, and the Company accepted Mr. Potter’s resignation effective on the same date. In recognition of Mr. Potter’s long and valuable service to the Company, the Board of Directors authorized the immediate vesting and issuance to Mr. Potter of the balance of the nonperformance restricted stock award scheduled to be issued to him through December 31, 2018. As such, the Company released and issued a total of 2,500 vested shares of common stock with a per share fair value of $7.50, or $18,750 (based on the market price at the time of the agreement).

On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of the Company effective August 22, 2018. Mr. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee. In consideration for Mr. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 30,000 restricted shares of its common stock to him, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement, including but not limited to the following vesting schedule: 1,250 shares per quarter, pro-rata, over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 1,250 shares on December 31, 2018 and the last release will be of 1,250 shares on September 30, 2021; and 15,000 shares based on the achievement by the Company of certain performance goals in accordance with the Agreement. During the year ended December 31, 2018, the Company released and issued a total of 1,250 vested shares of common stock to Mr. Schweitzer with a per share fair value of $10.00, or $12,500 (based on the market price at the time of the agreement), for his service as defined in his respective Restricted Stock Grant Agreement.

During the year ended December 31, 2017, the Company released upon vesting 15,000 shares of common stock with a per share fair value of $7.50, or $112,500 (based on the market price at the time of the respective agreements), to three directors for their service as defined in their respective Restricted Stock Grant Agreements.

Benefits and Prerequisites

At this stage of our business we have limited benefits and no prerequisites for our employees other than vacation and sick benefits. We do not have a 401(k) Plan or any other retirement plan for our Named Executive Officers. We may adopt these plans and confer other fringe benefits for our executive officers in the future if our business grows sufficiently to enable us to afford them.

Separation and Change in Control Arrangements

On October 18, 2016 and effective as of January 1, 2016, the Company entered into an employment agreement with its chief executive officer. The agreement expires on January 1, 2021. The agreement provides for a payment to the chief executive officer in an amount equal to four times his annual compensation if he is terminated for reasons other than mutual agreement, his death, his breach or other cause, or upon his disability, as defined in the agreement.

There were no other employment agreements in effect as of December 31, 2018.

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Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services rendered in all capacities by our chief executive officer and all other compensated executive officers, as determined by reference to total compensation for the fiscal year ended December 31, 2018 and 2017, who were serving as executive officers at the end of 2018 and former executive officers, who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

Name and Principal Position	Year	Salary	Deferred Compensation	Bonus	Stock Awards	Option Awards(3)	All Other Compensation	Total

Desmond Wheatley, Chief Executive Officer and President(1)	2018 2017	$200,000 $200,000	$50,000 $50,000	0 $35,000	0 0	0 0	0 0	$250,000 $285,000

Chris Caulson(2)	2018 2017	$165,000 $165,000	0 0	0 0	0 0	0 0	0 0	$165,000 $165,000

Officers as a Group	2018 2017	$365,000 $365,000	$50,000 $50,000	0 $35,000	0 0	0 0	0 0	$415,000 $450,000

(1)	Mr. Wheatley joined the Company full time in December 2010 at which time he was appointed president. On August 10, 2011, Mr. Wheatley was appointed chief executive officer of the Company. In December 2016, Mr. Wheatley was named chairman of the board of directors.
(2)	Mr. Caulson joined the Company full time in November 2010. On August 10, 2011, Mr. Caulson was appointed chief financial officer of the Company.
(3)	This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718.

Agreements with Executive Officers

Desmond Wheatley. The Company entered into a five-year employment agreement with Mr. Wheatley on October 18, 2016, effective as of January 1, 2016. This agreement provides for an annual salary of $250,000, which will be paid (i) in twenty-four installments of $8,333.33 each on the fifteenth and last day of each month and (ii) twenty-four installments of $2,083.34, on the same dates, which Mr. Wheatley will defer until such time as the Board of Directors, in its sole discretion, determines that payment of the deferred salary and/or cessation of the deferral is appropriate, or when a payment is permissible under Section 409A of the Internal Revenue Code of 1986, as amended, but not later than December 31, 2020. Upon any approved payment of the deferred compensation, Mr. Wheatley may elect to accept that payment in cash or through conversion in whole or in part of the amount of the payment into shares of the Company’s stock at $7.50 per share (as adjusted for our planned one-for-50 reverse stock split). All deferred amounts will be evidenced by an unsecured convertible promissory note payable by the Company to Mr. Wheatley, bearing simple interest at the rate of 10% per annum, accruing until paid, convertible into shares of the Company’s common stock at $7.50 per share (subject to appropriate adjustment in the event of stock dividends, stock splits, recapitalizations, and similar extraordinary transactions) whenever a payment is approved by the Company’s Board of Directors, with a maturity date of December 31, 2020. Additionally, pursuant to the agreement, on October 18, 2016, Mr. Wheatley was granted 87,000 stock options to purchase 87,000 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, exercisable at an exercise price of $7.50 per share for a period of ten years from the date of grant, vesting as follows: 29,000 on October 18, 2016, 29,000 on January 1, 2017, and 29,000 on January 1, 2018 (as adjusted for our planned one-for-50 reverse stock split).

Chris Caulson. The Company does not have an employment agreement in place with Chris Caulson. He is an at will employee.

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Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding incentive equity awards as of December 31, 2018, for each named executive officer (these figures are adjusted to reflect our planned one-for-50 reverse stock split).

Name	Number of securities underlying unexercised options - number exercisable (4)	Number of underlying unexercised securities options - number unexercisable (4)	Option exercise price (4)($)	Option expiration date
Desmond Wheatley	86,400 (1)	—	13.50	August 9, 2021
Desmond Wheatley	87,000 (2)	____________	7.50	October 17, 2026
Chris Caulson	54,000 (3)	—	13.50	August 9, 2021

(1)	On August 10, 2011, Mr. Wheatley received 86,400 stock options pursuant to our 2011 Plan with an exercise price of $13.50 per share exercisable for a period of ten (10) years from the date of grant. One third of these options vested immediately, one third vested on November 1, 2011 and one third vested on November 1, 2012.
(2)	On October 18, 2016, Mr. Wheatley was granted 87,000 stock options to purchase 87,000 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, exercisable at an exercise price of $7.50 per share for a period of ten years from the date of grant, vesting as follows: 29,000 on October 18, 2016, 29,000 on January 1, 2017, and 29,000 on January 1, 2018.
(3)	On August 10, 2011, Mr. Caulson was granted 54,000 stock options pursuant to our 2011 Plan with an exercise price of $13.50 per share exercisable for a period of ten (10) years from the date of grant. One third of these options vested immediately, one third vested on November 1, 2011 and one third vested on November 1, 2012.
(4)	Adjusted to reflect our planned one-for-50 reverse stock split.

Option Exercises and Stock Vested

None of our executive officers exercised any stock options or acquired stock through vesting of an equity award during the fiscal year ended December 31, 2018.

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Director Compensation

The following table sets forth all compensation paid, distributed, or accrued for services rendered in the capacities of non-executive Board members.

Name	Fees earned or cash paid	Year	Option Awards ($)(1)	Stock Awards ($)(3)	All other compensation	Total ($)
Jay Potter (2)(4)	—	2018 2017	–	75,000 37,500(4)		75,000 37,500
Anthony Posawatz (5)	—	2018 2017		75,000 37,500(5)		75,000 37,500
Peter Davidson (6)	—	2018 2017		75,000 37,500(6)		75,000 37,500
Robert C. Schweitzer (7)	—	2018 2017	–	12,500 –		12,500 –
All Directors as a Group	—	2018 2017	–	237,500 112,500		237,500 112,500

(1)	This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718. The share and per share figures in the footnotes to this table are adjusted to reflect our planned one-for-50 reverse stock split.
(2)	Mr. Potter voluntarily resigned as a director on July 19, 2018.
(3)	This represents the value of stock released to the director upon vesting during the identified period which is a portion of a larger multiple year award issued to the director for applicable multiple year services.
(4)	During the twelve months ended December 31, 2017, 5,000 shares of common stock valued at $37,500 vested under an agreement with Mr. Potter. During the twelve months ended December 31, 2018, 2,500 shares of common stock valued at $18,750 vested under an agreement with Mr. Potter. On March 27, 2018, the Company issued an additional 5,000 shares to this director as a fully vested restricted stock grant award for his performance. Mr. Potter’s services as a director terminated in July 2018. Upon his termination, the Board of Directors authorized the vesting of an additional 2,500 shares of common stock to Mr. Potter under the agreement, valued at $18,750.
(5)	Effective as of December 31, 2016, Mr. Posawatz agreed to terminate his rights to unvested restricted shares of the Company’s common stock under a prior agreement with the Company, in consideration for which the Company granted to Mr. Posawatz 15,000 new restricted shares of the Company’s common stock, vesting 1/36 per month over a 36 month period commencing on the day after the date of grant, issuable quarterly on the last day of each calendar quarter so long as Mr. Posawatz serves as a director, employee, consultant or officer of the Company at the time of scheduled vesting. The Company granted an additional 15,000 restricted shares of the Company’s common stock to Mr. Posawatz to vest in the future from time to time, subject to Mr. Posawatz achieving certain performance criteria to be agreed upon by the Board of Directors after discussion with senior management at a future date. During the twelve months ended December 31, 2017, 5,000 shares of common stock, valued at $37,500, vested under this agreement. On March 27, 2018, the Company issued an additional 5,000 shares to this director as a fully vested restricted stock grant award for his performance.
(6)	Effective as of December 31, 2016, Mr. Davidson agreed to terminate his rights to unvested restricted shares of the Company’s common stock under a prior agreement with the Company, in consideration for which the Company granted to Mr. Davidson 15,000 new restricted shares of the Company’s common stock, vesting 1/36 per month over a 36 month period commencing on the day after the date of grant, issuable quarterly on the last day of each calendar quarter so long as Mr. Davidson serves as a director, employee, consultant or officer of the Company at the time of scheduled vesting. The Company granted an additional 15,000 restricted shares of the Company’s common stock to Mr. Davidson to vest in the future from time to time, subject to Mr. Davidson achieving certain performance criteria to be agreed upon by the Board of Directors after discussion with senior management at a future date. During the twelve months ended December 31, 2017, 5,000 shares of common stock, valued at $37,500, vested under this agreement. On March 27, 2018, the Company issued an additional 5,000 shares to this director as a fully vested restricted stock grant award for his performance.
(7)	On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of Envision Solar International, Inc., effective August 22, 2018. Mr. Robert C. Schweitzer is an independent director who has also accepted an appointment to serve as the Chairman of the Company’s Audit Committee. In consideration for Robert C. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 30,000 restricted shares of its common stock to Mr. Schweitzer, subject to the vesting, performance and other terms and conditions in the Restricted Stock Grant Agreement, dated August 22, 2018, entered into by the Company and Mr. Schweitzer. The following vesting schedule applies to 15,000 of the shares: 1,250 shares per quarter over a 36 month period commencing to accrue on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 1,250 shares on December 31, 2018 and the last release will be of 1,250 shares on September 30, 2021. The vesting of the remaining 15,000 shares will be subject to the achievement by the Company of certain performance goals as established by duly authorized resolutions of the Company’s Board of Directors adopted from time to time. During the twelve months ended December 31, 2018, 1,250 shares of common stock, valued at $12,500, vested under this agreement.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The share and per share information in this section of the prospectus is adjusted to reflect our planned one-for-50 reverse stock split.

During the year ended December 31, 2018, the Company released and issued a total of 12,500 vested shares of common stock (related to previous years grants to each of three directors of 15,000 shares which vest on a pro rata basis over a three year period), with a per share fair value of $7.50, or $93,750 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective Restricted Stock Grant Agreements (“RSAs”). The $93,750 was expensed during the year ended December 31, 2018.

Effective March 27, 2018, based on authorization initially approved by the Board of Directors on December 19, 2017, and confirmed by resolutions adopted by the Board on March 27, 2018, the Company granted a total of 15,000 shares of common stock with a per share value of $7.50 per share (based on the market price at the time of the agreement), or $112,500, split among three directors for performance of their duties. These shares were issued from a pool of 15,000 shares of common stock for each director of previously authorized restricted stock grant awards for performance that are awarded if specific performance criteria are achieved or the Board authorizes their award and vesting by specific resolutions. These shares were immediately expensed.

On July 19, 2018, Mr. Jay S. Potter resigned as a director of Envision Solar International, Inc. and the Company accepted Mr. Potter’s resignation effective on the same date. In recognition of Mr. Potter’s long and valuable service to the Company, the Board of Directors authorized the immediate vesting and issuance to Mr. Potter of the balance of the nonperformance restricted stock award scheduled to be issued to him through December 31, 2018. As such, the Company released and issued a total of 2,500 vested shares of common stock with a per share fair value of $7.50, or $18,750 (based on the market price at the time of the agreement), which was expensed on July 19, 2018.

On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of the Company effective August 22, 2018. Mr. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee. In consideration for Mr. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 30,000 restricted shares of its common stock to him, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement, including but not limited to the following vesting schedule: 1,250 shares per quarter, pro rata, over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 1,250 shares on December 31, 2018 and the last release will be of 1,250 shares on September 30, 2021; and 15,000 shares based on the achievement by the Company of certain performance goals or upon a specific resolution of the Board of Directors, in accordance with the Agreement. During the year ended December 31, 2018, the Company released and issued a total of 1,250 vested shares of common stock to Mr. Schweitzer with a per share fair value of $0.20, or $12,500 (based on the market price at the time of the agreement), for his service as defined in his respective Restricted Stock Grant Agreement. The $12,500 was expensed during the year ended December 31, 2018.

Effective as of February 15, 2017, the Company received conversion notices from all the current note holders effecting the conversion of the entire principal balance of a convertible note outstanding and owed by the Company amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709. The Company issued 93,961 shares of common stock at the contracted conversion price of $7.50 per share, to retire the entirety of this convertible note. Of these shares, 46,319 shares were issued to Keshif Ventures, LLC.

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In June 2015, Gemini Master Fund Ltd. sold an approximate 70% stake in its convertible promissory note to Robert Noble, our past Chairman in a private transaction (“Note”). During the twelve months ended December 31, 2015, the Company made a $100,000 payment to Mr. Noble to pay down the accrued interest on this Note. Effective January 20, 2016, Mr. Noble entered into a Purchase Option Agreement with Greencore (the “Optionee”), pursuant to which the Optionee had the right to purchase or arrange for the purchase of the Note from Mr. Noble and all of Mr. Noble’s shares in the Company (the “Option”), at any time prior to March 31, 2016, which date was subsequently extended. During the fourth quarter of 2016, the Company was notified that a transaction, or series of transactions, arranged by GreenCore, had officially closed pursuant to which the Note and 11,587,440 shares of our common stock owned by Mr. Noble were acquired by a group of shareholders, some of whom are related parties to the Company. Keshif Ventures, LLC obtained a 49.3% stake in the outstanding Note balance. Effective as of February 15, 2017, the Company received conversion notices from all the then current Note holders to convert the entire principal balance of the Note amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709. Accordingly, the Note was repaid in full through the conversion, and has a zero outstanding balance. The Company issued 93,961 shares of common stock at the contracted conversion price of $7.50 per share. As a part of this transaction, Keshif Ventures LLC, a related party, received 46,319 shares based on its ownership percentage of the Note. Additionally, as a part of these transactions, Jay Potter, our prior director, received 82,249 shares of common stock from these shareholders.

On October 18, 2016, the Company entered into a five year employment agreement, effective as of January 1, 2016, with Mr. Desmond Wheatley, the Chief Executive Officer, President, and Chairman of the Company (the “Agreement”). Pursuant to the Agreement, Mr. Wheatley will receive an annual deferred salary of $50,000 which Mr. Wheatley will defer until such time as Mr. Wheatley and the Board of Directors agree that payment of the deferred salary and/or cessation of the deferral is appropriate. Additionally, on March 29, 2017 the board of directors granted Mr. Wheatley a $35,000 bonus for which Mr. Wheatley agreed to defer such bonus under the same terms of his salary deferral. All deferred amounts are evidenced by an unsecured convertible promissory note payable by the Company to Mr. Wheatley. The balance of the note as of December 31, 2017 is $135,000. The balance of the note as of December 31, 2018, net of discount amounting to $7,749, is $177,251, with accrued and unpaid interest amounting to $28,220 which is included in accrued expenses. This Note is classified as short term as of December 31, 2017 and long term as of December 31, 2018 on the accompanying consolidated balance sheet.

During the year ended December 31, 2017, the Company made cash payments totaling $54,000, and issued 3,600 shares of the Company’s common stock with a total value of $27,000 to GreenCore Capital LLC for professional services provided to the Company pursuant to a consulting agreement dated March 28, 2014. Jay Potter, a prior director of the Company, is the managing member of GreenCore.

During the year ended December 31, 2017, the Company released 15,000 shares of common stock with a per share fair value of $7.50, or $112,500 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective RSAs.

During the year ended December 31, 2017, and in consideration for the continued guaranty of the Company’s obligations extended under a now terminated line of credit, the Company issued 9,077 shares of its common stock, with a per share value of $0.15 (based on contemporaneous cash sales prices) or $68,078 to Keshif Ventures LLC, a related party, pursuant to the SPA. Additionally, during the year ended December 31, 2017, pursuant to a private placement, the Company issued 26,227 shares of common stock for cash, with a per share price of $7.50 per share or $200,000 to Keshif.

In 2016, the Company entered into two nonexclusive, best efforts selling agreements with LightPath Capital, Inc., a FINRA registered broker-dealer, 50% of which is owned by one of the legal counsel to the Company. The selling agreements relate to a previous private placement as well as a 2017 private placement of common stock that was conducted by the Company to raise up to $4,050,000 of capital. Under the agreements, LightPath was entitled to a selling commission of 8% of total capital raised by it and warrants to purchase our common stock at $7.50 per share for up to 5% of the number of shares of common stock sold by LightPath in the offerings. For the 13 months ended January 2018, which was the open term of the 2017 private placement, the Company paid $65,600 in commission and is obligated to issue 5,467 warrants to purchase our common stock.

Effective as of February 15, 2017, the Company received conversion notices from all the current note holders effecting the conversion of the entire principal balance of a convertible note outstanding and owed by the Company amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709. The Company issued 93,691 shares of common stock at the contracted conversion price of $7.50 per share, to retire the entirety of this convertible note. Of these shares, 46,319 shares were issued to Keshif Ventures, LLC.

The share and per share information in this section are adjusted to reflect our planned one-for-50 reverse stock split.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2018 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each executive officer and named officer; (iii) each director; and (iv) all of our officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of December 31, 2018 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o 5660 Eastgate Drive, San Diego, California 92121.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. The figures on this table and in its footnotes are adjusted to reflect our planned one-for-50 reverse stock split.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage Beneficially Owned Before Offering (2)	Percentage Beneficially Owned After Offering (2)
Desmond Wheatley	173,400	(3)	5.63%
Chris Caulson	54,000	(4)	1.83%
Peter Davidson	10,833	(5)	1.06%
Anthony Posawatz	21,111	(5)	0.73%*
Robert C. Schweitzer	1,250	(5)	0.04%
Keshif Ventures, LLC	668,277	(6)	22.99%
SFE VCF, LLC	462,425	(7)	13.73%
All officers and directors as a group (5 persons)	2,805,594		8.95%

*Beneficial ownership of less than one percent.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise by such person of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 31, 2018.
(2)	Based on 2,906,630 shares of our common stock outstanding as of December 31, 2018.
(3)	Includes 173,400 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of December 31, 2018.
(4)	Includes 54,000 of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of December 31, 2018.
(5)	Includes shares that have vested pursuant to a RSA.
(6)	The address of this shareholder is 990 Highland Drive, Suite 314, San Diego, California. 92075. D. Taner Halicioglu and Nedim Halicioglu exercise the shared voting and dispositive powers with respect to the shares held by Keshif Ventures, LLC.
(7)	SFE VCF, LLC as the holder of two convertible notes payable by the Company with an approximate aggregate outstanding balance of $2,482,003 as of December 31, 2018, has the right to convert the outstanding balance into shares of our common stock at a conversion price of $9.54 per share. SFE VCF, LLC also owns 96,489 warrants to purchase 96,489 shares of our common stock at an exercise price of $7.50 per share, for 88,333 of these warrants, with the balance (i.e., 8,156) exercisable at $6.78 per share. Accordingly, the figure on the table for SFE VCF LLC’s beneficial ownership assumes that both notes are converted and all warrants are exercised. Mr. William Scripps exercises the sole voting and dispositive powers with respect to the shares held by SFE VCF, LLC.

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DESCRIPTION OF OUR SECURITIES

Description of Existing Securities

General. Our authorized capital stock, after accounting for our planned one-for-50 reverse stock split of our authorized, issued and outstanding common stock, consists of 9,800,000 shares of common stock, par value $0.001 per share, of which 2,906,630 shares are issued and outstanding as of December 31, 2018, and 10,000,000 shares of preferred stock, par value $0.001 per share with no shares issued or outstanding as of December 31, 2018. See “CAPITALIZATION.” Under Nevada law and generally under state corporation laws, the holders of our common and preferred stock will have limited liability pursuant to which their liability is limited to the amount of their investment in us.

Common Stock. Holders of common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds.

Preferred Stock. We are authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by our Board of Directors. We currently have no shares of Preferred Stock outstanding.

Warrants. Assuming the effectiveness of the planned one-for-50 reverse stock split, we currently have common stock purchase warrants outstanding to purchase a total of 134,339 shares of our common stock, exercisable until various dates ranging from March 2019 to March 2023, 117,614 of which are exercisable at an exercise price of $7.50 per share, 8,156 of which are exercisable at an exercise price of $6.78 per share, and 8,569 of which are exercisable at an exercise price of $12.50 per share. The following table summarizes the expiration dates of all outstanding warrants as of December 31, 2018, grouped on a quarterly basis:

Number of Warrants (1)	Range of Exercise Prices (1)	Fiscal Quarter Ending During Which Expiration Date Occurs

2,133	$12.50	March 31, 2019

1,333	$12.50	June 30, 2019

1,903	$12.50	September 30, 2019

3,200	$12.50	December 31, 2019

78,314	$7.50	September 30, 2020

10,000	$7.50	December 31, 2020

8,156	$6.78	March 31, 2021

18,000	$7.50	September 30, 2021

5,833	$7.50	December 31, 2021

5,467	$7.50	March 31, 2023

(1)	Reflects the planned implementation of a one-for-50 reverse stock split by us.

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Description of Securities in this Offering

Units. Each Unit consists of one share of our common stock, par value $0.001 per share, and one warrant (the “Warrants”) to purchase one share of our common stock.

Public Warrants. This offering of Units includes shares of our common stock and Warrants to purchase additional shares of our common stock. Accordingly, upon completion of this offering we expect to have an additional 1,111,111 common stock purchase Warrants outstanding 1,277,777 if the Units reserved for the over-allotment are sold), each Warrant is exercisable for one share of common stock at an exercise price of 105% of the price of each unit sold in the offering), exercisable for a period of five years from the initial exercise date.

The number of Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a reverse or forward stock split of our common stock, a recapitalization or reclassification of our common stock, payment of dividends or distributions in common stock to our common stock holders, or similar transactions. In the event that the Company effects a rights offering to its common stock holders or a pro rata distribution of its assets among its common stock holders, then the holder of the Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company’s outstanding common stock assuming they owned the number of shares of common stock issuable upon the exercise of their Warrants. In the event of a “Fundamental Transaction” by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock, then the Warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the Warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Warrant holder had the holder exercised the Warrant immediately preceding the closing of the Fundamental Transaction. In lieu of receiving such common stock and additional consideration in the Fundamental Transaction, the Warrant holder may elect to have the Company or the successor entity purchase the Warrant holder’s Warrant for its fair market value measured by the Black Scholes method.

The Company will promptly notify the Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common stock, the authorization of a rights offering, the approval of the stock holders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

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The Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

Representative Warrants. We also expect to have up to an additional 63,888 common stock purchase warrants outstanding ( if the Units reserved for the over-allotment are sold), issuable to the underwriter of this offering (“Underwriter’s Warrants”). Each Underwriter’s Warrant is exercisable for one share of common stock on a cash or cashless basis at an exercise price of 110% of the price of each unit share of sold in the offering). The Underwriter’s Warrants will be non-exercisable for one hundred eighty (180) days after the effective date (the “Effective Date”) of the registration statement of which this Prospectus forms a part of this offering, and will expire five years after such Effective Date. The Underwriter’s Warrants will contain provisions for one demand registration of the shares underlying the Underwriter’s Warrants at the Company’s expense and one registration of the Underwriter’s Warrants at the Representative’s expense for a period of five years from the Effective Date, and unlimited piggyback registration rights for a period of seven years after the Effective Date at the Company’s expense.

The number of Underwriter’s Warrants outstanding and the exercise price of those securities will be adjusted proportionately, as permitted by FINRA Rule 5110(f)(2)(G), in the event of a reverse or forward stock split of our common stock, a recapitalization or reclassification of our common stock, payment of dividends or distributions in common stock to our common stock holders, or similar transactions. In the event that the Company effects a rights offering to its common stock holders or a pro rata distribution of its assets among its common stock holders, then the holder of the Underwriter’s Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company’s outstanding common stock assuming they owned the number of shares of common stock issuable upon the exercise of their warrants. In the event of a “Fundamental Transaction” by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock, then the warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction that would have been issued or conveyed to the warrant holder had the holder exercised the warrant immediately preceding the closing of the Fundamental Transaction. In lieu of receiving such common stock and additional consideration in the Fundamental Transaction, the warrant holder may elect to have the Company or the successor entity purchase the warrant holder’s warrant for its fair market value measured by the Black Scholes method.

The Company will promptly notify the holders of the Underwriter’s Warrants in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or redemption of the common stock, the authorization of a rights offering, the approval of the stock holders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Shares is Corporate Stock Transfer, Inc.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we estimate that we will have 4,017,741 outstanding shares of our common stock, calculated as of April 4, 2019, assuming no further exercise of outstanding warrants, and no sale of shares reserved for the underwriter for over-allotment allocation, if any.

Sale of Restricted Securities

The shares of our common stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after the offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our common stock unless such shares are separately registered under an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act of 1933, as amended, is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in the Distribution or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our units, common stock and warrants purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. The holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying one share of common stock and one warrant to purchase one share of common stock that underlie the unit, as the case may be. As a result, the discussion below with respect to actual holders of common stock and warrants should also apply to holders of units (as the deemed owners of the underlying common stock and warrants that comprise the units). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	regulated investment companies and real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	tax-qualified retirement plans;

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

•	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

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•	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of common stock and one warrant to purchase one share of common stock. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between such one share of common stock and one warrant to purchase one share of common stock based on their relative fair market values at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each share of common stock and each warrant should be the stockholder’s tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the one share of common stock and one warrant to purchase one share of common stock comprising the unit, and the amount realized on the disposition should be allocated between the one share of common stock and one warrant to purchase one share of common stock based on their respective relative fair market values (as determined by each such unit holder on all the relevant facts and circumstances) at the time of disposition. The separation of the common stock and warrants comprising units should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

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Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Constructive Distributions

The terms of the warrants allow for changes in the exercise price of the warrants under certain circumstances. A change in exercise price of a warrant that allows holders to receive more shares of common stock on exercise may increase a holder’s proportionate interest in our earnings and profits or assets. In that case, such holder may be treated as though it received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would generally result, for example, if the exercise price is adjusted to compensate holders for distributions of cash or property to our stockholders.

Not all changes in the exercise price that result in a holder’s receiving more common stock on exercise, however, would be considered as increasing a holder’s proportionate interest in our earnings and profits or assets. For instance, a change in exercise price could simply prevent the dilution of a holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions for these purposes. Conversely, if an event occurs that dilutes a holder’s interest and the exercise price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders.

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Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its common stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains or the dividends-received deduction described under “—Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Redemption, Lapse or Other Taxable Disposition of a Warrant

Upon a sale, exchange, redemption, lapse or other taxable disposition of a warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. holder’s tax basis in the warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the warrant. The U.S. holder’s tax basis in the warrant generally will equal the amount the holder paid for the warrant. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the warrant for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Exercise of a Warrant

The exercise of a warrant for shares of common stock generally will not be a taxable event for the exercising U.S. holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. holder will have a tax basis in the shares of common stock received on exercise of a warrant equal to the sum of the U.S. holder’s tax basis in the warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the warrant. A U.S. holder generally will have a holding period in shares of common stock acquired on exercise of a warrant that commences on the date of exercise of the warrant.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

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Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders—Constructive Distributions”), paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock or a warrant unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	shares of our common stock or our warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock or warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock. In addition, provided that our common stock is regularly traded on an established securities market, a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of 5% of all our common stock.

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If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common stock or warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our securities on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC as the sole representative of the underwriters (“Maxim” or the “Representative”), with respect to the shares and warrants being offered. Maxim is the sole book running manager for the offering. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares	Number of Warrants
Maxim Group LLC
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by this prospectus if they purchase any shares of common stock and warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock and/or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase up to 166,666 shares of common stock and/or warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrants.

Representative’s Warrants

We have agreed to (i) grant to Maxim Group LLC and Joseph Gunnar & Co., LLC, warrants to purchase a number of shares equal to five percent (5%) of the total number of shares of common stock sold in this offering, other than to investors introduced by the Company, at an exercise price equal to 110% of the price per unit sold in this offering; and (ii) grant Maxim warrants to purchase a number of shares equal to five percent (5%) of the total number of shares of common stock sold in this offering to investors introduced by the Company at an exercise price equal to 110% of the price per unit sold in this offering. The warrants (the “Underwriter’s Warrants”) will contain a cashless exercise feature. Each Underwriter’s Warrant is exercisable for one share of common stock on a cash or cashless basis at an exercise price of 110% of the price of each unit sold in the offering. The Underwriter’s Warrants will be non-exercisable for one hundred eighty (180) days after the effective date (the “Effective Date”) of the registration statement of which this Prospectus forms a part of this offering, and will expire five years after such Effective Date. The Underwriter’s Warrants will contain provisions for one demand registration of the shares underlying the Underwriter’s Warrants at the Company’s expense and one registration of the Underwriter’s Warrants at the Representative’s expense for a period of five years from the Effective Date, and unlimited piggyback registration rights for a period of seven years after the Effective Date at the Company’s expense.

The number of Underwriter’s Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately, as permitted by FINRA Rule 5110(f)(2)(G).

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Discounts and Commissions

We have agreed to (i) pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised in this offering other than from investors introduced by the Company; (ii) pay Maxim a cash fee equal to five percent (5%) of the aggregate gross proceeds raised in this offering from investors that are introduced by the Company; (iii) grant underwriters warrants to purchase that number of shares of our common stock equal to an aggregate of five percent (5%) of the shares of common stock sold in the offering other than from investors introduced by the Company (or 63,888 shares, assuming the over-allotment option is fully exercised); and (iv) pay to Maxim warrants to purchase that number of shares of common stock equal to an aggregate of five percent (5%) of the shares of common stock sold to investors introduced by the Company in the offering. Such underwriters’ warrants shall have an exercise price equal 110% of the public offering price, terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering to the extent permitted by FINRA Rule 5110(f)(2)(G) except that (1) they will not be subject to redemption by the Company and (2) they will provide for unlimited piggyback registration rights with respect to the underlying shares during the seven (7) year period commencing on the effective date of this offering and demand registration rights during the five (5) year period commencing on the Effective Date of this offering. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the underwriters’ warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The Representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $_________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares and warrants.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Per Share(1)	Total Without Over Allotment	Total With Over Allotment

Public offering price	$
Underwriting discounts and commissions	$
Proceeds, before expenses, to us	$

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriters at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $507,934, all of which are payable by us. This figure includes expense reimbursements we have agreed to pay Maxim for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $100,000 for which we have paid a $10,000 advance, which will be returned to us to the extent not offset by actual expenses.

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Lock-Up Agreements

We and each of our officers, directors, affiliates and certain existing stockholders aggregating at least 1.0% of our outstanding shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after this offering is completed without the prior written consent of Maxim Group LLC.

Maxim may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted Maxim a right of first refusal, for a period of twelve months from the commencement of sales of this offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Maxim’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Maxim for such Subject Transactions. The right of first referral does not apply to any financing or transactions consummated without the retention of a Financial Industry Regulatory Authority (“FINRA”) registered broker dealer or other party to which the Company pays a finder’s fee.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTC-QB and NASDAQ Capital Market

Our common stock is presently quoted on the OTC-QB marketplace under the symbol “EVSI”. We have applied to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “EVSI” and “EVSIW”, respectively. No assurance can be given that our application will be approved. Trading Quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market. Since the warrants will not be listed and are not expected to trade, the underwriters cannot purchase the warrants in the open market and, as a result, the underwriters cannot and will not enter into naked short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

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Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Certain Relationships

Certain of the underwriters and their affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

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Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases shares will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

119

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the issuance of the shares of common stock covered by this prospectus will be passed upon for us by Weintraub Tobin Chediak Coleman Grodin, special counsel to Envision.

EXPERTS

Our consolidated financial statements as of and for our years ended December 31, 2018 and December 31, 2017 included in this prospectus and elsewhere in the registration statement have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of Envision.

120

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Envision Solar International, Inc.

5660 Eastgate Dr.

San Diego, California 92121

Attention: Desmond Wheatley, Chief Executive Officer

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

121

Envision Solar International, Inc. and Subsidiary

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Envision Solar International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Envision Solar International, Inc. and Subsidiary (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and cash used in operations of $3,598,780 and $712,456, respectively, in 2018 and has a working capital deficit, stockholders’ deficit and accumulated deficit of $2,759,580, $2,480,679 and $41,875,659, respectively, at December 31, 2018. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company P.A.

SALBERG & COMPANY, P.A.

We have served as the company’s auditors since 2008

Boca Raton, Florida

March 20, 2019

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

F-2

Envision Solar International, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2018	2017
Assets

Current Assets
Cash	$244,024	$403,475
Accounts Receivable, net	1,290,702	5,946
Prepaid and other current assets	256,071	55,674
Inventory, net	1,130,966	2,319,500
Total Current Assets	2,921,763	2,784,595

Property and Equipment, net	133,235	226,112

Other Assets
Patents, net	131,625	75,279
Deposits	105,541	156,588
Deferred Equity Offering Costs	195,028	–
Total Other Assets	432,194	231,867

Total Assets	$3,487,192	$3,242,574

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts Payable	$1,368,257	$486,690
Accrued Expenses	614,170	451,924
Sales Tax Payable	191	46
Deferred Revenue	835,785	77,514
Convertible Line of Credit, net of discount of $0 and $226,768 at December 31, 2018 and 2017, respectively	960,000	923,232
Convertible Notes Payable - Current Portion, net of discount amounting to $446,381 and $175,668 at December 31, 2018 and 2017, respectively	1,104,235	1,486,948
Convertible Note Payable -Related Party	–	135,000
Note Payable, net of discount of $74,315 at December 31, 2018	788,185	–
Auto Loan -current portion	10,520	9,862
Total Current Liabilities	5,681,343	3,571,216

Convertible Note Payable -Related Party, net of debt discount amounting to $7,749 at December 31, 2018	177,251	–
Convertible Notes Payable - Long Term Portion	100,000	–
Long-term portion of Auto Loan	9,277	20,620
Total Long Term Liabilities	286,528	20,620

Total Liabilities	5,967,871	3,591,836

Commitments and Contingencies (Note 13)

Stockholders' Deficit
Preferred Stock, $0.001 par value, 10,000,000 authorized, 0 outstanding as of December 31, 2018 and 2017, respectively.	–	–
Common Stock, $0.001 par value, 490,000,000 shares authorized, 145,331,495 and 141,835,662 shares issued or issuable and outstanding at December 31, 2018 and 2017, respectively.	145,331	141,836
Additional Paid-in-Capital	39,249,649	37,785,781
Accumulated Deficit	(41,875,659)	(38,276,879)

Total Stockholders' Deficit	(2,480,679)	(349,262)

Total Liabilities and Stockholders' Deficit	$3,487,192	$3,242,574

The accompanying notes are an integral part of these Consolidated Financial Statements

F-3

Envision Solar International, Inc. and Subsidiary

Consolidated Statements of Operations

	For the Year Ended December 31,
	2018	2017

Revenues	$6,162,402	$1,412,042

Cost of Revenues	6,354,502	1,884,793

Gross Loss	(192,100)	(472,751)

Operating Expenses (including stock based compensation expense of $349,072 and $430,084 for the years ended December 31, 2018 and 2017, respectively)	2,337,446	2,227,645

Loss From Operations	(2,529,546)	(2,700,396)

Other Income (Expense)
Other Income	3,729	1,762
Gain on sale of Fixed Assets	16,260	–
Gain on Debt Settlement, net	–	25,524
Interest Expense	(1,089,223)	(474,601)
Gain on debt extinguishment	–	107,081
Total Other Income (Expense)	(1,069,234)	(340,234)

Loss Before Tax Expense	(3,598,780)	(3,040,630)

Tax Expense	–	800

Net Loss	$(3,598,780)	$(3,041,430)

Net Loss Per Share- Basic and Diluted	$(0.02)	$(0.02)

Weighted Average Shares Outstanding - Basic and Diluted	144,564,006	127,470,749

The accompanying notes are an integral part of these Consolidated Financial Statements

F-4

Envision Solar International, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders' Deficit

For the Years Ended December 31, 2018 and 2017

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Stock	Amount	Stock	Amount	Capital	Deficit	Deficit

Balance December 31, 2016	–	$–	120,105,418	$120,105	$33,730,240	$(35,235,449)	$(1,385,104)

Stock Issued for Cash	–	–	15,633,327	15,634	2,329,366	–	2,345,000

Cash Offering Costs	–	–	–	–	(53,600)	–	(53,600)

Stock Issued for Loan Conversion	–	–	4,698,060	4,698	700,011	–	704,709

Stock Issued for Services	–	–	15,000	15	2,235	–	2,250

Stock Issued for Services - Related Party	–	–	180,000	180	26,820	–	27,000

Stock Issued for Director Services	–	–	750,000	750	111,750	–	112,500

Shares Issued for Loan Guaranty -Related Party	–	–	453,857	454	67,624	–	68,078

Value of Warrants and Beneficial Conversion Features Related to Debt Instruments	–	–	–	–	651,251	–	651,251

Stock Option Expense	–	–	–	–	220,084	–	220,084

Net Loss 2017	–	–	–	–	–	(3,041,430)	(3,041,430)

Balance December 31, 2017	–	$–	141,835,662	$141,836	$37,785,781	$(38,276,879)	$(349,262)

Stock Issued for Cash	–	–	1,933,333	1,933	288,067	–	290,000
					`
Cash Offering Costs	–	–	–	–	(12,000)	–	(12,000)

Stock Issued for Director Services	–	–	1,562,500	1,562	235,938	–	237,500

Value of Warrants and Beneficial Conversion Features Related to Debt Instruments	–	–	–	–	840,291	–	840,291

Stock Option Expense	–	–	–	–	111,572	–	111,572

Net Loss 2018	–	–	–	–	–	(3,598,780)	(3,598,780)

Balance December 31, 2018	–	$–	145,331,495	$145,331	$39,249,649	$(41,875,659)	$(2,480,679)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-5

Envision Solar International, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,598,780)	$(3,041,430)
Adjustments to Reconcile Net loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	62,839	69,381
Common Stock Issued for Loan Guaranty	–	68,250
Common Stock Issued for Services	237,500	141,750
Gain on Debt Settlement, net	–	(25,524)
Compensation Expense Related to Grant of Stock Options	111,572	220,084
Gain on Debt Extinguishment	–	(107,081)
Gain on Sale of Fixed Assets	(16,260)	–
Amortization of Debt Discount	861,782	271,098
Amortization of Debt Issue Costs	–	800
Changes in assets and liabilities:
(Increase) decrease in:
Accounts Receivable	(1,284,756)	1,155,118
Prepaid Expenses and Other Current Assets	(230,669)	19,659
Inventory	1,241,040	(2,004,526)
Deposits	51,047	(1,810)
Increase (decrease) in:
Accounts Payable	881,567	(386,322)
Accrued Expenses	162,246	146,185
Convertible Note Payable Issued in Lieu of Salary - Related Party	50,000	85,000
Sales Tax Payable	145	(50,135)
Deferred Revenue	758,271	2,191
NET CASH USED IN OPERATING ACTIVITIES	(712,456)	(3,437,312)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment	(23,470)	(23,895)
Sale of Equipment	50,267	–
Funding of Patent Costs	(59,079)	(2,470)
NET CASH USED IN INVESTING ACTIVITIES	(32,282)	(26,365)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Sale of Common Stock	290,000	2,345,000
Payments of Offering Costs Related to Sale of Common Stock	(12,000)	(53,600)
Borrowings on Convertible Note Payable	–	1,500,000
Borrowings (Repayments) on Convertible Line of Credit, Net	(190,000)	1,150,000
Payments on Line of Credit, Net	–	(1,000,000)
Repayments of Convertible Notes Payable	(12,000)	(12,000)
Borrowings (Repayments) on Notes Payable	750,000	(40,000)
Repayments of Auto Loan	(10,685)	(8,533)
Payments of Deferred Equity Offering Costs	(195,028)	–
Payments of Loan Offering Costs	(35,000)	(22,283)
NET CASH PROVIDED BY FINANCING ACTIVITIES	585,287	3,858,584

NET INCREASE (DECREASE) IN CASH	(159,451)	394,907

CASH AT BEGINNING OF YEAR	403,475	8,568

CASH AT END OF YEAR	$244,024	$403,475

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$163,555	$73,409
Cash paid for tax	$–	$800

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Shares Issued for Debt Conversion	$–	$704,709
Recording of Debt Discount	$840,291	$715,829
Recording of Payment Premium on Note Payable	$112,500	$–
Shares Issued for Loan Guarantee -Related Party	$–	$68,250
Transfer of prepaid asset to inventory	$30,272	$21,168
Depreciation transferred to inventory	$22,234	$22,004
Prepaid insurance financed by third party	$–	$2,334

The accompanying notes are an integral part of these Consolidated Financial Statements

F-6

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

1.	CORPORATE ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CORPORATE ORGANIZATION

Envision Solar was incorporated in June 2006 as a limited liability company (“LLC”). Through a series of transactions and mergers, including a series of 2010 transactions where the then existing entity was acquired by an inactive publicly-held company in a transaction treated as a recapitalization of the company, the resulting entity became Envision Solar International, Inc., a Nevada Corporation (along with its subsidiary, hereinafter the “Company”, "us", "we", "our" or "Envision"). Additionally, the Company had formed various wholly owned subsidiaries to account for its planned future operations, but these entities were dissolved over the subsequent years. The only remaining subsidiary included in these consolidated financial statements is Envision Solar Construction Company, Inc. which was a non-operational entity officially dissolved in 2017.

NATURE OF OPERATIONS

Envision invents, designs, and manufactures solar powered products and proprietary technology solutions targeting three verticals: electric vehicle charging infrastructure, out of home advertising infrastructure, and energy security and disaster preparedness. The Company focuses on creating renewably energized platforms for electric vehicle (“EV”) charging, media and branding, and energy security which management believes are attractive, rapidly deployed, and of the highest quality. Management believes that the Company’s chief differentiator is its ability to invent, design, engineer, and manufacture solar products which are a complex integration of our own proprietary technology and other commonly available engineered components. The resulting products are built to have the longest life expectancy in the industry while also delivering valuable amenities and potentially highly attractive revenue opportunities for our customers. Management believes that Envision’s products deliver multiple layers of value such as: environmental impact free renewably energized EV charging; media, branding, and advertising platforms; sustainable and secure energy production; architectural enhancement; reduced carbon footprint; high visibility "green halo" branding; reduction of net operating costs through reduced utility bills; and revenue creation opportunities through the sales of digital out of home (“DOOH”) media.

PRINCIPALS OF CONSOLIDATION

The consolidated financial statements include the accounts of Envision Solar International, Inc. and its inactive wholly-owned subsidiary, Envision Solar Construction Company, Inc. All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts receivable, valuation of inventory and standard cost allocations, depreciable lives of property and equipment, estimates of loss contingencies, valuation of beneficial conversion features in convertible debt, valuation of share-based payments, and the valuation allowance on deferred tax assets.

F-7

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

CONCENTRATIONS

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and revenues.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2018.  The Company did not have any bank balances in excess of FDIC insured levels as of December 31, 2018 and had approximately $150,000 as of December 31, 2017.

Concentration of Accounts Receivable

At December 31, 2018 and 2017, customers that each accounted for more than 10% of our accounts receivable were as follows:

	2018	2017
Customer A	82%	–
Customer B	–	94%

Concentration of Revenues

For the years ended December 31, 2018 and 2017, customers that each represented more than 10% of our revenues were as follows:

	2018	2017
Customer A	50%	28%
Customer C	–	12%

CASH AND CASH EQUIVALENTS

For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2018 nor December 31, 2017, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and short term loans, are carried at historical cost basis. At December 31, 2018 and 2017, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

ACCOUNTS RECEIVABLE

Accounts receivable are customer obligations due under normal trade terms. Management reviews accounts receivable on a periodic basis to determine if any receivables may become uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, dialogue with the customer, the financial profile of a customer, our historical write-off experience, net of recoveries, and economic conditions. The Company includes any accounts receivable balances that are determined to be uncollectible in its overall allowance for doubtful accounts. Further, the Company may record a general reserve in its allowance for doubtful accounts to account for future changes that may negatively impact our overall collections. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

F-8

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

INVENTORY

Inventory is stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method of accounting. Inventory costs primarily relate to purchased raw materials and components used in the manufacturing of our products, work in process for products being manufactured, and finished goods. Included in these costs are direct labor and certain manufacturing overhead costs associated with the manufacturing process. The Company regularly reviews inventory components and quantities on hand, and performs annual physical inventory counts. A reserve is established if this review process determines the net realizable value of such inventory may be below the carrying value.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 3 to 7 years. Expenditures for maintenance and repairs, along with fixed assets below our capitalization threshold, are expensed as incurred.

PATENTS

The Company believes it will achieve future economic value for its various patents and patent ideas. All administrative costs for obtaining patents are accumulated on the balance sheet as a Patent asset until such time as a patent is issued. The costs of these intangible assets are classified as a long term asset and amortized on a straight line basis over the legal life of such asset, which is typically 20 years. In the event a patent is denied, all accumulated administrative costs will be expensed in that period. For the years ended December 31, 2018 and 2017 respectively, patent amortization expense was $2,733 and $561.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets.” This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

ACCOUNTING FOR DERIVATIVES

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives, and debt discounts, and recognizes a net gain or loss on extinguishment.  Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

REVENUE AND COST RECOGNITION

On January 1, 2018, Envision adopted the revenue standards of Financial Accounting Standards Board Update No. 2014-09: “Revenue from Contracts with Customers (Topic 606).” The core principle of this Topic is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is recognized in accordance with that core principle by applying the following five steps: 1) identify the contracts with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations; and 5) recognize revenue when (or as) we satisfy a performance obligation.

F-9

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Revenues are primarily derived from the direct sales of manufactured products. Revenues may also consist of maintenance fees for the maintenance of previously sold products, and revenues from sales of professional services.

Revenues from inventoried product sales are recognized upon the final delivery of such product to the customer or when legal transfer of ownership takes place. Revenue values are fixed price arrangements determined at the time an order is placed or a contract is entered into. The customer is typically obligated to make payment for such products within a 30-45 day period after delivery.

Revenues from maintenance fees are recognized equally over the period of the maintenance term. Revenue values are fixed price arrangements determined at the time an order is placed or a contract is entered into. The customer is typically obligated to make payment for the service in advance of the maintenance period.

Revenues from professional services are recognized as services are performed. Revenue values are based upon fixed fee arrangements or hourly fee-based arrangements with agreed to hourly rates of service categories in line with expertise requirements. These services are billed to a customer as such services are provided and the customer will be obligated to make payments for such services typically within a 30-45 day period.

The Company includes shipping and handling fees billed to customers as revenues, and shipping and handling costs as cost of revenues.

Any deposits received from a customer prior to delivery of the purchased product or monies paid to us prior to the period for which a service is provided are accounted for as deferred revenue on the balance sheet.

Sales tax is recorded on a net basis and excluded from revenue.

The Company generally provides a one year warranty on its products for materials and workmanship, but may provide multiple year warranties as negotiated, and will pass on the warranties from its vendors, if any, which generally covers this one year period. In accordance with ASC 450-20-25, the Company accrues for product warranties when the loss is probable and can be reasonably estimated.  At December 31, 2018, the Company has no product warranty accrual given the Company’s de minimis historical financial warranty experience.

COST OF REVENUES

The Company records direct material and component costs, direct labor and associated benefits, and manufacturing overhead costs such as supervision, manufacturing equipment depreciation, rent, and utility costs, all of which are included in inventory prior to a sale, as costs of revenues. The Company further includes shipping and handling fees billed to customers as revenues, and shipping and handling costs as cost of revenues.

RESEARCH AND DEVELOPMENT

In accordance with ASC 730-10, “Research and Development,” expenditures for research and development of the Company’s products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs, not including minimal amounts of labor associated with research and development projects, of $3,585 for the year ending December 31, 2018 and $1,772 for the year ending December 31, 2017.

ADVERTISING

The Company conducts advertising for the promotion of its products and services. In accordance with ASC 720-35, “Advertising Costs,” advertising costs are charged to operations when incurred. Such amounts aggregated $114,408 in 2018 and $81,278 in 2017.

F-10

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

STOCK-BASED COMPENSATION

The Company follows ASC 718, “Compensation – Stock Compensation.” ASC 718 requires companies to estimate and recognize the fair value of stock-based awards to employees and directors. The fair value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.

The Company accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 505-50 “Equity-Based Payments to Non-Employees”.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model.

INCOME TAXES

The Company accounts for income taxes pursuant to the provisions of ASC Topic 740, “Income Taxes,” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of ASC 740-10-25-5, “Basic Recognition Threshold.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10-25-6, the benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2018, tax years 2015 through 2018 remain open for IRS audit. The Company has received no notice of audit from the IRS for any of the open tax years.

The Company recognizes the benefit of a tax position when it is effectively settled. ASC 740-10-25-10, “Basic Recognition Threshold” provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. ASC 740-10-25-10 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority. For tax positions considered effectively settled, the Company recognizes the full amount of the tax benefit.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

F-11

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Convertible debt convertible into 20,914,405 common shares, options to purchase 14,820,589 common shares and warrants to purchase 6,717,950 common shares were outstanding at December 31, 2018. Convertible debt convertible into 19,846,181 common shares, options to purchase 15,216,664 common shares and warrants to purchase 5,781,900 common shares were outstanding at December 31, 2017. Dilutive common stock equivalents were not included in the computation of diluted net loss per share in 2018 and 2017 because the effects would have been anti-dilutive due to the net losses. Due to the net losses in 2018 and 2017, basic and diluted net loss per share amounts are the same. These potential common shares may dilute future earnings per share.

CONTINGENCIES

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be reasonably estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed. The Company does not include legal costs in its estimates of amounts to accrue.

SEGMENTS

The Company follows the guidance of ASC 280-10 for “Disclosures about Segments of an Enterprise and Related Information." During 2018 and 2017, the Company only operated in one segment; therefore, segment information has not been presented.

RECLASSIFICATIONS

Certain reclassifications have been made on prior period balances to conform to the current year presentation. At December 31, 2017, $62,616 was reclassified from Convertible Notes Payable – Related Parties to Convertible Notes Payable as the lender is no longer a related party. This reclassification had no impact on net loss, shareholders’ equity or cash flows as previously reported.

RECENT ACCOUNTING PRONOUNCEMENTS

Other than the adoption of ASC 606 “Revenue from Contracts with Customers,” there are no new accounting pronouncements that became effective during the year ended December 31, 2018 that materially affect the consolidated financial position of the Company or the results of its’ operations. Accounting Standard Updates which are not effective until after December 31, 2018, including the pronouncements discussed below, disclose the potential effects on the Company’s consolidated financial position and/or results of its’ operations and financial statement disclosures.

ASU 2018-05

In March 2018, the Financial Accounting Standards Board issued Accounting Standards Update No. 2018-05: "Income Taxes (Topic 805)” to provide accounting and disclosure guidance on accounting for income taxes under generally accepted accounting principles (“U.S. GAAP”). This guidance addresses the recognition of taxes payable or refundable for the current year and the recognition of deferred tax liabilities and deferred tax assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. ASC Topic 740 also addresses the accounting for income taxes upon a change in tax laws or tax rates. The income tax accounting effect of a change in tax laws or tax rates includes, for example, adjusting (or re-measuring) deferred tax liabilities and deferred tax assets, as well as evaluating whether a valuation allowance is needed for deferred tax assets. The Company has accounted for the changes related to the Tax Cuts and Jobs act passed by Congress in 2017.

F-12

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

ASU 2016-02

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees will need to recognize almost all leases on their balance sheet as a right of use asset and a lease liability. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company expects this ASU will increase its current assets and current liabilities but have no net material impact on its consolidated financial statements.

ASU 2018-07

In June 2018, the Financial Accounting Standards Board issued Accounting Standards Update No. 2018-07: “Compensation -Stock Compensation (Topic 718)” which is meant to simplify and align the accounting for non-employee share-based payment transactions to the accounting for share-based payments for employees. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company expects adoption of this ASU will not have a material impact on its consolidated financial statements.

2.	GOING CONCERN

As reflected in the accompanying consolidated financial statements for the years ended December 31, 2018 and 2017, the Company had net losses of $3,598,780 (which includes $349,072 of stock-based compensation expense) and $3,041,430 (which includes $430,084 of stock-based compensation expense), respectively, and net cash used in operating activities of $712,456 and $3,437,312, respectively. Additionally, at December 31, 2018, the Company had a working capital deficit of $2,759,580, stockholders’ deficit of $2,480,679, and accumulated deficit of $41,875,659. It is managements opinion that these factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

The Company has incurred significant losses from operations, and such losses are expected to continue.  In addition, the Company has limited working capital. In the upcoming months, Management's plans include seeking additional operating and working capital through a public offering of its common stock and debt financings. There is no guarantee that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to the Company. Further, the Company continues to seek out sales contracts for new product sales that should provide additional revenues and, in the long term, gross profits. Additionally, Envision intends to renegotiate the debt instruments that become due in 2019.  All such actions and funds, if successful, may or may not be sufficient to cover monthly operating expenses or meet minimum payments with respect to the Company’s liabilities over the next twelve months or provide additional working capital. From January 1, 2018 through December 31, 2018, the Company raised $290,000 from a private securities offering, borrowed a net $750,000 from a certain loan facility but additionally, made payments on other debt facilities totaling $212,685.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-13

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

3.	ACCOUNTS RECEIVABLE, AND DEFERRED REVENUE

Accounts Receivable

The Company records accounts receivable as it bills its customers for products and services. The allowance for doubtful accounts is based upon the Company’s policy (See Note 1). Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred.

At December 31, 2018 and 2017, accounts receivables were as follows:

	December 31, 2018	December 31, 2017
Accounts receivable	$1,290,702	$5,946
Less: Allowance for doubtful accounts	–	–
Accounts receivable, Net	$1,290,702	$5,946

There was no bad debt expense for either 2018 nor 2017.

Deferred Revenue

Deferred revenues are deposits from customers for product sales which have not yet been delivered and multi period maintenance contracts (See Note 1 and 16). Deferred revenue was $835,785 and $77,514 at December 31, 2018 and December 31, 2017, respectively.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are summarized as follows:

	December 31, 2018	December 31, 2017
Prepaid insurance	$29,524	$25,402
Deposit on future raw material purchases	226,547	30,272
Total prepaid expenses and other current assets	$256,071	$55,674

F-14

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

5.	INVENTORY

Inventories are stated at the lower of cost or net realizable value. Costs are determined using the first in- first out (FIFO) method. As of December 31, 2018 and 2017, inventory consists of the following:

	December 31,	December 31,
	2018	2017
Finished goods	$–	$1,716,141
Work in process	443,701	311,481
Raw materials	698,689	300,479
Inventory reserve	(11,424)	(8,601)
Inventory, net	$1,130,966	$2,319,500

6.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Est. Useful Lives	December 31, 2018	December 31, 2017
Computer equipment and software	5 years	$32,666	$32,666
Furniture and fixtures	7 years	82,529	82,529
Office equipment	5 years	3,039	20,533
Machinery and equipment	1-5 years	305,337	341,583
Autos	3 years	49,238	49,238
Leasehold improvements	47 months	6,790	6,790
Total property and equipment		479,599	533,339
Less accumulated depreciation		(346,364)	(307,227)

Property and Equipment, Net		$133,235	$226,112

Depreciation expense for 2018 and 2017 was $60,106 and $68,820, respectively. In 2018 and 2017, respectively, approximately $22,200 and $22,000 of depreciation was capitalized into inventory as manufacturing overhead costs.

7.	ACCRUED EXPENSES

The major components of accrued expenses are summarized as follows:

	December 31, 2018	December 31, 2017
Accrued vacation	$196,888	$152,051
Accrued interest	239,838	175,953
Accrued rent	66,349	77,164
Accrued loss contingency	71,744	44,423
Other accrued expense	39,351	2,333
Total accrued expenses	$614,170	$451,924

F-15

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

8.	LINE OF CREDIT/TERM DEBT – SILICON VALLEY BANK AND CONVERTIBLE LINE OF CREDIT

Line of Credit/Term Debt – Silicon Valley Bank

In October 2015, the Company entered into a one year Loan and Security Agreement (the “LSA”) with Silicon Valley Bank (“Bank”), pursuant to which the Bank agreed to provide the Company with a revolving line of credit in the aggregate principal amount of $1,000,000, bearing interest at a floating per annum rate equal to the greater of three quarters of one percentage point (0.75%) above the Prime Rate (as that term is defined in the LSA) or four percent (4.00%). The line of credit was secured by a second priority perfected security interest in all of the assets of the Company in favor of the Bank. The LSA contained certain restrictions, subject to certain exceptions and qualifications, on the conduct of the Company and its subsidiary, including, among other restrictions: incurring debt other than permitted indebtedness as defined, disposing of certain assets, making investments, creating or suffering liens, completing certain mergers, consolidations and sales of assets, acquisitions, declaring dividends to third parties, redeeming or prepaying other debt, and certain transactions with affiliates.

Under the terms of the LSA, the Bank received a commitment fee of $2,500, reimbursement of Bank expenses for documentation of $10,000, and a reimbursement of filing fees amounting to $1,836. These fees were recorded as Debt Issue Costs on the accompanying balance sheet and were amortized over the one year term of the line of credit.

As of December 31, 2016, the term of the LSA was extended to January 28, 2017. Fees amounting to $2,400 relating to this extension were recorded as Debt Issue Costs on the accompanying balance sheet and were amortized over the term of this extension.

As a condition to the extension of credit to the Company under the LSA, Keshif Ventures, LLC (“Keshif”), a related party shareholder with more than 10% of the outstanding stock of the Company, agreed to guarantee all of the Company’s obligations under the LSA pursuant to a Master Unconditional Limited Guaranty between the Bank and Keshif (“Guaranty”). Keshif pledged cash equivalent collateral to the Bank as security for the Guaranty. Keshif also agreed to subordinate to the Bank all of Company’s indebtedness and other monetary obligations owing to Keshif pursuant to a Subordination Agreement (“Subordination Agreement”). Pursuant to the terms of the SPA, for each six-month period from and after the six-month anniversary of October 29, 2015 (each, a “Measurement Period”) that Keshif guarantees Borrower’s obligations under the LSA, Keshif will also receive the number of additional shares of Envision’s common stock, rounded upward to the nearest whole number, equal to (a) two and one half percent (2.5%) multiplied by the maximum outstanding principal amount of the LSA at any time during such Measurement Period, such amount to be divided by (b) the twenty (20) day average closing price of the Company’s common stock, measured for the twenty (20) consecutive trading days immediately prior to such Measurement Period, the quotient of which shall be multiplied by (c) a fraction, the numerator of which is the number of calendar days during the Measurement Period which the Guaranty remained in effect and the denominator of which is the number of calendar days in such Measurement Period. On April 29, 2017, the Company issued 234,302 shares of its common stock valued at $0.15 per share, or $35,145, and expensed this over the six month Measurement Period of the Guaranty. The Company recorded a gain on debt settlement of $2,355 on this transaction. Additionally, in September 2017, the Company issued 219,555 shares of its common stock valued at $0.15 per share, or $32,933 and expensed this over the final Measurement Period of the Guaranty. The Company recorded a loss of $2,183 on this transaction (See Notes 14 and 18).

Additionally, the Company issued a side letter to Keshif (the “Side Letter”), which in addition to confirming Keshif’s entitlement to the Shares, provided certain contractual rights to Keshif in consideration for the Guaranty, including a covenant by the Company to provide financial statements and other periodic reports to Keshif, an agreement to reimburse Keshif for payments made by Keshif to the Bank in accordance with the Guaranty (“Reimbursement Obligation”), and the grant of a security interest, subordinated to the Bank under the Subordination Agreement, to secure the Reimbursement Obligation. Keshif also had the right under the Side Letter to invite one representative to attend all meetings of Envision’s Board of Directors and, in the event Envision was unable to meet its obligations under the LSA, Keshif was to immediately become entitled to elect one member to Envision’s Board of Directors.

F-16

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Effective March 30, 2017, the Company entered into an additional amendment to the LSA with Silicon Valley Bank as it relates to this debt. The amendment (i) extended the maturity date to March 1, 2020, (ii) increased the loan to an aggregate principal amount of $1,500,000, and (iii) changed the payment terms requiring monthly interest only payments through December 2017, and starting January 1, 2018, the Company was required to repay the balance outstanding in twenty-seven equal monthly principal payments in addition to the monthly accrued interest. The additional $500,000 of debt was funded to the Company in April 2017. Related to this amendment, the Company paid $9,655 of fees to the Bank. These fees were recorded as debt discount and netted against the loan balance and amortized to interest expense over the term of the debt facility.

As of September 25, 2017, the Company paid off the LSA in full with the proceeds of the “Lender” note as discussed in Note 10, and the Guaranty and all other contractual rights related to this debt facility were cancelled.

Convertible Line of Credit

On September 18, 2017, in addition to a convertible “Lender” note (See Note 10), the Company entered into a revolving secured convertible promissory note (the “Revolver”) with an unaffiliated lender (the “Lender”). Pursuant to the Revolver, the Company has the right to make borrowings from the Lender in amounts of up to 70% of the value of any specific purchase order (each a “PO”) received by the Company from a credit worthy customer (each a “Draw Down”), up to a maximum of $3,000,000, commencing on the date of the Revolver and originally terminating 300 days after the date of the Revolver, but subsequently extended through December 31, 2019. The Revolver bears simple interest at the floating rate per annum equal to the 12 month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 600 basis points (the “Interest Rate”). The Interest Rate will be adjusted on the first day of each calendar month during the term of this Note to reflect any changes in the 12 month LIBOR rate as quoted on that day, or if that day is not a business day, on the next business day thereafter. The principal and accrued unpaid interest with respect to each Draw Down is due and payable within five (5) business days of receipt from the Customer by the Company of a payment due under the applicable PO (with respect to each Draw Down, the “Maturity Date”). Each Draw Down is secured by a perfected recorded second priority security interest in all of the Company’s assets, as set forth in that certain Security Agreement by and between the Company and the Lender. The Lender will have the right at any time until the Maturity Date of a Draw Down, provided the Lender gives the Company written notice of the Lender’s election to convert prior to any prepayment of such Draw Down by the Company with respect to converting that portion of such Draw Down covered by the prepayment, to convert all or any portion of the outstanding principal and accrued unpaid interest (the “Conversion Amount”), into such number of fully paid and nonassessable shares of the Company’s common stock as is determined by dividing the Conversion Amount by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the Lender’s written notice of the Lender’s election to convert.

As additional consideration for any Draw Downs made by the Company as evidenced by the Revolver, the Company agreed to issue to the Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to the greater of (i) $0.15 per share or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down. The number of warrants issuable to the Lender will equal 25% of the increase over the highest dollar amount previously drawn down by the Company on the Revolver divided by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down which causes the increase over the previous highest amount borrowed.

F-17

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

The Company received funds for an initial Draw Down on September 26, 2017 in the amount of $850,000. As a result of this Draw Down, the Company issued 1,416,667 common stock purchase warrants having a value of $122,992 using the Black-Scholes valuation methodology, and each with a $0.15 exercise price and three year term (See Note 15). As a result of this transaction and including the relative fair value of the issued warrants, the Company recorded $243,223 of value of beneficial conversion features and warrants, which was recorded as debt discount on the accompanying consolidated balance sheet and was amortized to interest expense over the term of the Draw Down. This Draw Down was paid back to the Lender during the three month period ended March 31, 2018.

The Company received funds for a second Draw Down on October 24, 2017 in the amount of $300,000. As a result of this Draw Down, the Company issued 500,000 common stock purchase warrants having a value of $56,620 using the Black-Scholes valuation methodology, and each with a $0.15 exercise price and three year term (See Note 15). As a result of this transaction and including the relative fair value of the issued warrants, the Company recorded $175,261 of value of beneficial conversion features and warrants, which was recorded as debt discount on the accompanying consolidated balance sheet and was amortized to interest expense over the term of the Draw Down. This Draw Down was paid back to the Lender during the three month period ended March 31, 2018.

As of December 31, 2017, the convertible line of credit had a balance, net of a $226,768 debt discount, amounting to $923,232.

The Company received funds for a third Draw Down on February 20, 2018 in the amount of $290,000. As a result of this Draw Down, the Company issued 407,784 common stock purchase warrants having a fair value of $61,282 using the Black-Scholes valuation methodology, and each with a $0.1778 exercise price and three year term (See Note 15). As a result of this transaction, the Company recorded $212,420 of debt discount consisting of the relative fair value of warrants of $50,591 and a beneficial conversion feature value of $161,829 which was amortized to interest expense over the term of the Draw Down. This drawn down was paid back to the Lender during the three month period ended June 30, 2018.

During the year ended December 31, 2018, the Company received other funds on drawdowns totaling $1,513,013 and paid back drawdowns amounting to $553,013. No warrants were owed on these drawdowns.

As of December 31, 2018, the convertible line of credit had a principal balance outstanding amounting to $960,000 with accrued interest amounting to $12,909 which is included in accrued expenses (See Note 7).

9.	CONVERTIBLE NOTE PAYABLE – RELATED PARTY

On October 18, 2016, the Company entered into a five year employment agreement, effective as of January 1, 2016, with Mr. Desmond Wheatley, the Chief Executive Officer, President, and Chairman of the Company (the “Agreement”). Pursuant to the Agreement, Mr. Wheatley will receive an annual deferred salary of $50,000 which Mr. Wheatley would have deferred until such time as Mr. Wheatley and the Board of Directors agreed that payment of the deferred salary and/or cessation of the deferral was appropriate. In certain circumstances upon the Company achieving specified milestones, which are described in the Agreement, Mr. Wheatley could have demanded payment of all or any portion of the deferred amount, and the Company must comply with such demand. In August 2018 this agreement was amended to where his salary shall defer until the earliest to occur of the following: (i) a permissable event specified in Section 409A of the Code, or (ii) December 31, 2020, or (iii) an event specified in Section 8.1(a) or 8.1(b) of the Agreement. In the case of a cessation of the deferral, the Company’s Board of Directors may unilaterally affect such a result by a resolution duly adopted by it without the agreement or participation of the Employee and with Employee recusing himself from the vote. Employee will be paid all of the deferred amount upon the occurrence of (a) if and when the Company experiences a “change of control” whereby more than 50% of the outstanding equity of the Company changes ownership in a single transaction or series of related transactions, or otherwise as defined in Section 15.6 of the Original Agreement, (b) a sale of all or substantially all of the assets of the Company, (c) a permissible event specified in Section 409A of the Code, or (d) on December 31, 2020.

F-18

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

All deferred amounts are evidenced by an unsecured convertible promissory note payable by the Company to Mr. Wheatley amended and signed in October 2018, bearing simple interest at the rate of 10% per annum, accruing until paid, convertible into shares of the Company’s common stock at $0.15 per share at any time in whole or in part at Mr. Wheatley’s discretion. As the conversion price was equivalent to the fair value of the common stock at various salary deferral dates prior to June 30, 2018, there was no beneficial conversion feature to this note through this date. Subsequent to June 30, 2018 and through December 31, 2018, and based on the average daily closing price of Our common stock, the Company recorded $8,672 of debt discount for the beneficial conversion feature value which is being amortized to interest expense over the term of the note. Additionally, on March 29, 2017 the board of directors granted Mr. Wheatley a $35,000 bonus for which Mr. Wheatley agreed to defer such bonus under the same terms of his salary deferral. The balance of the note as of December 31, 2017 is $135,000. The balance of the note as of December 31, 2018, is $177,251, net of debt discount amounting to $7,749, with accrued and unpaid interest amounting to $28,220 which is included in accrued expenses (See Notes 7 and 18). This Note is classified as short term as of December 31, 2017 and long term as of December 31, 2018 on the accompanying consolidated balance sheet as a result of the August 2018 amendment changing the due date to December 1, 2020.

10.	CONVERTIBLE NOTES PAYABLE AND FAIR VALUE MEASUREMENTS

As of December 31, 2017, the following summarizes amounts owed under convertible notes payable:

	Amount	Discount	Convertible Notes Payable, net of discount
Evey Note	$62,616	$–	$62,616
Pegasus Note	100,000	–	100,000
“Lender” Note	1,500,000	175,668	1,324,332
	$1,662,616	$175,668	$1,486,948

As of December 31, 2018, the following summarizes amounts owed under convertible notes payable:

	Amount	Unamortized Discount	Convertible Notes Payable, net of discount
Evey Note	$50,616	$15,480	$35,136
“Lender” Note	1,500,000	430,901	1,069,099
Convertible Notes Payable - Current Portion	$1,550,616	$446,381	$1,104,235

Pegasus Note	$100,000	$–	$100,000
Convertible Notes Payable - Long Term Portion	$100,000	$–	$100,000

Gemini Third Amended and Restated Secured Bridge Note – Current Group

At the end of 2010, the Company had a series of outstanding convertible notes to Gemini Master Fund, Ltd. which were due December 31, 2011. These notes bore interest at a rate of 12% per annum and, with the exception of one note, had a conversion feature whereby, the lender, at its option, may at any time convert this loan into common stock at $0.25 per share. Interest under these notes is due on the first business day of each calendar quarter, however, upon three days advance notice, the Company may elect to add such interest to the note principal balance effectively making the interest due at note maturity. The note was secured by substantially all assets of the Company and its subsidiary, and was unconditionally guaranteed by the subsidiary.

F-19

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Through a series of amendments, the Company modified the terms of all notes so that the terms of these notes became equivalent. Further, the interest rates were reduced to 10%; the conversion prices were reduced $0.15; the beneficial holder ceiling was increased to 9.9% and the terms were extended to June 30, 2015.

In June 2015, Gemini sold a 70.0066819% stake in its’ note to Robert Noble, our past Chairman, in a private transaction. The Company issued two replacement notes for their respective ownership values based on this transaction with the Noble note having a balance of $600,000 and the Gemini note having a balance of $256,325. Each note has the same terms and conditions as existed prior to this transaction and as discussed above. There were no accounting effects for this transaction.

In September 2015, the Company made a payment to pay off the balance of the Gemini note and its accrued interest.

In regards to the then remaining note, Robert Noble agreed to an extension to March 31, 2016. Additionally, during 2015, the Company made a $100,000 payment to Mr. Noble to pay down the accrued interest on this note.

Effective January 20, 2016, Mr. Noble entered into a Purchase Option Agreement with Greencore Capital LLC (“GreenCore”), a firm affiliated with Jay S. Potter, a former director of the Company (the “Optionee”), pursuant to which the Optionee has the right to purchase or arrange for the purchase of the Note from Mr. Noble and all of Mr. Noble’s shares in the Company (the “Option”), at any time prior to March 31, 2016, which date was subsequently extended. The Company had consented to the original Purchase Option Agreement.

During the fourth quarter of 2016, the Company was notified that a transaction, or series of transactions, arranged by GreenCore, had officially closed whereas the convertible note and the “Noble” shares were ultimately obtained by a group of various shareholders, some of which were related parties to the Company.

Effective as of February 15, 2017, the Company received conversion notices from all the then current note holders effecting the conversion of the entire principal balance of the note amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709. The Company issued 4,698,060 shares of common stock at the contracted conversion price of $0.15 per share, to retire the entirety of this convertible note (See Notes 14 and 18).

At December 31, 2017, there is no outstanding balance owed for this convertible note.

Evey Note

Prior to fiscal 2011, the Company was advanced monies by John Evey, our former director, and executed a 10% convertible promissory note with compounding interest which was convertible into shares of common stock at $0.33 per share. There was no beneficial conversion feature at the note date and this note is subordinate to the then existing notes. Through a series of amendments from the original due date, the conversion price of the convertible note was reduced to $0.20 and the maturity date was extended to December 31, 2017.

F-20

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Effective June 27, 2018, the Company entered into a further extension agreement to extend the maturity date of this note to July 1, 2019. Additionally, Mr. Evey agreed not to offer for sale, issue, sell, contract to sell, or otherwise dispose of any of our common stock or securities convertible into common stock on or before December 31, 2018 and not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our common stock issuable upon the conversion of the note, on or before July 1, 2019. There were no additional fees or discounts associated with this extension. This modification was treated as an extinguishment as the change in fair value of the embedded conversion option just before and just after the modification was more than 10% of the carrying amount of the note. The Company recorded debt discount amounting to $30,960 for the value of the beneficial conversion feature and is amortizing this to interest expense over the remaining term of the loan.

For the year ended December 31, 2018, in lieu of interest payments, the Company made principal payments totaling $12,000. As of December 31, 2018, this note has a balance, net of $15,480 of discount, amounting to $35,136 with accrued interest amounting to $73,382 which is included in accrued expenses (See Note 7). The note continues to bear interest at a rate of 10%.

Pegasus Note

On December 19, 2009, the Company entered into a convertible promissory note for $100,000 to a new landlord in lieu of paying rent for one year for new office space. The interest is 10% per annum with the note principal and interest originally due December 18, 2010. However, if the Company receives greater than $1,000,000 of proceeds from debt or equity financing, 25% of the amount in excess of $1,000,000 shall be used to pay down the note. This note is subordinate to all existing senior indebtedness of the Company. This note is convertible at $0.33 per share and had no beneficial conversion feature at the note date.

Through a series of amendments, the term of the note was extended until December 31, 2016, and waived, through December 31, 2015, the requirement to pay down the note with financing proceeds received by the Company.

Effective June 13, 2018, the Company entered into a further amendment to extend the maturity date of this note to December 31, 2019 and waive the past requirements to pay the note with financing proceeds received by the Company. Additionally, the note holders agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock, before December 31, 2019. There were no additional fees or discounts associated with this amendment. This modification was treated as an extinguishment as the change in fair value of the embedded conversion option just before and just after the modification was more than 10% of the carrying amount of the note. The market price of the Company’s stock was below the conversion price at the time of the modification, therefore no beneficial conversion feature needed to be recorded.

As of December 31, 2018, the note had a balance of $100,000 with accrued and unpaid interest amounting to $90,137 which is included in accrued expenses (See Note 7).

F-21

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

“Lender” Note

On September 18, 2017, in addition to entering into a revolving convertible line of credit (See Note 8), the Company also entered into a $1,500,000 secured convertible promissory note with the same unaffiliated lender (the “Lender”). The proceeds from this funding were used to pay off the Line of Credit/Term Debt – Silicon Valley Bank (See Note 8). This Note bears simple interest at the floating rate per annum equal to the 12 month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 400 basis points (the “Interest Rate”). The Interest Rate will be adjusted on the first day of each calendar month during the term of the Note to reflect any changes in the 12 month LIBOR rate as quoted at on that day, or if that day is not a business day, on the next business day thereafter. Interest will only accrue on outstanding principal. Accrued unpaid interest is payable monthly on the first calendar day of each month for interest accrued during the previous month, with all outstanding principal and accrued unpaid interest originally payable in full on or before September 17, 2018 to the extent not converted into shares of the Company’s common stock. This note was initially amended to be payable in full by December 1, 2018 but the Company did not make the December 1, 2018 principal payment which non payment was a defined event of default. In March 2019, but effective December 1, 2018, the Company entered into second amendment to extend the term of the note to be payable in full by the earlier of (i) June 30, 2019 or (ii) the closing of the public offering by borrower. This modification was treated as a debt extinguishment as the change in fair value of the embedded conversion option just before and just after the modification was more than 10% of the carrying amount of the note. The Company recorded debt discount amounting to $472,718 for the value of the beneficial conversion feature and is amortizing this to interest expense over the remaining term of the note. Additionally, the Company paid $30,000 of lender fees which were also recorded as debt discount and are also being amortized to interest expense over the term of the note. The Note is secured by a perfected recorded first priority security interest in all of the Company’s assets, as set forth in a certain Security Agreement by and between the Company and the Lender, dated September 18, 2017. At any time until the Maturity Date, and provided Lender gives the Company written notice of Lender’s election to convert prior to any prepayment of this Note by the Company with respect to converting that portion of this Note covered by the prepayment, the Lender has the right to convert all or any portion of the outstanding principal and accrued interest (the “Conversion Amount”), into such number of fully paid and nonassessable shares of the Company’s common stock as is determined by dividing the Conversion Amount by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Company’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the Lender’s written notice of its election to convert.

As additional consideration for the loan evidenced by the Note, the Company agreed to issue to the Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to $0.15 per share. The number of warrants issuable to the Lender is equal to 25% of the loan Amount divided by fifteen cents ($0.15). As of September 18, 2017, the Company issued 2,500,000 common stock purchase warrants under this provision having a fair value of $187,142 using the Black-Scholes valuation methodology, and each with a $0.15 exercise price. As a result of this transaction, the Company recorded $232,768 of debt discount consisting of the relative fair value of the warrants of $166,384 and a beneficial conversion feature of $66,384, which was amortized to interest expense over the original term of the note (See Note 15).

During any time when the Note is outstanding, or when the Lender holds any Company stock, or any warrants to acquire Company stock where the combination of both could result in the Lender owning stock with a current value of one million dollars or greater, in the Company, the Lender will have certain review and consulting rights as described in the Note.

As of December 31, 2018, the convertible note had a balance, net of $430,901 of discount, amounting to $1,069,099 with accrued and unpaid interest amounting to $9,094 which is included in accrued expenses (See Note 7).

Fair Value Measurements – Derivative Liability – relating to the Gemini Third Amended and Restated Secured Bridge Note – Current Group discussed above

The accounting guidance for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  The accounting guidance established a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.  This hierarchy prioritizes the inputs into three broad levels as follows.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.  Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As a result of the February 2017 conversion discussed above, there was no embedded conversion option liability as of December 31, 2017.

F-22

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

The following is a summary of activity of Level 3 liabilities for the periods ended December 31, 2017:

Balance at December 31, 2016	$107,081
Gain on debt extinguishment	(107,081)
Balance at December 31, 2017	$–

Changes in fair value of the embedded conversion option liability are included in other income (expense) in the accompanying consolidated statements of operations.

11.	NOTES PAYABLE

Gemini Special Opportunities Fund, LP

On August 27, 2018, the Company entered into an unsecured promissory note (the “Note”) in the amount of $750,000 (the “Principal Amount”) with Gemini Special Opportunities Fund, LP (the “Lender”). The Note bears simple interest at an annual rate of 10% and is subject to a Securities Purchase Agreement, dated August 27, 2018. This Note is due and payable on February 28, 2019 (the “Maturity Date”) (See Note 19). The Company may prepay the Note, provided if the Company repaid the Note on or prior to November 28, 2018, the Company shall pay 105% of the Principal Amount plus accrued interest, and if the Company repays the Note after November 28, 2018, including repayment on the Maturity Date, the Company shall pay 115% of the Principal Amount plus accrued interest. During the year ending December 31, 2018, the Company recorded an increase in the Note Payable balance of $112,500 with offsetting debt discount related to this repayment premium which is being amortized to interest expense over the term of the note. Additionally, the Company paid $5,000 of lender fees which were also recorded as debt discount and are also being amortized to interest expense over the term of the note.

As additional consideration for the loan evidenced by the Note, the Company issued to the Lender 900,000 common stock purchase warrants exercisable for a period of five years from the date of issuance with an exercise price equal to $0.25 per share. These warrants had a fair value of $115,521 using the Black-Sholes valuation methodology. As a result of this transaction, the Company recorded $100,102 of debt discount consisting of the relative fair value of the warrants which is being amortized to interest expense over the term of the note (See Note 15).

As of December 31, 2018, this note has a balance, net of $74,315 of unamortized discount, amounting to $788,185 with accrued interest amounting to $26,096 which is included in accrued expenses (See Note 7).

Vendor Note Payable

On June 1, 2010, the Company entered into a Promissory Note with one of its vendors in exchange for the vendor cancelling its open invoices to the Company. Total outstanding payables recorded by the Company at the time of settlement were $179,702. The note amount was for $160,633 and bears interest at 10%. The note can be converted only at the option of the Company, at any time, into common stock with an original conversion price of $0.33 per share. During 2011, 2012 and 2013, the company made partial conversions of this note. Further, through a series of amendments, the note was extended to December 31, 2014 and the conversion price of the note was reduced to $0.20 per share of common stock.

Through a series of amendments, the maturity date of the note was extended through June 30, 2016. There were no accounting effects for these amendments.

In December 2017 the Company made a $40,000 settlement payment to pay off this note, and all accrued interest, in full. The Company recorded a gain on debt settlement of $25,352 related to this transaction.

F-23

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

12.	AUTO LOAN

In October 2015, the Company purchased a new vehicle and financed the purchase through a dealer auto loan. The loan has a term of 60 months, requires minimum monthly payments of approximately $950, and bears interest at a rate of 5.99 percent. As of December 31, 2017, the loan has a short-term portion of $9,862 and a long-term portion of $20,620. As of December 31, 2018, the loan has a short-term portion of $10,520 and a long-term portion of $9,277.

13.	COMMITMENTS AND CONTINGENCIES

Leases:

In August 2016, the Company entered into a sublease for its current corporate headquarters and manufacturing facility. The sublease expires in August 2020 which is the same term of the master lease for which the Company is the subtenant. As part of the sublease, the Company provided a $146,091 deposit to the landlord which will be reduced in months nineteen and thirty-one of the sublease, as defined, in lieu of rent payments. At the end of the lease period, $50,619 of the deposit will remain as security for the surrender of the premises.

Future annual minimum lease payments related to our facility lease are as follows:

2019	$543,180
2020	404,952
Total	$948,132

Administrative rent expense was $111,655 for each of the years ended December 31, 2018 and 2017, respectively. Further, for each of the years ended December 31, 2018 and 2017, $446,618 of rent was capitalized into inventory as manufacturing overhead costs.

Additionally, at December 31, 2018 the Company owed two month’s rent totaling $97,344 which is recorded in Accounts Payable in the accompanying balance sheet.

As of December 31, 2018, there are no other lease agreements with non-cancelable terms in excess of one year.

Legal Matters:

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2018, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Other Commitments:

The Company enters into various contracts or agreements in the normal course of business whereby such contracts or agreements may contain commitments. During 2018 and 2017, the Company has agreements to act as a reseller for certain vendors; sales agent agreements whereby sales agents would receive a fee equal to a percentage of revenues generated by the agent; business development agreements and strategic alliance agreements where both parties have agreed to cooperate and provide business opportunities to each other; agreements with vendors where the vendor may provide marketing, public relations, technical consulting or subcontractor services and financial advisory agreements where the financial advisor would receive a fee and/or commission for advising and raising capital for the Company. All expenses and liabilities relating to such contracts were recorded in accordance with generally accepted accounting principles during the periods. Although such agreements increase the risk of legal actions against the Company for potential non-compliance, other than sales agent agreements and revenue generating sales contracts, there are no firm commitments in such agreements as of December 31, 2018.

The Company enters into various other agreements with third party vendors who will provide services and/or products to the Company. Such vendor agreements may call for a deposit along with certain other payments based on the delivery of goods or services.

F-24

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

14.	COMMON STOCK

Shares Issued

Issuances of the Company’s common stock during the years ended December 31, 2018 and 2017, respectively, are as follows:

2018

Stock Issued in Cash Sales

During the year ended December 31, 2018 pursuant to private placements, the Company issued 1,933,333 shares of common stock for cash with a per share price of $0.15 per share or $290,000 and the Company incurred $12,000 of capital raising fees that were paid in cash and charged to additional paid-in capital. Additionally, 50,000 common stock purchase warrants were issued as offering costs to the placement agents (see Note 15).

Stock Issued for Director Services

During the year ended December 31, 2018, the Company released and issued a total of 625,000 vested shares of common stock (related to previous years grants to each of three directors of 750,000 shares which vest on a pro rata basis over a three year period), with a per share fair value of $0.15, or $93,750 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective Restricted Stock Grant Agreements. The $93,750 was expensed during the year ended December 31, 2018 (See Note 18).

Effective March 27, 2018, based on authorization initially approved by the Board of Directors on December 19, 2017, and confirmed by resolutions adopted by the Board on March 27, 2018, the Company granted a total of 750,000 shares of common stock with a per share value of $0.15 per share (based on the market price at the time of the agreement), or $112,500, to three directors for performance of their duties.  These shares are being issued from a pool of 750,000 shares of common stock for each director of previously authorized restricted stock grant awards for performance that are awarded if specific performance criteria are achieved or the Board authorizes their award and vesting by specific resolutions (See Note 18). These shares were immediately expensed.

On July 19, 2018, Mr. Jay S. Potter resigned as a director of Envision Solar International, and the Company accepted Mr. Potter’s resignation effective on the same date. In recognition of Mr. Potter’s long and valuable service to the Company, the Board of Directors authorized the immediate vesting and issuance to Mr. Potter of the balance of the nonperformance restricted stock award scheduled to be issued to him through December 31, 2018. As such, the Company released and issued a total of 125,000 vested shares of common stock with a per share fair value of $0.15, or $18,750 (based on the market price at the time of the agreement), which was expensed on July 19, 2018 (See Note 18).

On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of the Company effective August 22, 2018. Mr. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee. In consideration for Mr. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 1,500,000 restricted shares of its common stock to him, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement, including but not limited to the following vesting schedule: 62,500 shares per quarter, prorata, over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 62,500 shares on December 31, 2018 and the last release will be of 62,500 shares on September 30, 2021; and 750,000 shares based on the achievement by the Company of certain performance goals in accordance with the Agreement. During the year ended December 31, 2018, the Company released and issued a total of 62,500 vested shares of common stock to Mr. Schweitzer with a per share fair value of $0.20, or $12,500 (based on the market price at the time of the agreement), for his service as defined in his respective Restricted Stock Grant Agreement. The $12,500 was expensed during the year ended December 31, 2018 (See Note 18).

As of December 31, 2018, there were unreleased shares of common stock representing $512,500 of unrecognized restricted stock grant expense related to the Restricted Stock Grant Agreements for our Directors.

F-25

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

2017

Stock Issued in Cash Sales

During the year ended December 31, 2017 pursuant to private placements, the Company issued 15,633,327 shares of common stock for cash with a per share price of $0.15 per share or $2,345,000 and the Company incurred $53,600 of capital raising fees that were paid in cash and charged to additional paid-in capital. Additionally, as of December 31, 2017, related to the Company’s private placement, the company was obligated to issue 223,337 common stock purchase warrants to the placement agents which were issued in 2018 upon the closing of the offering. There was no financial statement accounting effect for the issuance of these warrants as their fair value was charged to Additional Paid-in-Capital as an offering cost and offset by a credit to Additional Paid-in-Capital for their fair value when recording the issuance of these warrants (see Note 15).

Stock Issued for Loan Conversion

During the year ended December 31, 2017, and effective as of February 15, 2017, the Company issued 4,698,060 shares of common stock at the contracted conversion price of $0.15 per share, or $704,709 effecting the conversion of the entire principal balance of the note amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709 (See Note 10).

Stock Issued for Services

During the year ended December 31, 2017, as payment for professional services provided, the Company issued 15,000 shares of the Company’s common stock with a per share fair value of $0.15 (based on contemporaneous cash sales prices) or $2,250. These shares were fully earned, and were expensed, upon issuance.

Stock Issued for Services – Related Party

For professional services provided per the terms of a consulting agreement with GreenCore Capital LLC (“GreenCore”), and during the year ended December 31, 2017, the Company issued 180,000 shares of the Company’s common stock with a per share fair value of $0.15 (based on contemporaneous cash sales prices) or $27,000. Jay Potter, our director, is the managing member of GreenCore and the individual performing the services. (See Note 18)

Stock Issued for Director Services

As of December 31, 2016, the board approved a modified compensation program, effective January 1, 2017, for all non-executive directors where each director would receive 750,000 restricted shares of common stock, pursuant to a restricted stock grant agreement (“New Program RSA”) with vesting 62,500 per quarter over a 36 month period commencing on March 31, 2017 or upon the date for which a new director is named, issuable on the last day of each calendar quarter so long as such director serves as a director of the Company at that time. Each director that had a previous agreement agreed to terminate their rights to any previously issued shares and cancel such previous agreements. As such, the Company granted 2,250,000 shares to directors on January 1, 2017 having a total value of $337,500. The Company intended to grant up to an additional 750,000 shares of its common stock to each director based on their achieving certain performance criteria to be agreed upon by the Board of Directors after discussion with senior management.

During the year ended December 31, 2017, the Company released 750,000 shares of common stock with a per share fair value of $0.15, or $112,500 (based on the market price at the time of the agreements), to three directors for their service as defined in their respective restricted stock grant agreements. The payments were expensed at issuance (See Note 18).

The total unrecognized restricted stock grant expense related to the Restricted Stock Agreements of our directors amounted to $562,500 at December 31, 2017.

F-26

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Stock Issued for Loan Guaranty

During the year ended December 31, 2017, and in consideration for the continued Guaranty of the Company’s obligations extended under a now terminated line of credit, the Company issued 453,857 shares of its common stock, with a per share value of $0.15 (based on contemporaneous cash sales prices) or $68,078 to Keshif Ventures LLC, a related party, pursuant to a stock purchase agreement. These shares were expensed to interest expense over the term of the Guaranty period. The Company recorded a gain on debt settlement of $172 related to this transaction (See Note 8).

Nonvested Shares

A summary of activity of the nonvested shares as of December 31, 2017 and 2018 is as follows:

	Nonvested Shares	Weighted-Average Grant-Date Fair Value
Nonvested at December 31, 2017	3,750,000	$0.15
Granted	1,500,000	$0.20
Vested	(1,562,500)	$0.15
Forfeited	(750,000)	$0.15
Nonvested at December 31, 2018	2,937,500	$0.17

15.	STOCK OPTIONS AND WARRANTS

On August 10, 2011, the Company’s Board of Directors approved and caused the Company to adopt the Envision Solar International, Inc. 2011 Stock Incentive Plan (the “Plan”), which authorizes the issuance of up to 31,500,000 shares of the Company’s common stock pursuant to the exercise of stock options or other awards granted under the Plan.

In 2008, the Board approved the 2008 equity Incentive Plan, which authorizes 6,108,571 shares under the plan. Exercise rights may not expire more than three months after the date of termination of the employee but may expire in less time as stipulated in the individual grant notice. For disability or death, the optionee or estate will generally have up to twelve months to exercise their options. For certain options the Company may have rights of first refusal for a stipulated period of time, under a separate stock restriction agreement, whereby if the holder exercise the options and then desires to sell the underlying shares, the Company has the right to repurchase such shares at a price to which the holder has agreed to sell them to a third party.

F-27

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Stock Options

The Company follows the provisions of ASC Topic 718, “Compensation – Stock Compensation.” ASC Topic 718 establishes standards surrounding the accounting for transactions in which an entity exchanges its equity instruments for goods or services. ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as options issued under the Company’s Stock Option Plans. The Company’s stock option compensation expense was $111,572 and $220,084 for the years ended December 31, 2018 and 2017, respectively, and there was $6,638 of total unrecognized compensation cost related to unvested options granted under the Company’s options plans as of December 31, 2018. This stock option expense will be recognized through December 2019.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying common stock, expected option life and expected volatility in the market value of the underlying common stock.

From January 1, 2017 through December 31, 2017, the Company issued 645,000 stock options under the plans with a total valuation of $61,632. All of these options have a 10 year term.

From January 1, 2018 through December 31, 2018, the Company issued 707,500 stock options under the plans with a total valuation of $94,204. All of these options have a 10 year term.

We used the following assumptions for options granted in fiscal 2018 and 2017:

	2018	2017
Expected volatility	82.40%	81.05%
Expected term	5 Years	5 Years
Risk-free interest rate	2.59%	1.5%
Expected dividend yield	None	None

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics different from those of its traded stock, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options. The risk free interest rate is based upon quoted market yields for United States Treasury debt securities with a term similar to the expected term. The expected dividend yield is based upon the Company’s history of having never issued a dividend and management’s current expectation of future action surrounding dividends. Expected volatility was based on historical data for the trading of our stock on the open market. The expected lives for such grants were based on the simplified method for employees and directors.

All options qualify as equity pursuant to ASC 815-40-25, “Contracts in Entity’s Own Equity.”

F-28

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Option activity for the years ended December 31, 2018 and 2017 under the 2008 and 2011 Plans are as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2016	19,917,007	$0.25
Granted	645,000	0.16
Exercised	–	–
Forfeited	(1,095,000)	0.19
Expired	(4,250,343)	0.33
Outstanding at December 31, 2017	15,216,664	$0.23
Granted	707,500	0.20
Exercised	–	–
Forfeited	(1,015,000)	0.19
Expired	(88,575)	0.63
Outstanding at December 31, 2018	14,820,589	$0.23
Exercisable at December 31, 2018	14,674,758	$0.23
Weighted average grant date fair value		$0.13

The following table summarizes information about employee stock options outstanding at December 31, 2018:

	Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2018	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable at December 31, 2018	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.13-0.33	14,820,589	4.75 Years	$0.23	$–	14,674,758	$0.23	$–
	14,820,589	4.75 Years	$0.23	$–	14,674,758	$0.23	$–

As the Company’s stock price was lower than the weighted average exercise price at December 31, 2018, there is no aggregate intrinsic value of the options.

Options exercisable have a weighted average remaining contractual life of 4.73 years as of December 31, 2018.

The weighted average grant date fair value of options granted in 2018 and 2017 was $0.13 and $0.10 respectively.

F-29

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Warrants

2018

For the year ended December 31, 2018, as a part of the Company’s private placement, the Company issued 273,333 warrants to the placement agents (See Note 14). These warrants, valued at $26,206, are exercisable for 5 years at an exercise price of $0.15 per share. The Company estimated the fair value of the warrants utilizing the Black-Scholes pricing model. The assumptions used in the valuation of these warrants include volatility of 79.39%, expected dividends of 0.0%, a discount rate of 1.50%, and expected term of 5 years. There was no financial statement accounting effect for the issuance of these warrants as their fair value has been charged to Additional Paid-in-Capital as an offering cost and was offset by a credit to Additional Paid-in-Capital for their fair value when recording the issuance of these warrants.

During the year ended December 31, 2018 as a result of Draw Downs on our Convertible Line of Credit with Lender, the Company issued 407,784 common stock purchase warrants with a total value of $61,282 and each with a $0.1778 exercise price and 3 year term. The Company estimated the fair value of the warrants utilizing the Black-Scholes pricing model. The assumptions used in the valuation of these warrants include volatility of 82.55%, expected dividends of 0.0%, a discount rate of 1.50%, and expected term of 3 years. As a result of this transaction, the Company recorded $50,591 of debt discount consisting of the relative fair value of the warrants which is being amortized to interest expense over the term of the drawdown (See Note 8).

In connection to the issuance of a Note Payable on August 27, 2018, the Company issued 900,000 common stock purchase warrants with a total value of $115,521 and each with a $0.25 exercise price and a 5 year term. The Company estimated the fair value of the warrants utilizing the Black-Scholes pricing model. The assumptions used in the valuation of these warrants include volatility of 82.68%, expected dividends of 0.0%, a discount rate of 2.35%, and expected term of 5 years. As a result of this transaction, the Company recorded $100,102 of debt discount consisting of the relative fair value of the warrants which is being amortized to interest expense over the term of the note (See Note 11).

During the year ended December 31, 2018, 645,067 warrants had expired.

2017

During the year ended December 31, 2017, and as additional consideration for the funding of the Convertible Note payable by the Lender, the Company issued 2,500,000 common stock purchase warrants having a value of $187,142 using the Black-Scholes valuation methodology, and each with a $0.15 exercise price and a three year term (See Note 10). The assumptions used in the valuation of these warrants include volatility of 85.78%, expected dividends of 0.0%, a discount rate of 1.50%, and expected term of 3 years.

During the year ended December 31, 2017 as a result of Draw Downs on our Convertible Line of Credit with the Lender, the Company issued 1,916,667 common stock purchase warrants having a value of $179,612 using the Black-Scholes valuation methodology, and each with a $0.15 exercise price and three year term (See Note 8). The assumptions used in the valuation of these warrants include volatility of 83.67-85.78, expected dividends of 0.0%, a discount rate of 1.50%, and expected term of 3 years.

F-30

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

As of December 31, 2017, related to the Company’s private placement, the company was obligated to issue 223,337 common stock purchase warrants to the placement agents which were issued in 2018. There was no financial statement accounting effect for the issuance of these warrants as their fair value was charged to Additional Paid-in-Capital as an offering cost and offset by a credit to Additional Paid-in-Capital for their fair value when recording the issuance of these warrants.

During the year ended December 31, 2017, 26,831,589 warrants had expired.

Warrant activity for the years ended December 31, 2018 and 2017 are as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2016	28,196,822	$0.17
Granted	4,416,667	0.15
Exercised	–	–
Forfeited	–	–
Expired	(26,831,589)	0.16
Outstanding at December 31, 2017	5,781,900	$0.17
Granted	1,581,117	$0.21
Exercised	–	–
Forfeited	–	–
Expired	(645,067)	0.25
Outstanding at December 31, 2018	6,717,950	$0.17
Exercisable at December 31, 2018	6,717,950	$0.17
Weighted average grant date fair value		$0.13

Warrants exercisable have a weighted average remaining contractual life of 2.22 years as of December 31, 2018.

16.	REVENUES

For each of the identified periods, revenues can be categorized into the following:

	For the year ended December 31,
	2018	2017
Product Sales	$6,144,251	$1,401,103
Maintenance Fees	7,576	7,114
Professional Services	10,575	3,825
Total Revenues	$6,162,402	$1,412,042

F-31

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

At December 31, 2018 and December 31, 2017, deferred revenue amounted to $835,785 and $77,514 respectively. At December 31, 2018, the Company has received an initial deposit to plan and manufacture two Solar Tree® units, and a deposit for two of our new HP EVARC units, in addition to deposits for multi-year maintenance plans for previously sold products. As of December 31, 2018, deferred revenue associated with product deposits are $791,913 and the delivery of such products are expected within the following six months, while deferred maintenance fees amounted to $43,872 and pertain to services to be provided through the second quarter of 2022.

17.	INCOME TAXES

There was no Federal income tax expense for the years ended December 31, 2018 and 2017 due to the Company’s net losses. Income tax expense represents minimum state taxes due.

The blended Federal and State tax rate of 27.98% applies to loss before taxes. The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes, (computed by applying the United States Federal tax rate of 21% to loss before taxes), as follows:

	Year ended December 31,
	2018	2017
Computed “expected” tax expense (benefit)	$(755,744)	$(1,034,086)
State taxes, net of federal benefit	(251,217)	(171,202)
Goodwill impairment and other non-deductible items	(74,120)	643,016
Change in federal tax rates	–	4,145,380
Change in deferred tax asset valuation allowance	1,081,081	(3,583,108)
Income tax expense	$–	$–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, are as follows:

	2018	2017
Deferred tax assets:
Charitable contributions	$2,900	$2,900
Reserve for bad debt	17,805	17,948
Stock options	3,448,014	3,416,792
Deferred Revenue	233,883	–
Depreciation	22,937	6,920
Other	19,661	17,674
Net operating loss carryforward	7,755,622	6,957,507
Total gross deferred tax assets	11,500,822	10,419,741
Less: Deferred tax asset valuation allowance	(11,432,888)	(10,351,807)
Total net deferred tax assets	67,934	67,934

Deferred tax liabilities:
Accrued salaries	(67,934)	(67,934)
Total deferred tax liabilities	(67,934)	(67,934)
Total net deferred taxes	$–	$–

F-32

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

As a result of the Company’s history of incurring operating losses, a full valuation allowance has been established. The valuation allowance at December 31, 2018 was $11,432,888. The increase in the valuation allowance during 2018 was $1,081,081.

At December 31, 2018, the Company has a net operating loss carry forward of $27,714,883 of which $24,862,803 is available to offset future net income through 2037 and $2,852,080 may be carried forward indefinitely subject to IRS defined annual usage limitations. The utilization of the net operating loss carryforwards is dependent upon the ability of the Company to generate sufficient taxable income during the carryforward period. In the event that a significant change in ownership of the Company occurs as a result of the Company’s issuance of common stock, the utilization of the NOL carry forward will be subject to limitation under certain provisions of the Internal Revenue Code. Management does not presently believe that such a change has occurred.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (Act). The Act makes significant modifications to the provisions of the Internal Revenue Code, including but not limited to, a corporate tax rate decrease to 21% effective as of January 1, 2018. The Company’s net deferred tax assets and liabilities have been revalued at the newly enacted U.S. Corporate rate in the year of enactment. The adjustment related to the revaluation of the deferred tax asset and liability balances is a net charge of approximately $4.1 million. This expense is fully offset by a change in valuation allowance. Accordingly, there is no impact on income tax expense as of December 31, 2017 nor 2018.

18.	RELATED PARTY TRANSACTIONS

Accounts Payable and Related Party Vendor Payments

During the year ended December 31, 2017, the Company made cash payments totaling $54,000, and issued 180,000 shares of the Company’s common stock with a total value of $27,000 to GreenCore for professional services provided to the Company as detailed in a March 28, 2014 consulting agreement. There were no balances owed to GreenCore as of December 31, 2017. Jay Potter, our former director at the time of such payments, is the managing member of GreenCore (See Note 14).

Director Compensation

On or about December 31, 2016, Mr. Jay S. Potter, Mr. Tony Posawatz, and Mr. Peter Davidson, all directors of the Company, each entered into an Amendment to their Restricted Stock Agreement with the Company (each an “Amendment”). Pursuant to their Amendments, each director agreed to terminate his rights to unvested restricted shares of the Company’s common stock under their previous respective Restricted Stock Agreements, in consideration for which the Company granted to each director 750,000 restricted shares of the Company’s common stock, vesting 1/36 per month over a 36 month period commencing on the date of grant, issuable quarterly on the last day of each calendar quarter (the first vesting is scheduled to occur on January 31, 2017 and be for 20,833 shares and the first issuance is scheduled to occur on March 31, 2017 and be for 62,499 shares) so long as each director serves as a director, employee, consultant or officer of the Company at the time of scheduled vesting. The Company may also grant an additional 750,000 restricted shares of the Company’s common stock to each director to vest in the future from time to time, based on their achieving certain performance criteria to be agreed upon by the Board of Directors after discussion with senior management at a future date.

During the year ended December 31, 2017, the Company released 750,000 shares of common stock with a per share fair value of $0.15, or $112,500 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective Restricted Stock Grant Agreements. The payments were expensed at issuance (See Note 14).

F-33

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

During the year ended December 31, 2018, the Company released and issued a total of 625,000 vested shares of common stock (related to previous years grants to each of three directors of 750,000 shares which vest on a pro rata basis over a three year period), with a per share fair value of $0.15, or $93,750 (based on the market price at the time of the agreement), to three directors for their service as defined in their respective Restricted Stock Grant Agreements (See Note 14). The $93,750 was expensed during the year ended December 31, 2018.

Effective March 27, 2018, based on authorization initially approved by the Board of Directors on December 19, 2017, and confirmed by resolutions adopted by the Board on March 27, 2018, the Company granted a total of 750,000 shares of common stock with a per share value of $0.15 per share (based on the market price at the time of the agreement), or $112,500, split between three directors for performance of their duties.  These shares are being issued from a pool of 750,000 shares of common stock for each director of previously authorized restricted stock grant awards for performance that are awarded if specific performance criteria are achieved or the Board authorizes their award and vesting by specific resolutions (See Note 14). These shares were immediately expensed.

On July 19, 2018, Mr. Jay S. Potter resigned as a director of Envision Solar International, and the Company accepted Mr. Potter’s resignation effective on the same date. In recognition of Mr. Potter’s long and valuable service to the Company, the Board of Directors authorized the immediate vesting and issuance to Mr. Potter of the balance of the nonperformance restricted stock award scheduled to be issued to him through December 31, 2018. As such, the Company released and issued a total of 125,000 vested shares of common stock with a per share fair value of $0.15, or $18,750 (based on the market price at the time of the agreement), which was expensed on July 19, 2018 (See Note 14).

On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of the Company effective August 22, 2018. Mr. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee. In consideration for Mr. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 1,500,000 restricted shares of its common stock to him, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement, including but not limited to the following vesting schedule: 62,500 shares per quarter, prorata, over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 62,500 shares on December 31, 2018 and the last release will be of 62,500 shares on September 30, 2021; and 750,000 shares based on the achievement by the Company of certain performance goals in accordance with the Agreement. During the year ended December 31, 2018, the Company released and issued a total of 62,500 vested shares of common stock to Mr. Schweitzer with a per share fair value of $0.20, or $12,500 (based on the market price at the time of the agreement), for his service as defined in his respective Restricted Stock Grant Agreement. The $12,500 was expensed during the year ended December 31, 2018 (See Note 14).

Stock Issued for Loan Guaranty and Cash Sales

During the year ended December 31, 2017, and in consideration for the continued Guaranty of the Company’s obligations extended under a now terminated line of credit, the Company issued 453,857 shares of its common stock, with a per share value of $0.15 (based on contemporaneous cash sales prices) or $68,078 to Keshif Ventures LLC, a related party, pursuant to a stock purchase agreement. These shares were expensed to interest expense over the term of the Guaranty period. Additionally, during the year ended December 31, 2017, pursuant to a private placement, the Company issued 1,333,333 shares of common stock for cash, with a per share price of $0.15 per share or $200,000 to Keshif (See Note 8).

F-34

ENVISION SOLAR INTERNATIONAL INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Convertible Notes Payable to Related Parties

On October 18, 2016, the Company entered into a five year employment agreement, effective as of January 1, 2016, with Mr. Desmond Wheatley, the Chief Executive Officer, President, and Chairman of the Company (the “Agreement”). Pursuant to the Agreement, Mr. Wheatley will receive an annual deferred salary of $50,000 which Mr. Wheatley will defer until such time as Mr. Wheatley and the Board of Directors agree that payment of the deferred salary and/or cessation of the deferral is appropriate. Additionally, on March 29, 2017 the board of directors granted Mr. Wheatley a $35,000 bonus for which Mr. Wheatley agreed to defer such bonus under the same terms of his salary deferral. All deferred amounts are evidenced by an unsecured convertible promissory note payable by the Company to Mr. Wheatley. The balance of the note as of December 31, 2017 is $135,000. The balance of the note as of December 31, 2018, net of discount amounting to $7,749, is $177,251, with accrued and unpaid interest amounting to $28,220 which is included in accrued expenses (See Notes 7 and 9). This Note is classified as short term as of December 31, 2017 and long term as of December 31, 2018 on the accompanying consolidated balance sheet.

Effective as of February 15, 2017, the Company received conversion notices from all the current note holders effecting the conversion of the entire principal balance of a convertible note outstanding and owed by the Company amounting to $600,000 and accrued and unpaid interest, as of February 15, 2017, amounting to $104,709. The Company issued 4,698,060 shares of common stock at the contracted conversion price of $0.15 per share, to retire the entirety of this convertible note. Of these shares, 2,315,940 shares were issued to Keshif Ventures, LLC.

19.	SUBSEQUENT EVENTS

The Note Payable with Gemini Special Operations Fund, LP became due as of February 28, 2019 and thus is in technical default (See Note 11). However, effective that date, an oral forbearance agreement was granted by lender for any defaults, confirmed in writing, and is meant to be in effect until the Lender and the Company complete an amendment extending the maturity date of the note, or the note is sooner repaid by the Company.

F-35

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Envision. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

Until [_________], 2019 (___ days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ENVISION SOLAR INTERNATIONAL, INC.

1,111,111 UNITS, EACH UNIT COMPRISED OF

ONE SHARE OF COMMON STOCK AND ONE WARRANT

TO PURCHASE ONE SHARE OF COMMON STOCK

____________________________

PROSPECTUS

____________________________

Sole Book Running Manager

Maxim Group LLC

Co-Manager

Joseph Gunnar & Co.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offer of the common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,934
Legal fees and expenses	400,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous fees and expenses	50,000
Total	$507,934

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions, or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. Under current Nevada law, directors and officers would remain liable for: (i) acts or omissions which constitute a breach of fiduciary duty and which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

Insofar as an indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Set forth below in reverse chronological order is information regarding the number of shares of capital stock issued by us since April 1, 2015 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

On December 31, 2018, the Company issued 3,750 shares of common stock among its three independent directors, which vested on December 31, 2018 pursuant to their restricted stock award agreements.

During the year ended December 31, 2018 pursuant to private placements, the Company issued 38,667 shares of common stock for cash with a per share price of $7.50 per share or $290,000 and the Company incurred $12,000 of capital raising fees that were paid in cash and charged to additional paid-in capital.

II-1

During the year ended December 31, 2018, the Company released and issued a total of 12,500 vested shares of common stock, with a per share fair value of $7.50, or $93,750 (based on the market price as of the date of each restricted stock grant agreement, among three directors pursuant to their respective restricted stock grant Agreements.

During the year ended December 31, 2018, as a part of the Company’s private placement, the Company issued 5,467 warrants to the placement agents. These warrants, valued at $26,206, are exercisable for five years from the effective date of issuance at an exercise price of $7.50 per share. The Company estimated the fair value of the warrants utilizing the Black-Scholes pricing model.

During the year ended December 31, 2018 as a result of Draw Downs on our Convertible Line of Credit with Lender, the Company issued 8,156 common stock purchase warrants with a total value of $61,282 and each with a $8.89 exercise price and exercisable for a three year period from the effective date of issuance. The Company estimated the fair value of the warrants utilizing the Black-Scholes pricing model.

On September 30, 2018, the Company issued 2,500 shares of common stock among its three independent directors, which vested on September 30, 2018 pursuant to their restricted stock award agreements.

On September 30, 2018, the Company issued 2,500 shares of common stock to a retiring director under his restricted stock award agreement.

On July 19, 2018, Mr. Jay S. Potter resigned as a director of Envision Solar International, and the Company accepted Mr. Potter’s resignation effective on the same date. In recognition of Mr. Potter’s long and valuable service to the Company, the Board of Directors authorized the immediate vesting and issuance to Mr. Potter of the balance of the nonperformance based restricted stock award scheduled to be issued to him through December 31, 2018. As such, the Company released and issued a total of 2,500 vested shares of common stock with a per share fair value of $7.50, or $18,750 (based on the market price as of the date of the restricted stock grant agreement).

On August 27, 2018, the Company issued 900,000 common stock purchase warrants exercisable at an exercise price of $0.15 per share for a period of three years from the date of grant to a lender in connection that certain unsecured promissory note, dated August 27, 2018. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of the Company effective August 22, 2018. Mr. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee. In consideration for Mr. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 30,000 restricted shares of its common stock to him, subject to the terms and conditions set forth in a restricted stock grant agreement, including but not limited to the following vesting schedule: 1,250 shares per quarter, prorata, over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 1,250 shares on December 31, 2018 and the last release will be of 1,250 shares on September 30, 2021; and 15,000 shares based on the achievement by the Company of certain performance goals in accordance with his restricted stock grant agreement. During the year ended December 31, 2018, the Company released and issued a total of 1,250 vested shares of common stock to Mr. Schweitzer with a per share fair value of $10.00, or $12,500 (based on the market price as of the date of the agreement), for his service as defined in his respective restricted stock grant agreement. The grant was made pursuant Rule 506(b) of Regulation D of the Securities Act.

On February 20, 2018, the Company issued 8,156 common stock purchase warrants exercisable at an exercise price of $7.50 per share for a period of three years from the date of grant to an unaffiliated lender (the “Lender”) in connection with a drawdown on that certain revolving secured convertible promissory note with the Lender (the “Revolver”). These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

II-2

Effective March 27, 2018, based on authorization initially approved by the Board of Directors on December 19, 2017, and confirmed by resolutions adopted by the Board on March 27, 2018, the Company authorized the vesting and issuance of a total of 15,000 shares of common stock with a per share value of $7.50 per share (based on the market price at the time of their restricted stock grant agreement), or $112,500, among three directors pursuant to their restricted stock grant agreements which authorized vesting upon the achievement of specific performance criteria by resolution of the Board authorizing their award and vesting.

From March 17, 2017 to February 15, 2018, pursuant to a private placement of the Company’s common stock, the Company issued 351,334 shares of common stock for cash at a price of $7.50 per share or $2,635,000 (the “2017-2018 CPPM”). These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On January 10, 2018, the Company issued 5,467 common stock purchase warrants exercisable at an exercise price of $7.50 per share for a period of five years from the date of grant to one placement agent who assisted the Company with its 2017-2018 CPPM. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On December 21, 2017, the Company granted 12,900 stock options to purchase 12,900 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, to thirteen employees, exercisable at an exercise price of $8.00 per share for a period of ten years from the date of grant and vesting on the date of grant. These stock options were issued pursuant to Rule 506(b) of Regulation D of the Securities Act.

On December 19, 2017, the Company granted to each of its three non-employee directors for performance of their duties 15,000 shares of unvested restricted common stock with a per share value of $7.50 per share (based on contemporaneous cash sales prices), or $112,500, pursuant to restricted stock agreements. On March 27, 2018, the board declared that a total of 15,000 of these shares had vested. The grants were made pursuant Rule 506(b) of Regulation D of the Securities Act.

On October 24, 2017, the Company issued 500,000 common stock purchase warrants exercisable at an exercise price of $0.15 per share for a period of three years from the date of grant to the Lender in connection with a drawdown on the Revolver. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On October 4, 2017 (effective as of September 25, 2017), the Company issued 4,392 shares of common stock, with a per share value of $7.50 or $32,933, to Keshif Ventures LLC, a related party (“Keshif”), in consideration for its continued guaranty of the Company’s obligations extended under a line of credit pursuant to a stock purchase agreement. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On September 25, 2017, the Company issued 28,334 common stock purchase warrants exercisable at an exercise price of $7.50 per share for a period of three years from the date of grant to the Lender in connection with a drawdown on the Revolver. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On September 18, 2017, as additional consideration for the funding of that certain convertible note with Lender, the Company issued 50,000 common stock purchase warrants exercisable at an exercise price of $7.50 per share for a period of three years from the date of grant to the Lender. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On July 17, 2017 (effective as of June 30, 2017), the Company issued 3,600 shares of the Company’s common stock with a blended per share fair value of $7.50 (based on an average market value of the stock when earned as defined in the agreement) or $27,000 to GreenCore Capital LLC, an affiliate of one of our directors (“GreenCore”), in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

II-3

On May 2, 2017 (effective as of April 29, 2017), the Company issued 4,687 shares of common stock, with a per share value of $7.50 or $35,145, to Keshif in consideration for its continued guaranty of the Company’s obligations extended under a line of credit pursuant to a stock purchase agreement. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On April 3, 2017 (effective as of March 15, 2017), the Company issued 300 shares of the Company’s common stock with a per share fair value of $7.50 or $2,250 as payment for professional services provided by one consultant to the Company. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

Effective as of February 15, 2017, the Company issued 4,698,060 shares of common stock to one noteholder pursuant to the conversion of a note payable with a principal balance of $600,000 plus accrued and unpaid interest of $104,709 at a conversion price of $0.15 per share, or $704,709. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act

As of December 31, 2016, the Company’s board of directors approved a modified compensation program, effective January 1, 2017, for all non-employee directors pursuant to which each of the Company’s three non-executive directors received 15,000 unvested restricted shares of common stock, pursuant to a restricted stock grant agreement (each a “New RSGA”). Each director’s restricted shares of common stock vest 1,250 shares per quarter over a 36 month period commencing on March 31, 2017, provided such director is still serving as a director of the Company on date of each vesting. Each director that had any prior agreements with the Company regarding unvested restricted shares agreed to terminate all rights to such unvested restricted shares and to terminate all such prior agreements. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act. During the year ended December 31, 2017, 15,000 shares of common stock vested under the New RSGAs with a per share fair value of $7.50, or $112,500 (based on the market price at the time of the agreements),

On December 19, 2016, the Company granted 8,600 stock options to purchase 8,600 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, to eleven employees, exercisable at an exercise price of $7.50 per share for a period of ten years from the date of grant, of which 1,000 options vested on the date of grant and the remaining 7,600 options vest over three years on a quarterly basis. These options were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On December 12, 2016 (effective as of November 20, 2016), the Company issued 2,950 shares of common stock, with a per share value of $7.50 or $22,123, to Keshif in consideration for its continued guaranty of the Company’s obligations extended under a line of credit pursuant to a stock purchase agreement. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

From February 24, 2016 to November 2, 2016, pursuant to a private placement of the Company’s common stock, the Company issued 242,667 shares of common stock for cash at a price of $7.50 per share or $1,820,000 to eleven investors (the “2016-2017 CPPM”). These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On November 27, 2016, the Company issued 5,834 common stock purchase warrants exercisable at an exercise price of $7.50 per share for a period of five years from the date of grant to one placement agent who assisted the Company with its 2016-2017 CPPM. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On October 18, 2016, the Company granted 87,000 stock options to purchase 87,000 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, to Desmond Wheatley, our chief executive officer, exercisable at an exercise price of $7.50 per share for a period of ten years from the date of grant, vesting as follows: 29,000 on October 18, 2016, 29,000 on January 1, 2017, and 29,000 on January 1 2018. These options were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

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On October 18, 2016, the Company issued 10,000 shares of the Company’s common stock with a per share fair value of $7.50 or $150,000 as payment for professional services provided by one consultant to the Company. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On October 3, 2016 (effective as of September 30, 2016), the Company issued 3,294 shares of the Company’s common stock with a blended per share fair value of $7.885 (based on an average market value of the stock when earned as defined in the agreement) or $25,969 to GreenCore in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On September 8, 2016, the Company issued 15,000 unvested restricted shares of common stock to one non-employee director pursuant to a restricted stock grant agreement. The restricted shares of common stock vest 1,250 shares per quarter over a 36 month period commencing on September 30, 2016, provided such director is still serving as a director of the Company on date of each vesting. As of December 31, 2016, 2,500 shares were vested and the remaining 12,500 unvested restricted shares were cancelled due to this director’s New RSGA.

On September 1, 2016, the Company issued 10,000 shares of the Company’s common stock with a per share fair value of $7.50 or $150,000 as payment for professional services provided by one consultant to the Company. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On July 13, 2016 (effective as of June 30, 2016), the Company issued 3,418 shares of the Company’s common stock with a blended per share fair value of $7.50 (based on an average market value of the stock when earned as defined in the agreement) or $25,634 to GreenCore in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On March 10, 2016 (effective as of February 29, 2016), the Company issued 2,572 shares of the Company’s common stock with a blended per share fair value of $7.00 (based on an average market value of the stock when earned as defined in the agreement) or $18,000 to GreenCore in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On February 19, 2016, the Company issued 20,000 unvested restricted shares of common stock to one non-employee director pursuant to a restricted stock grant agreement. The restricted shares of common stock vest 556 shares per month over a 36 month period commencing on March 31, 2016, provided such director is still serving as a director of the Company on date of each vesting. As of December 31, 2016, 6,112 shares were vested and the remaining 13,889 unvested restricted shares were cancelled due to this director’s New RSGA.

On February 12, 2016, the Company issued 20,000 unvested restricted shares of common stock to each of two non-employee directors pursuant to a restricted stock grant agreement. The restricted shares of common stock vest 16,667 shares per quarter over a 36 month period commencing on September 30, 2016, provided such director is still serving as a director of the Company on date of each vesting. As of December 31, 2016, 6,667 shares were vested and 13,334 unvested restricted shares were cancelled due to one director’s New RSGA and 5,000 were vested and 15,000 unvested restricted shares were cancelled due to the other director leaving the board.

On February 12, 2016, the Company granted 12,000 stock options to purchase 12,000 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, to three directors, 8,000 options of which are exercisable at an exercise price of $6.25 per share for a period of ten years from the date of grant and 4,000 options of which are exercisable at an exercise price of $6.875 per share for a period of five years from the date of grant. All of these options vested on the date of grant. These options were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

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From July 14, 2015 to November 2, 2015, pursuant to a private placement of the Company’s common stock, the Company issued 108,667 shares of common stock for cash at a price of $7.50 per share or $815,000 to six investors (the “2016-2017 CPPM”). These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

Effective as of October 31, 2015, the Company issued 11,429 shares of common stock, with a per share value of $7.50 or $85,714, to Keshif in consideration for its continued guaranty of the Company’s obligations extended under a line of credit pursuant to a stock purchase agreement. These warrants were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On October 6, 2015 (effective as of September 30, 2015), the Company issued 3,418 shares of the Company’s common stock with a blended per share fair value of $7.90 (based on an average market value of the stock when earned as defined in the agreement) or $26,945 to GreenCore in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On April 7, 2015, the Company granted 3,000 stock options to purchase 150,000 shares of the Company’s common stock pursuant to the Company’s 2011 Stock Incentive Plan, to two employees, exercisable at an exercise price of $6.50 per share for a period of ten years from the date of grant and vesting over four years on a monthly basis, commencing on the date of grant. These options were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

On April 7, 2015 (effective as of March 31, 2015), the Company issued 4, 052 shares of the Company’s common stock with a blended per share fair value of $6.665 (based on an average market value of the stock when earned as defined in the agreement) or $26,942 to GreenCore in consideration for professional services provided pursuant to the terms of a consulting agreement. These shares were issued pursuant Rule 506(b) of Regulation D of the Securities Act.

Equity Compensation Plans

2008 Stock Option Plan

On February 12, 2010, in connection with our reverse merger with Envision CA, we adopted the 2008 Stock Option Plan of Envision CA (the “2008 Plan”) pursuant to which 1,220,172 shares of Envision CA common stock were reserved for issuance as awards to employees, directors, consultants and other service providers. The purpose of the 2008 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. Under the 2008 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code and non-qualified stock options. The incentive stock options may only be granted to employees. Nonstatutory stock options may be granted to employees, directors and consultants. The 2008 Plan, which we believe was ratified by the shareholders, is being administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors. On a post-Merger basis, 30,562 stock options have been granted to date and remain outstanding under the 2008 Plan. No future stock options will be granted under this plan.

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2011 Stock Incentive Plan

On August 10, 2011, in order to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success, the Company, through its Board of Directors, adopted a new equity incentive plan (the "2011 Plan"), pursuant to which 600,000 shares plus annual increases as defined in the plan, amounting to a cumulative increase of 30,000 as of December 31, 2018, making 630,000 allowable for issuance as awards to employees, directors, consultants and other service providers. Under the 2011 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code and non-qualified stock options. The incentive stock options may only be granted to employees. Nonstatutory stock options may be granted to employees, directors and consultants. The 2011 Plan is administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors. The 2011 Plan was ratified by our shareholders in 2012. To date, 26,585 stock options have been granted and remain outstanding under the 2011 Plan.

Incentive Plan Awards

From January 1, 2018 through December 31, 2018, the Company issued a total of 14,150 stock options under the 2011 Plan, which were issued to thirteen of its employees.

The following table sets forth certain information regarding our 2008 Plan and 2011 Plan as of December 31, 2018:

Number of securities to be issued upon exercise of outstanding stock options	Weighted-average exercise price of outstanding stock options	Number of securities remaining available for future issuance under equity compensation plans

296,412	$11.50	364,150

Director Compensation Program

Effective December 31, 2016, the Board approved a compensation program, effective January 1, 2017, for non-executive (non-employee) directors pursuant to which each director will receive up to 30,000 restricted shares of common stock, pursuant to a restricted stock grant agreement (“New Program RSA”), 15,000 shares of which will vest 1/12 on the last day of each calendar quarter over a three year period, for so long as such director serves as a director of the Company, and 15,000 shares of which will vest upon the achievement by the Company of certain performance goals in accordance with the New Program RSA or by resolution of the Board of Directors. New directors will receive up to 30,000 restricted shares of common stock pursuant to a restricted stock grant agreement (“RSA”) on the date on which such new director is named, 15,000 shares of which will vest 1/12 on the last day of each calendar quarter over a three year period for so long as such director serves as a director of the Company, and 750,000 shares of which will vest upon the achievement by the Company of certain performance goals in accordance with the RSA or by resolution of the Board of Directors.

For the year ended December 31, 2018, the Company issued a total of 31,250 shares of common stock to four directors for their 2018 service pursuant to their respective RSAs.

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Item 16. Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement (19)
2.1	Agreement of Merger and Plan of Reorganization, dated February 10, 2010, by and among Casita Enterprises, Inc., ESII Acquisition Corp. and Envision Solar International, Inc. (1)
3.1	Articles of Incorporation (2)
3.1.2	Amendment to Articles of Incorporation (19)
3.2	Bylaws (2)
3.3	Amendment to Bylaws (5)
4.1	Form of Warrant issued to SFE VCF, LLC (11)
4.2	Form of Investor Warrant *
4.3	Warrant Agency Agreement by and between Envision Solar International, Inc. and Corporate Stock Transfer, Inc. (19)
4.4	Form of Representative Warrant (15)
4.5	Form of Warrant issued to bridge lender on August 27, 2018 (13)
4.6	Form of Warrant for Bridge Refinance Convertible Secured Promissory Note (17)
5.1	Form of Opinion of Weintraub Tobin Chediak Coleman Gordon Law Corporation as to the legality of the securities being registered*
10.1	2011 Stock Option Plan of Envision Solar International, Inc., dated as of August 10, 2011 (3)
10.2	10% Subordinated Convertible Promissory Note, dated December 17, 2009, issued to John Evey (1)
10.3	Amended and Restated 10% Subordinated Convertible Promissory Note, dated as of December 31, 2010, issued to John Evey (1)
10.4	Consulting Agreement with GreenCore Capital LLC, dated March 28, 2014 (4)
10.5	Loan and Security Agreement by and among Silicon Valley Bank, Envision Solar International, Inc., and Envision Construction, Inc., dated October 30, 2015 (6)

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10.6	Supplement to Master Unconditional Limited Guarantee for the benefit of Silicon Valley Bank by Keshif Ventures, LLC, dated October 30, 2015 (6)
10.7	Subordination Agreement by and between Keshif Ventures, LLC and Silicon Valley Bank, dated October 30, 2015 (6)
10.8	Stock Purchase Agreement by and between Envision Solar International, Inc. and Keshif Ventures, LLC, dated October 30, 2015 (6)
10.9	Loan Guaranty Side Letter by Envision Solar International, Inc. to Keshif Ventures, LLC, dated October 30, 2015 (6)
10.10	Note Settlement and General Release Agreement, by and between Envision Solar International, Inc. and Robert Noble, dated January 20, 2016 (7)
10.11	Restricted Stock Grant Agreement by and between Envision Solar International, Inc. and Peter Davidson, dated September 8, 2016 (8)
10.12	Employment Agreement by and between Envision Solar International, Inc. and Desmond Wheatley, effective as of January 1, 2016 (9)
10.13	Amendment to Restricted Stock Agreement between the Company and Jay S. Potter, dated December 31, 2016 (10)
10.14	Restricted Stock Agreement between the Company and Jay S. Potter, dated December 31, 2016 (10)
10.15	Amendment to Restricted Stock Agreement between the Company and Anthony Posawatz, dated December 31, 2016 (10)
10.16	Restricted Stock Agreement between the Company and Anthony Posawatz, dated December 31, 2016 (10)
10.17	Amendment to Restricted Stock Agreement between the Company and Peter Davidson, dated December 31, 2016 (10)
10.18	Restricted Stock Agreement between the Company and Peter Davidson, dated December 31, 2016 (10)
10.19	Revolving Convertible Promissory Note, dated September 18, 2017 (11)
10.20	Convertible Secured Promissory Note, dated September 18, 2017 (11)
10.21	Security Agreement -Purchase Order Financing, dated September 18, 2017 (11)
10.22	Security Agreement – Convertible Secured Promissory Note, dated September 18, 2017 (11)
10.23	Agreement by Envision Solar International, Inc. with the State of California, dated as of June 12, 2015 (14)
10.24	Agreement by Envision Solar International, Inc. with the City of New York, dated as of April 17, 2017 (14)
10.25	Restricted Stock Award Agreement for Robert C. Schweitzer, dated August 22, 2018 (12)
10.26	Promissory Note for bridge loan, dated August 27, 2018 (13)
10.27	Agreement by Envision Solar International, Inc. with the State of California, dated June 22, 2018 (14)
10.28	Securities Purchase Agreement for the bridge loan, dated August 27, 2018 (13)
10.29	Amendment to Employment Agreement for Desmond Wheatley, effective as of January 1, 2016 (14)
10.30	Promissory Note for Deferred Compensation of Desmond Wheatley, dated effective January 15, 2016 (14)
10.31	Agreement by Envision Solar International, Inc. with the City of Pittsburg, dated November 7, 2017 (14)
10.32	Amended and Restated Restricted Stock Award Agreement by and between the Company and Robert C. Schweitzer, dated as of August 22, 2018. (17)
10.33	Amended and Restated Restricted Stock Award Agreement by and between the Company and Peter Davidson, dated as of December 31, 2016. (17)
10.34	Amended and Restated Restricted Stock Award Agreement by and between the Company and Anthony Posawatz, dated as of December 31, 2016. (17)
10.35	Amendment to Promissory Note with SFE VCF, LLC, dated December 1, 2018 (17)
23.1	Consent of Salberg & Company, P.A.*
23.2	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation (included in Exhibit 5.1) *
24.1	Power of Attorney (contained on Page II-12 hereof.)

101.INS	XBRL Instance Document (previously filed)
101.SCH	XBRL Schema Document (previously filed)
101.CAL	XBRL Calculation Linkbase Document (previously filed)
101.DEF	XBRL Definition Linkbase Document (previously filed)
101.LAB	XBRL Labels Linkbase Document (previously filed)
101.PRE	XBRL Presentation Linkbase Document (previously filed)

* Filed with this Pre-Effective Amendment No. 9 to the Registration Statement on Form S-1, dated April 11, 2019.

(1)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated February 12, 2010.
(2)	Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated November 2, 2007.
(3)	Incorporated by reference to the Form 10-Q filed with the Securities and Exchange Commission, dated August 15, 2011.
(4)	Incorporated by reference to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 31, 2014.
(5)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated July 16, 2014.
(6)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated November 5, 2015.
(7)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated January 26, 2016.
(8)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated September 14, 2016.
(9)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated October 20, 2016.
(10)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated January 6, 2017.
(11)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated September 18, 2017.
(12)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated August 22, 2018.
(13)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission, dated August 27, 2018.
(14)	Filed with Pre-Effective Amendment Number One to the Registration Statement on Form S-1, dated September 21, 2018.
(15)	Filed with Pre-Effective Amendment Number Two to the Registration Statement on Form S-1, dated November 14, 2018, or herewith.
(16)	Incorporated by reference to the Form 10-K filed with the Securities and Exchange Commission, dated March 20, 2019.
(17)	Filed with Pre-Effective Amendment Number Three to the Registration Statement on Form S-1, dated March 22, 2019.
(18)	Filed with Pre-Effective Amendment Number Four to the Registration Statement on Form S-1, dated March 25, 2019.
(19)	Filed with Pre-Effective Amendment Number Six to the Registration Statement on Form S-1, dated April 4, 2019.
(20)	Filed with Pre-Effective Amendment Number Eight to the Registration Statement on Form S-1, dated April 9, 2019.

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Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-10

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 11, 2019.

ENVISION SOLAR INTERNATIONAL, INC.

By: /s/Desmond Wheatley
Desmond Wheatley, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints Desmond Wheatley, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ Desmond Wheatley	Dated: April 11, 2019

Desmond Wheatley, Chairman of the Board and Chief

Executive Officer (Principal Executive Officer)

By: /s/ Chris Caulson	Dated: April 11, 2019

Chris Caulson, Chief Financial Officer (Principal

Financial and Accounting Officer)

By: *	Dated: April 11, 2019

Robert C. Schweitzer, Director

By: *	Dated: April 11, 2019

Peter Davidson, Director

By: *	Dated: April 11, 2019

Anthony Posawatz, Director

* By: /s/ Desmond Wheatley	Dated: April 11, 2019

Desmond Wheatley

Attorney-in-fact

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